EXHIBIT 2
CANADA MORTGAGE AND HOUSING CORPORATION
2007 ANNUAL REPORT

BUILDING ON INNOVATION

CANADA MORTGAGE AND HOUSING CORPORATION

ANNUAL REPORT 2007

TABLE OF CONTENTS

Our Mandate, Our Public Policy Objectives, Our Values	I
Inside Cover:
Our Tools
Our Key Accomplishments in 2007

Business Highlights and Outlook	II

Building on our Mission
Message from the Chairperson	2
Message from the President	4

Building on our Vision
Stories of our Success in Innovation	8

Building on the Public’s Trust
Corporate Governance	18

Building on our Values
Internal Services	26

Building on our Performance
Management Discussion and Analysis	29

Financial Statements	53

Glossary and Definitions of Select CMHC Performance Measures	91

CMHC Board of Directors	94

CMHC Management	95

CMHC Offices	96
Forward-Looking Statements
CMHC’s Annual Report contains forward-looking statements regarding objectives, strategies and expected financial results. There are risks and uncertainties beyond the control of CMHC that include, but are not limited to, economic, financial and regulatory conditions nationally and internationally. These factors, among others, may cause actual results to differ substantially from the expectations stated or implied in the forward-looking statements.
Canada Mortgage and Housing Corporation supports the Government of Canada policy on access to information for people with disabilities. If you wish to obtain this publication in alternative formats, call 1-800-668-2642.
Ce rapport est aussi disponible en français.

OUR TOOLS
WE WERE ENGAGED IN A WIDE VARIETY OF ACTIVITIES IN 2007 AIMED AT HELPING CANADIANS ACCESS SOUND AND AFFORDABLE HOUSING.
CMHC’s programs, products and services help Canadians whether they are in need of assistance or whether they are seeking to meet their own housing needs in the marketplace. Many of our activities support the well-being of the housing sector in order to improve the availability and choice of housing for Canadians while safeguarding the environment:
•	Subsidies for low-income housing under long-term commitments

•	Non-profit housing and market-based housing finance solutions for on-reserve Aboriginal Canadians

•	Renovation programs, most of which are available on and off reserve - the Residential Rehabilitation Assistance Program (RRAP), the Emergency Repair Program (ERP), Home Adaptations for Seniors’ Independence (HASI), and the Shelter Enhancement Program (SEP)

•	Financial assistance through the Affordable Housing Initiative (AHI) to support housing programs designed and delivered by provinces and territories

•	The CMHC Affordable Housing Centre provides advice and expertise as well as Seed Funding and Proposal Development Funding that help in the early stages of developing an affordable housing project

•	Direct Lending to non-profit housing groups at the best possible interest rates in order to decrease the cost of public subsidies

•	A range of mortgage loan insurance (MLI) products for both homeownership and rental loans

•	The National Housing Act Mortgage-Backed Securities (NHA MBS) program and Canada Mortgage Bonds (CMBs) to enhance the supply of low-cost funds for mortgage lending

•	Wide-ranging research and information transfer on housing quality and needs, including the promotion of sustainable housing technologies

•	Market analysis

•	Export promotion and international consulting services
     Also see Glossary for additional details on CMHC’s programs, products and services, or consult our Web site at www.cmhc.ca

OUR KEY ACCOMPLISHMENTS IN 2007
IN ADDITION TO OUR FINANCIAL RESULTS, WE ARE PROUD OF OUR MANY OTHER SUCCESSES THIS YEAR.
Objective 1: Help Canadians in Need
We help Canadians in need to access affordable, sound and suitable housing.
•	Provided $1.7 billion in funding to assist some 626,000 lower-income households access affordable and suitable housing.

•	Announced a $300-million First Nations Market Housing Fund that will provide access to financing on-reserve for home purchase or renovations.

•	Over 19,000 homes, rental units and temporary shelters for victims of family violence benefited from CMHC funding towards repairs or alterations.

•	Over 5,000 units developed under the federal $1-billion Affordable Housing Initiative (AHI) in 2007. The AHI will result in the creation of some 44,000 units over its duration. Another 3,154 affordable housing units facilitated largely without federal subsidy assistance, through the provision of information and advice by CMHC’s Affordable Housing Centre.
Objective 2: Facilitate Access to More Affordable, Better Quality Housing for All Canadians
Our commercial mortgage loan insurance and securitization products help Canadians throughout the country to access low-cost financing. We are also a major source of housing market information and research, which contributes to informed decision-making and improvements in housing quality.
•	Helped Canadians access home financing. Over 800,000 mortgage loan insurance approvals. 37% of approvals were for loans which are under-served or not served by private mortgage loan insurers.

•	Launched enhanced mortgage loan insurance products that facilitate access to insured financing for self-employed borrowers and for small rental property owners.

•	Helped ensure the supply of low-cost funds for mortgage lending. Enabled multi-family property loans to be securitized through the Canada Mortgage Bond (CMB) program creating access to lower-cost financing for rental accommodation.
Objective 3: Ensure the Canadian Housing Finance System Remains One of the Best in the World
We promote sustainable housing practices and support the continued evolution of Canada’s housing system. We assist the Canadian housing industry export its products and services.
•	Initiated the construction of seven EQuilibrium Healthy Housing Initiative demonstration homes featuring new approaches to sustainable housing in Canada. Promoted sustainable community development practices and other environmentally-friendly housing solutions.

•	Promoted Canada’s world-class housing products, services and systems internationally, facilitating export sales of over $105 million. Provided CMHC expertise in housing finance leading to the launch of a mortgage loan insurance company in Jordan which will facilitate housing finance in that country.

CANADA MORTGAGE AND HOUSING CORPORATION     I     I
OUR MANDATE
The promotion of:
•	housing affordability and choice;

•	the availability of low-cost financing; and

•	the well-being of the housing sector.
OUR PUBLIC POLICY OBJECTIVES
1. Help Canadians in Need
2. Facilitate Access to More Affordable, Better Quality Housing for All Canadians
3. Ensure the Canadian Housing System Remains One of the Best in the World
OUR VALUES
We lead by example, we honour our obligations, and are committed to:
Serving the Public Interest
As stewards of the public trust we serve with fairness, impartiality and objectivity. All of our activities, including those that are commercial in nature, are carried out in support of our public policy objectives. Our actions are inspired by a respect for human dignity and the value of every person.
Achieving Business Excellence
We exercise the highest standards of competence, trustworthiness and prudence in conducting our business relationships and in managing the financial, physical, and human resources entrusted to our care. We encourage learning, innovation and personal initiative to continuously improve the way we do business and achieve the best possible results for the Canadian public.
Building a Workplace Community
We practice mutual respect and honesty in our working relationships. We help each other to achieve the goals of the team and the organization, and to maintain a healthy balance between our CMHC work and the other parts of our lives.
We willingly explain our actions so that we may hold ourselves, and each other, accountable for living these values in the workplace.

II     I     CANADA MORTGAGE AND HOUSING CORPORATION
BUSINESS HIGHLIGHTS AND OUTLOOK
These tables summarize results and projections for key business areas over the planning period.
Business Highlights...

	2003	2004	2005	2006	2007	2007
Corporate Results	Actual	Actual	Actual	Actual	Actual	Plan

Total Assets ($M)[1]	59,925	81,008	101,093	124,218	148,168	127,548
Total Liabilities ($M)[1]	57,449	77,582	96,665	118,764	141,174	120,751
Total Equity ($M)	2,476	3,426	4,428	5,454	6,994	6,797

Total Revenue ($M)[1]	5,639	6,618	7,409	8,378	9,746	8,137
Total Expenses ($M)[1]	4,632	5,219	5,945	6,896	8,172	6,606

Total Operating Expenses ($M)[1]	294	305	303	298	347	362
Net Income ($M)	667	950	1,002	1,026	1,070	1,033
Other Comprehensive Income ($M)[2]	n/a	n/a	n/a	n/a	(200)	65
Comprehensive Income ($M)[2]	n/a	n/a	n/a	n/a	870	1,098
Reserve Fund ($M)	91	134	143	143	121	151
Staff Years	1,799	1,814	1,804	1,877	1,888	1,897

Insurance
Mortgage Loan Insurance Units Approved	517,795	652,573	746,157	631,191	803,151	603,061
Insurance in Force ($M)	230,000	243,800	273,700	291,400	333,775	308,800
Net Insurance Claims Expense ($M)	188	51	119	209	315	181
Premiums and Fees Received ($M)	1,203	1,446	1,492	1,383	1,740	1,529
Investments (including cash) ($M)[3]	6,710	7,831	9,053	9,974	12,026	11,760
Net Income ($M)	602	875	951	981	1,022	991
Other Comprehensive Income ($M)[2]	n/a	n/a	n/a	n/a	(187)	61
Comprehensive Income ($M)[2]	n/a	n/a	n/a	n/a	835	1,052
Unappropriated Retained Earnings ($M)	0	0	657	1,313	1,942	1,608
Retained Earnings Set Aside for Capitalization ($M)	2,237	3,112	3,406	3,731	4,258	4,433

Securitization
Annual Securities Guaranteed ($M)	27,017	29,592	30,374	36,071	57,981	30,500
Securitization Guarantees in Force ($M)	59,994	80,800	103,709	129,500	165,332	136,900
Fees Received ($M)	60	66	68	85	131	69
Investments (including cash) ($M)[3]	200	266	327	396	533	460
Net Income ($M)	30	32	42	45	58	46
Other Comprehensive Income ($M)[2]	n/a	n/a	n/a	n/a	(7)	4
Comprehensive Income ($M)[2]	n/a	n/a	n/a	n/a	51	50
Unappropriated Retained Earnings ($M)	123	155	197	242	305	288

Housing Programs
Housing Program Expenses ($M) (excluding operating expenses)	1,972	2,006	1,973	2,049	1,912	1,930
Affordable Housing Initiative Expenditures ($M)	166	173	175	167	95	82
Estimated Households Assisted Through Long-Term Commitments	635,900	632,650	633,000	630,000	626,300	630,400
Annual New Commitments (units) Under Renovation Programs	18,467	25,539	21,990	20,535	19,049	3,694
Annual New Commitments (units) Under Renovation Programs — On-reserve	1,183	1,484	1,508	2,421	1,171	609
Annual New Commitments (units) Under Renovation Programs — Off-reserve	17,284	24,055	20,482	18,114	17,878	3,085
New Commitments On-Reserve Non-Profit (units)	968	978	1,045	4,393	1,442	1,122

Lending
Loans and Investments in Housing Programs ($M)	14,075	13,669	13,170	12,706	12,341	12,643
Borrowings from Capital Markets ($M)	10,244	9,212	9,467	8,625	8,295	8,694
Borrowings from the Government of Canada ($M)	5,232	5,045	4,899	4,701	4,446	4,446
Net Income ($M)	35	43	9	0	(19)	(4)

Canada Housing Trust
Canada Housing Trust Assets ($M)	35,422	54,975	73,208	96,445	120,122	99,866
Canada Housing Trust Liabilities ($M)	35,422	54,975	73,208	96,445	120,122	99,866

1	Historical results have been restated to reflect the consolidation of Canada Housing Trust.

2	New components of the financial statements as required by the implementation of the financial instruments guideline in 2007.

3	Excludes investments related to repurchase activities and accrued interest receivable.

CANADA MORTGAGE AND HOUSING CORPORATION     I     III
...and Outlook

	2008	2009	2010	2011	2012
Corporate Results	Plan	Plan	Plan	Plan	Plan

Total Assets ($M)[1]	156,165	175,579	189,625	192,596	192,629
Total Liabilities ($M)[1]	147,813	165,979	178,671	180,210	178,707
Total Equity ($M)	8,352	9,600	10,954	12,386	13,922

Total Revenue ($M)[1]	9,482	9,886	10,665	11,493	11,532
Total Expenses ($M)[1]	7,905	8,230	8,898	9,630	9,550

Total Operating Expenses ($M)[1]	355	365	377	414	415
Net Income ($M)	1,095	1,159	1,254	1,331	1,417
Other Comprehensive Income ($M)[2]	90	89	100	101	119
Comprehensive Income ($M)[2]	1,185	1,248	1,354	1,432	1,536
Reserve Fund ($M)	133	126	119	108	105
Staff Years	1,928	1,900	1,881	1,873	1,864

Insurance
Mortgage Loan Insurance Units Approved	578,539	573,920	572,783	571,996	573,460
Insurance in Force ($M)	315,700	325,600	334,500	342,100	348,500
Net Insurance Claims Expense ($M)	231	259	272	285	314
Premiums and Fees Received ($M)	1,585	1,605	1,636	1,665	1,692
Investments (including cash) ($M)[3]	13,445	14,843	16,419	18,002	19,681
Net Income ($M)	1,042	1,099	1,186	1,264	1,338
Other Comprehensive Income ($M)[2]	69	66	77	75	85
Comprehensive Income ($M)[2]	1,111	1,165	1,263	1,339	1,423
Unappropriated Retained Earnings ($M)	2,800	3,675	4,704	5,841	7,065
Retained Earnings Set Aside for Capitalization ($M)	4,376	4,600	4,757	4,884	4,998

Securitization
Annual Securities Guaranteed ($M)	40,000	40,000	40,000	40,500	40,500
Securitization Guarantees in Force ($M)	153,100	171,400	181,000	181,600	196,600
Fees Received ($M)	91	91	91	92	92
Investments (including cash) ($M)[3]	630	734	839	947	1,071
Net Income ($M)	61	67	75	78	82
Other Comprehensive Income ($M)[2]	21	23	23	26	34
Comprehensive Income ($M)[2]	82	90	98	104	116
Unappropriated Retained Earnings ($M)	359	426	501	579	661

Housing Programs
Housing Program Expenses ($M) (excluding operating expenses)	2,333	1,985	1,862	1,836	1,835
Affordable Housing Initiative Expenditures ($M)	73	39	15	8	8
Estimated Households Assisted Through Long-Term Commitments	628,300	625,800	614,700	604,900	594,800
Annual New Commitments (units) Under Renovation Programs[4]	19,916	4,707	813	813	813
Annual New Commitments (units) Under Renovation Programs — On-reserve	982	782	601	601	601
Annual New Commitments (units) Under Renovation Programs — Off-reserve	18,934	3,925	212	212	212
New Commitments On-Reserve Non-Profit (units)	858	858	858	858	858

Lending
Loans and Investments in Housing Programs ($M)	11,839	11,259	10,742	10,225	9,640
Borrowings from Capital Markets ($M)	6,718	5,671	4,285	3,349	2,070
Borrowings from the Government of Canada ($M)	5,881	6,326	7,312	7,724	8,402
Net Income ($M)	(8)	(7)	(7)	(11)	(3)

Canada Housing Trust
Canada Housing Trust Assets ($M)	127,679	146,108	159,184	161,123	160,112
Canada Housing Trust Liabilities ($M)	127,679	146,108	159,184	161,123	160,112

1	Historical results have been restated to reflect the consolidation of Canada Housing Trust.

2	New components of the financial statements as required by the implementation of the financial instruments guideline in 2007.

3	Excludes investments related to repurchase activities and accrued interest receivable.

4	Effective in 2008, CMHC has adopted a new measure (forgiveness dollars expended) to better capture the Corporation’s performance with regards to its renovation programs on- and off-reserve. The target for 2008 for this measure is $130 million.

IV     I     CANADA MORTGAGE AND HOUSING CORPORATION
OUR STRUCTURE
National Office and Regional Business Centres
CMHC’s national office is situated in Ottawa. To serve Canadians across Canada, we have five regional business centres and points-of-service or corporate representatives in smaller centres.
Granville Island
CMHC is responsible for the management and administration of Granville Island for which we receive a fee. Granville Island is a cultural, recreational and commercial development in the heart of Vancouver. Capital additions are funded through operations and it is expected that Granville Island be operated on a commercially viable basis.
Canada Housing Trust
Established as an issuer and a legally separate, non-government entity in 2001, the Canadian Housing Trust (CHT) is limited to the functions of acquisition of interests in eligible housing loans, such as National Housing Act Mortgage-Backed Securities (NHA MBS), the purchase of highly-rated investments, certain related financial hedging activities, and the issuance of Canada Mortgage Bonds (CMBs). CMBs are guaranteed by CMHC. The beneficiaries of the Trust, after payment of all obligations, are one or more charitable organizations. As required by Accounting Guideline 15 of Canada’s Accounting Standards Board, the CHT has been consolidated on CMHC’s financial statements.

Our regional business centres:
•	Atlantic — Halifax, Nova Scotia

•	Quebec — Montreal, Quebec

•	Ontario — Toronto, Ontario

•	Prairies and Territories — Calgary, Alberta

•	British Columbia — Vancouver, British Columbia

CANADA MORTGAGE AND HOUSING CORPORATION     I     1

2     I     CANADA MORTGAGE AND HOUSING CORPORATION
MESSAGE FROM THE CHAIRPERSON
AS CANADA’S NATIONAL HOUSING AGENCY, BUILDING ON INNOVATION HAS ALWAYS BEEN OUR KEY TO SUCCESS. TODAY, CANADA’S HOUSING SYSTEM IS ONE OF THE BEST IN THE WORLD.
In particular, I am proud that CMHC’s long-standing history of leadership and innovation in mortgage loan insurance and securitization has played a key role in putting the Canadian housing finance system on solid ground.
On behalf of the Board of Directors, I am pleased to present CMHC’s 2007 Annual Report. Our performance record has proven time and time again its impact - helping Canadians to access affordable housing and has paved the way for continuous improvement in housing quality and stewardship of the environment.
The Board’s responsibility is to ensure that CMHC continues to remain at the forefront of innovation and is well positioned to continue to fulfill its mandate as Canada’s national housing agency. We support Government of Canada policies and priorities, and work closely with the Minister of Human Resources and Social Development and Minister responsible for CMHC, the Honourable Monte Solberg.
Always with the public’s interest in mind, we regularly seek opportunities to listen to the views of Canadians. Twice a year, we hold our Board meetings in locations where we also interact with Canadians in their communities and see first-hand how CMHC and its partners have helped to address housing needs.

CANADA MORTGAGE AND HOUSING CORPORATION     I     3

In 2008, we will remain engaged with our stakeholders and Canadians by holding our first annual public meeting.
In 2007, Minister Solberg and Board members met with municipal representatives, homebuilders and other industry professionals in Kelowna, B.C., to obtain their views on a variety of housing issues. The Board also met with the Chief and senior members of a First Nation community in the interior of B.C. to learn about innovative approaches being used by Aboriginal communities in that region. We also held a series of round tables in the National Capital Region with our key stakeholders. The insights we gathered throughout the year will help CMHC face the challenges ahead.
We know that one of those challenges is the ever-changing housing finance landscape. CMHC has introduced many innovative mortgage loan insurance and securitization products over the years so that Canadians could have access to affordable financing. This remains one of the key areas of focus for the Corporation as other mortgage loan insurers enter the market and the housing finance needs of Canadians evolve. The Board is vigilant in monitoring the landscape in order to ensure that we understand the strategic issues and opportunities of the Corporation’s long-term housing finance directions.
In 2008, we will remain engaged with our stakeholders and Canadians by holding our first annual public meeting. CMHC’s reach is coast-to-coast-to-coast. We are in every region – urban and rural. Our employees work with many partners on a professional basis, but also give of their time and housing expertise in communities where they live. Our employees remain the backbone of our organization and embrace the innovative spirit that has made us successful for over 60 years.
I wish to acknowledge the outstanding contribution of the Directors who left the Board in 2007, specifically Roberta Hayes and Louis Ranger. The Board welcomes James A. Millar of Ontario and E. Anne MacDonald of Nova Scotia, who were appointed to the Board in 2007.
I look forward to 2008 and meeting our challenges together.
Dino Chiesa
Chairperson of the Board

4     I     CANADA MORTGAGE AND HOUSING CORPORATION
MESSAGE FROM THE PRESIDENT
HOUSING MATTERS. IT IS THE PATHWAY TO HEALTH AND OPPORTUNITY FOR EACH AND EVERY CANADIAN.
For more than 60 years, this has been a driving force at CMHC.
Our accomplishments in 2007 have made a difference to the lives of thousands of Canadians by increasing access to more affordable and high quality housing.
Working in partnership to help Canadians in need
Throughout our history, we have worked with hundreds of partners to bring innovative housing solutions to Canadians. In 2007, we continued to work with provincial and territorial agencies and other stakeholders to provide affordable housing for low-income Canadians. The federal contribution to assisting Canadians in need is significant:
•	Every year, approximately $1.7 billion in federal funding ensures that some 626,000 lower-income families continue to live in housing they can afford.

The federal contribution to assisting Canadians in need is significant.
•	Since 2001, the Affordable Housing Initiative has resulted in commitments of over 36,000 affordable housing units, 5,005 in 2007, and for every federal dollar spent, an additional $2 has been contributed by provinces and territories and others.

•	CMHC’s Affordable Housing Centre continued to be an effective catalyst in 2007, working with many other public and private organizations to facilitate the development of more than 3,154 affordable housing units largely without federal subsidy assistance.

•	CMHC’s family of renovation programs assisted in making repairs or alterations to more than 19,000 homes, rental units and temporary shelters for victims of family violence and the homeless.
Supporting housing innovation for Aboriginal Canadians
The challenges faced by many First Nations communities and Aboriginal Canadians in meeting their housing needs require innovative solutions that will increase their capacity to develop and manage their own housing. CMHC plays an important role in facilitating this capacity:
•	In April 2007, the Government of Canada announced a new $300-million First Nations Market Housing Fund that CMHC will help put into operation. As a prime example of innovation that builds on alternative finance techniques pioneered by First Nations, the Fund will provide an additional and innovative financing tool to address the unique challenges for private housing finance on reserves. It will improve access to private capital for housing, increase the housing supply, and provide participating families and individuals with a means to build equity and generate wealth.

CANADA MORTGAGE AND HOUSING CORPORATION     I     5
•	In 2007, 92% of on-reserve programs and services were delivered through First Nations or Aboriginal organizations, well exceeding our target of 80%. CMHC welcomed the incorporation and launch of the First Nations National Housing Managers Association (FNNHMA) this year. Our support for FNNHMA as well as for the First Nations National Building Officers Association (FNNBOA) is an example of how CMHC seeks to increase the capacity of First Nations to manage their own housing.

•	CMHC and Habitat for Humanity announced a new Aboriginal housing program where we will work together to facilitate the development of up to 30 homes for Aboriginal families both on- and off-reserve over the next three years.
The success of our work with First Nations is helping to pave the way for innovative approaches driven by, and for, Aboriginal people.
Meeting the housing finance needs of Canadians
Canada has enjoyed a robust housing market for the past several years. For the most part, homeowners have benefited from the increased value of their homes; however, many Canadians aspiring to buy a home are finding it more difficult. Since introducing mortgage loan insurance in 1954, CMHC has continuously improved its insurance products or introduced new products so that Canadians could achieve their dreams of homeownership as markets evolved.
Innovations in mortgage loan insurance over the years have given home buyers and owners more choice when it comes to making housing finance decisions. Borrowers now have a range of options with respect to making their down payment, to managing their cash flow, and to purchasing their second home with a CMHC-insured mortgage. CMHC has also recognized the challenges faced by new Canadians and the self-employed in obtaining mortgage financing by introducing products and policies that meet their needs.
Because of CMHC, mortgage financing is available for Canadians no matter where they live. We are the only mortgage insurer when it comes to large rental housing, nursing and retirement homes, and housing on-reserve. Our presence is felt in both urban and rural areas, in the North and in one-industry towns.
•	In 2007, 37% of CMHC’s mortgage loan insurance business helped Canadians access homeownership or rental accommodation in markets that are not served or under-served by private insurers.

•	Despite more competition at the end of 2007, the number of mortgage loan insurance units approved rose to more than 800,000 units due to innovative insurance products and buoyant market conditions. Insurance in force now stands at approximately $334 billion.
Through our innovative insurance products, Canadians are achieving homeownership and the rental housing market has access to more affordable financing.

In 2007, 37% of CMHC’s mortgage loan insurance business helped Canadians access homeownership or rental accommodation in markets that are not served or under-served by private insurers.
Contributing to the efficiency of housing finance markets
CMHC is the leader in mortgage securitization, facilitating the availability of low-cost mortgage financing by financial institutions.
Innovation has been the foundation of capital markets and global commerce for centuries. As these markets become more dynamic and competitive, it is essential for us to keep pace.
In 2007, we introduced several enhancements to our securitization programs to help increase the supply and variety of mortgages that can be securitized. For instance, we created an opportunity for multi-family property loans to be securitized through the Canada Mortgage Bond (CMB) program, creating access to lower-cost funding for rental accommodation. We also expanded the number of smaller financial institutions participating in our securitization programs.
•	In September and December, the CMB program successfully accessed capital markets for $9.5 billion – our largest issue to date. At a time when mortgage lending institutions in many countries were facing liquidity challenges, our CMB program provided much needed lower-cost funding to Canadian mortgage lenders and sent a strong signal to the market that Canada’s housing finance system is functioning efficiently and effectively.

6     I     CANADA MORTGAGE AND HOUSING CORPORATION
Bringing better housing to the world
Canada has a lot to offer the world. Our housing industry can supply high quality products and efficient housing systems and components that many are looking for. Promoting Canadian exports strengthens the Canadian housing industry and creates jobs at home. CMHC’s expertise in housing policy and housing finance is also sought by countries seeking to adapt Canada’s housing solutions to their needs and realities. By making the purchase of homes more attainable in developing countries, we are contributing to economic growth and social advancement around the world.
•	CMHC played a key role in supporting the launch of a private mortgage loan insurance company in Jordan this past year. This new company will enhance Jordan’s housing finance system by developing the mortgage market.

•	The value of CMHC-facilitated sales reported by key export clients last year was $105.83 million, resulting in jobs for Canadians in 2007.

•	Despite a rising Canadian dollar in 2007, we successfully delivered our U.S. Platinum program for Canadian exporters. This innovative program offers individual companies customized services to help them enhance their exports to the United States.
Building a sustainable future
One of our main strengths over the decades has been our ability to work with industry to improve the quality and sustainability of Canadian housing and communities. CMHC has been a catalyst for change and technological progress.
•	A prime example of CMHC’s leadership in promoting sustainability is the launch of the EQuilibrium Healthy Housing Initiative – a groundbreaking approach to the design, construction and operation of homes. The 12 demonstration homes that CMHC is sponsoring will show Canadians first-hand that housing in balance with the environment, yet affordable, is achievable. In 2007, builders broke ground on seven of the 12 homes. We fully expect that the innovative solutions brought forth by the winning EQuilibrium teams will raise the bar, inspiring tomorrow’s housing designs, and help Canadians to understand why sustainable housing is so vital to everyone’s future.

•	Sustainable development goes beyond making homes energy-efficient. Municipal planning can also have a huge impact. The design of communities that employ a modified grid pattern to facilitate access to both commercial and residential properties is an innovation which encourages a more active lifestyle and makes better use of land and infrastructure. In 2007, CMHC helped promote this Fused Grid approach; an area structure plan was approved in Fort McMurray and a subdivision development plan is being considered in Calgary. Implementation of this approach is also commencing in Stratford.
With an ambitious vision, we hope to push the bounds of 21st-century housing design and residential planning to the next level, helping Canadians achieve more vibrant and sustainable communities and a better quality of life.

EQuilibrium – the 12 demonstration homes that CMHC is sponsoring will show Canadians first-hand that housing that is in balance with the environment, yet affordable, is achievable.
Building on innovation
We understand that innovation begins with the right people. As an organization we strive to attract and retain the best and the brightest. But we are facing growing competition, like other employers, for the finest talent. That is why we are committed to our talent and succession management framework which provides the vision for managing our human resources over the coming years.
I would like to acknowledge all of CMHC’s dedicated employees, who deserve special thanks for their contribution to the achievement of the Corporation’s successes.
Karen Kinsley, CA
President and Chief Executive Officer

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8      I      CANADA MORTGAGE AND HOUSING CORPORATION
PUTTING HOMEOWNERSHIP WITHIN REACH
CMHC MORTGAGE LOAN INSURANCE PRODUCTS AND SERVICES HAVE EVOLVED OVER TIME WITH THE INDUSTRY AND MARKETPLACE, ADAPTING TO THE CHANGING NEEDS AND EXPECTATIONS OF CANADIAN BORROWERS, HELPING THEM TO ACCESS HOMEOWNERSHIP SOONER AND MORE AFFORDABLY.
The desire to own a home is deeply rooted. Homeownership is a cornerstone of strong communities, and provides individuals and families with stability and long-term financial security. Since 1954, CMHC mortgage loan insurance has been helping Canadians realize their dream of homeownership.
Recent innovations include new products that make it easier for self-employed borrowers to obtain insured financing. Helping new Canadians is another example where we are at the forefront. Many have steady employment and income, but lack a Canadian credit history, making it difficult to meet traditional underwriting requirements. CMHC flexibility in considering these applications is helping many newcomers to Canada get a head start in their new lives.
CMHC’s flexible down payment products for borrowers with a proven credit history and our extended amortization options have helped borrowers to better manage their cash flow and housing-related expenditures, especially in the early months and years of homeownership. Our new Small Rental product, supported by prudent qualifying criteria, is supportive of small-scale investment in Canadian rental housing which can be extremely helpful in tight rental markets where supply and affordability are growing concerns.
CMHC has consistently extended housing finance in innovative ways to under-served borrowers, without increasing the risk to the Canadian financial system or jeopardizing the financial well-being of borrowers.

Since 1954, CMHC mortgage loan insurance has been helping Canadians realize their dream of homeownership.
Our success is evident. Canadians enjoy access to low-cost financing, availability of mortgage funds for all forms of housing, and a choice of mortgage lenders. Our mortgage loan insurance strategy will continue to ensure that Canadians have access to the products and tools that are right for them, at the right time and the right price.

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RENOVATION PROGRAMS WITH MANY PURPOSES
OUR LONG-STANDING RESIDENTIAL REHABILITATION ASSISTANCE PROGRAM HELPS PEOPLE MAINTAIN THEIR HOMES AND PRESERVES CANADA’S HOMEOWNERSHIP AND RENTAL HOUSING STOCK.
Since 1974, our suite of renovation programs, including the Residential Rehabilitation Assistance Program (RRAP), has been improving substandard, inaccessible and crowded dwellings occupied by Canada’s most vulnerable households. CMHC has demonstrated innovation in the face of changing needs by adapting this program over time to achieve a broad range of public policy objectives.
Through the years, new components to RRAP and other programs in CMHC’s renovation program suite have been added to address the needs of persons with disabilities, seniors, victims of family violence and the homeless.

CMHC has demonstrated innovation in the face of changing needs by adapting this program over time to achieve a broad range of public policy objectives.
RRAP Conversion funds restored the Stokes Seeds warehouse in downtown St. Catharines, Ontario. Originally built in 1876, this building is now home to 19 high-quality affordable rental units helping those in the community at risk of homelessness.
In Calgary, RRAP for Persons with Disabilities helped to transform the Horizon Housing Society’s Hamilton House. This eight-bed transitional and affordable housing residence provides a healthy, protective environment for persons with mental illness. Tenants are able to live within an accepting community, which allows them to achieve independence and a better quality of life.
James Street Lofts, St. Catharines, ON — formerly Stokes Seeds warehouse
RRAP Rooming House funds provided a new purpose to the derelict New Wings Hotel in Vancouver’s downtown east side. Known as Sereena’s House, this 55-unit rooming house provides safe and supportive housing for women, assisting them in their efforts to live independently, free of violence and substance use.
CMHC’s innovation is both subtle and profound: renovation goes far beyond mere bricks and mortar. By breathing new life into Canada’s existing housing stock, it creates a stable housing foundation for low-income Canadians to obtain employment, raise a family, build relationships with neighbours and establish and maintain social networks and supports.

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CREATING BETTER HOUSING OPPORTUNITIES ON-RESERVE
DUE TO THE INDIAN ACT, LAND ON RESERVE CANNOT BE USED TO SECURE MORTGAGE FINANCING. ABORIGINAL PEOPLE THUS DO NOT HAVE THE SAME LEVEL OF ACCESS TO PRIVATE-SECTOR FINANCING AS OTHER CANADIANS.
Lennox Island Sustainable Home, 2006 Housing Award Winner, Lennox Island First Nations, PEI — North Elevation
In response, a number of First Nations have pioneered innovative financing techniques to support homeownership. Building on these as well as CMHC’s experience in facilitating financing on-reserve with loan insurance, the Corporation is working with First Nations to launch a new $300-million First Nations Market Housing Fund. This Fund will provide an alternative form of security for lending on-reserve where land cannot be used as security.
The Fund will increase housing finance options on-reserve leading to more opportunities for First Nations families to access high quality and affordable housing, and to improve their living conditions and those of future generations.
CMHC’s role in helping Aboriginal people address their housing needs, whether it is through our housing finance expertise, our assisted housing programs, or our support for capacity building initiatives and sustainable building practices, is one which we are proud to fulfill.
Lennox Island Sustainable Home, 2006 Housing Award Winner, Lennox Island First Nations, PEI – South Elevation

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MODERN HOUSING MEETS ANCIENT TRADITION
FOR THOUSANDS OF YEARS, THE CHANGING SEASONS HAVE BEEN INTEGRAL TO THE INUIT WAY OF LIFE. TRADITIONAL INUIT DWELLINGS — SNOW HOUSES IN WINTER AND SKIN HOUSES IN SUMMER — WERE BUILT TO MEET THE DEMANDS OF A HARSH ENVIRONMENT WHILE ALLOWING FOR FAMILY ACTIVITIES.
Nunavut Northern Sustainable House
With the objective of meeting the needs of Inuit households, CMHC in collaboration with the Nunavut Housing Corporation, has facilitated the development of the Nunavut Northern Sustainable House — a house designed so that it reflects the traditions, culture and lifestyle of today’s Inuit families.
The Nunavut Northern Sustainable House combines long-held Inuit tradition with the latest energy-efficient technologies, and best practices that support healthy and sustainable living.

An open-concept living room/dining room/kitchen for extended family gatherings and preparing and sharing traditional meals.
Building on ideas discussed in design charrettes with community members, the house responds to the Inuit way of life:
•	an open-concept living room/dining room/kitchen for extended family gatherings and preparing and sharing traditional meals

•	summer and winter entrances oriented to reflect local weather conditions

•	a “cool” room for sewing animal skins and doing other craft activities

•	a large laundry tub and work area for soaking animal skins

•	an enclosed area at the winter entrance for storing skin clothing and other outdoor clothing and equipment.
This single-storey, energy-efficient home features three bedrooms and covers about 145 square metres. Nunavut Northern Sustainable House is a modern home in balance with Inuit tradition and the environment.

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CREATING A SECONDARY MORTGAGE MARKET
IN 1987, CMHC INTRODUCED NHA MORTGAGE-BACKED SECURITIES (NHA MBS) LEADING THE WAY TO THE DEVELOPMENT OF THE FORMAL SECONDARY MORTGAGE MARKET IN CANADA. BUILDING ON THAT INNOVATION, IN 2001, WE INTRODUCED THE CANADA MORTGAGE BOND (CMB) PROGRAM.
Both NHA MBS and the CMB Program have contributed to the stability of the housing finance system and the availability of low cost funds for mortgage lending.
CMHC continues to take pride in its latest major innovation in securitization — the CMB Program. Its first issue in 2001 amounted to $2.2 billion. In 2007, the CMB Program demonstrated its status as a premier international issuer by successfully accessing capital markets for $9.5 billion in both September and December. EuroWeek, one of the most prestigious business magazines, has given the CMB Program the Best Canadian Dollar Bond Issue award in 2001, 2002 and 2006.
At a time when financial markets are facing tighter credit conditions Canada Mortgage Bonds continue to provide cost-effective funding to Canadian mortgage lenders.
CMHC will continue to lead the Canadian mortgage market by providing innovative securitization solutions. As many of the originators in the mortgage market are smaller in scale, their ability to compete in the market requires access to a reliable source of low-cost mortgage funds, which the CMB program can help provide.

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THE NEXT GENERATION OF HOUSING
AS A PROPONENT OF SUSTAINABILITY AND ENERGY-EFFICIENT HOUSING FOR MORE THAN TWO DECADES, CMHC HAS AN ENDURING LEGACY OF COMMITMENT TO THE ENVIRONMENT. OUR PAST INVESTMENTS IN RESEARCH AND KNOWLEDGE GIVE US OUR ADVANTAGE TODAY.
ÉcoTerra™ House, Eastman, QC
Working with leading builders, the EQuilibrium Healthy Housing Initiative will demonstrate a new approach to environmentally sustainable housing in Canada. Features of the 12 demonstration houses include climate and site specific design, energy and resource-efficient construction, integrated renewable energy systems, passive solar heating, energy-efficient lighting and appliances, and land/habitat conservation practices.
Although these practices have already been proven effective on their own, the difference is that EQuilibrium uniquely integrates these design and building practices into attractive, healthy and sustainable homes, and seeks to balance the amount of energy required by the home with the amount of energy it can produce on an annual basis.
ÉcoTerra™ House, Eastman, QC
The homes will show Canadians first-hand that environmentally friendly, resource-efficient healthy housing is achievable. EQuilibrium has the power to change not only how houses are constructed in this country, but how people think about housing. EQuilibrium provides a vision of how our housing needs can be balanced with those of our natural environment.
As Canada’s national housing agency we have been instrumental in shaping thinking about the sustainability of housing and communities across the country for more than 20 years. CMHC is proud of its leadership role and legacy of blazing the trail in partnership with the residential construction sector for healthier homes for a healthier environment.

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SUPPORTING CANADIAN HOUSING EXPORTERS
CMHC IS TAKING THE LEAD IN SHARING CANADA’S HOUSING EXPERTISE WITH THE WORLD. WE CREATE AND FACILITATE EXPORT OPPORTUNITIES FOR CANADIAN COMPANIES RESULTING IN ECONOMIC GROWTH AND JOBS IN CANADA.
The United States continues to be the largest market for Canadian building products — it is the destination for 93% of Canadian housing exports. The U.S. market is highly competitive, innovative, price-sensitive and extremely service oriented. Penetrating the complex distribution channels for building products is a major challenge for Canadian companies.

U.S. Platinum Program
•	Export strategy development

•	Customized market research

•	Trade event support

•	Seminars and workshops

•	Incoming buyers missions

•	Product testing
To meet that challenge, CMHC developed the U.S. Platinum Program. This innovative approach offers individual companies focused and customized services to facilitate their exports to the U.S.
CMHC’s trade consultants use their expertise and extensive networks to ensure that Canadian companies are carefully matched with the right buyers, dealers and representatives. CMHC also provides customized market research and support at trade events.
Two companies which benefited from this program were Novik, a Quebec-based manufacturer of polymer roofing systems and Icynene Inc., an Ontario company that produces environmentally-friendly foam insulation. Canadian exporters have found CMHC’s Platinum Program provides them with the flexibility they need and has helped them grow or maintain their international business despite the rising value of the Canadian dollar and the downturn in the U.S. housing market.
Given their successful experience with the Platinum Program, CMHC’s export clients are taking an interest in diversifying their target markets. In response, CMHC is applying this customized approach for clients looking for business opportunities in the United Kingdom, France, Russia, Mexico and China.

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GIVING BACK TO OUR LOCAL COMMUNITIES
COMMUNITY GIVING AT CMHC IS ROOTED IN OUR BELIEF THAT THE CORPORATION IS CLOSELY CONNECTED TO THE HEALTH AND WELL-BEING OF EACH COMMUNITY WE SERVE. WE BELIEVE IT IS PART OF OUR RESPONSIBILITY TO GIVE BACK TO LOCAL COMMUNITIES IN MEANINGFUL WAYS.
We take an active role when we team up with charitable organizations. We lend our time, energy and expertise in order to help facilitate charitable events and activities, which go on to raise money and ensure success.
During the past year, CMHC through various charitable events raised more than $130,000 for Habitat for Humanity Canada, not to mention the countless volunteer hours spent by our staff and clients working hand in hand to build better communities.

CMHC and Habitat for Humanity Canada worked to raise more than $10,000 for families in need at the Sixth Annual National Capital Gingerbread House Competition.
For example, CMHC employees across Canada went the extra mile in 2007, working alongside other volunteer crews in Habitat for Humanity Canada builds in Charlottetown, Halifax, Windsor, Sudbury, Regina, Saskatoon, and Iqaluit.
In addition, CMHC and Habitat for Humanity Canada worked to raise more than $10,000 for families in need at the Sixth Annual National Capital Gingerbread House Competition. More than 20 local businesses, bakeries and restaurants participated in the competition held in Ottawa. The houses were auctioned off with the proceeds going to help Habitat for Humanity Canada build new homes in the National Capital Region.
CMHC employees, management and volunteers across the country worked tirelessly to make the Government of Canada Workplace Charitable campaign for the United Way and Healthpartners a great success. This year employees and retirees raised $280,000 for use within our local communities.
CMHC volunteers at Habitat for Humanity build, Fort Erie, ON
Our employees have a well-established tradition of contributing to local and national communities. Charitable giving is just one of the important ways that CMHC and its employees work to enrich communities across Canada, helping to make them better places to live, work and grow.

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CORPORATE GOVERNANCE
CMHC REPORTS TO PARLIAMENT THROUGH THE MINISTER OF HUMAN RESOURCES AND SOCIAL DEVELOPMENT AND MINISTER RESPONSIBLE FOR CMHC, THE HONOURABLE MONTE SOLBERG, AND IS GOVERNED BY A BOARD OF DIRECTORS THAT IS ACCOUNTABLE TO THE MINISTER.
Back row (left to right): E. Anne MacDonald, Gary P. Mooney, Harold Calla, Sophie Joncas, Dino Chiesa
Front row (left to right): Joel Teal, Alexander Werzberger, Karen Kinsley, Hugh Heron, James A. Millar
Composition of the Board
The Board of Directors comprises the Chairperson, the President and Chief Executive Officer of CMHC, and eight other directors appointed by the Minister responsible for CMHC with Governor-in-Council approval. With the exception of the President and Chief Executive Officer, all Board of Directors are independent of CMHC Management. Effective December 2006, Board appointments may be in effect for up to four years.
Board Mandate
The Board of Directors manages the affairs of the Corporation and is responsible for the conduct of its business in accordance with the CMHC Act, the National Housing Act, the Financial Administration Act and governing by-laws. As steward of the Corporation, the Board of Directors sets out the strategic direction of the Corporation in support of government policies and priorities, provides housing policy advice to the Minister, ensures the integrity and adequacy of corporate management practices, policies and systems, and examines the continued

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The Audit Committee advises the Board on the soundness of the financial management of the Corporation, assists in overseeing internal control systems, risk management, financial reporting and audit processes including internal audit, the annual financial audit and the periodic Special Examination. The Committee reviews the annual external audit plan with the external auditors. Internal audit services are provided by CMHC’s Audit and Evaluation Services (AES) with the Director of AES reporting on a functional basis to the Audit Committee.
The Corporate Governance and Nominating Committee is responsible for overseeing and advising the Board on matters of corporate stewardship by monitoring best practices, trends and issues and making recommendations with respect to corporate governance. This includes periodic examination of the continued relevance of the Corporation’s objectives and legislated mandate, setting annual corporate priority objectives and targets and promoting effective communication with the Government of Canada, stakeholders and the public. The Committee annually reviews the Corporation’s performance against objectives in collaboration with the Human Resources Committee, and evaluates the President and CEO’s performance based on the achievement of strategic directions and makes recommendations to the Board regarding the President’s compensation. It identifies, evaluates and recommends a shortlist of qualified candidates for the Chairman position and the President and CEO position to the Board for subsequent recommendation to the Minister for appointment by the Governor-in-Council, and advises the Board on matters relating to the composition of the Board and its committees, as well as the criteria for Board membership including experience, attributes and skills. It reviews the existing Board composition on a yearly basis, anticipates openings, reviews skills profiles and advises the Board on recommended changes or procedures.
The Human Resources Committee oversees corporate policies and strategies related to human resources and recommends to the Board matters relating to the Corporation’s policies governing recruitment, retention, training, diversity, official languages, compensation, and performance management. The Committee is responsible for reviewing succession planning for the leadership of the Corporation and makes recommendations to the Board regarding the organizational plan, the compensation plan and the integration of human resources policies and strategies.
relevance of public policy objectives and enabling legislation. It evaluates key corporate risks and the Corporation’s overall performance and financial results. To ensure good corporate governance, the Board ensures an appropriate allocation of responsibilities between the Board and management.
A number of Board committees are in place to review various aspects of the business and make recommendations to the Board.
CMHC Pension Fund
Established by the Board of Directors, the CMHC pension fund is managed and administered by trustees pursuant to the Trust Agreement. The Trustees are responsible for setting investment objectives and policies, selecting external investment managers and monitoring the investment results of the pension fund. CMHC’s pension fund governance structure and practices meet or exceed the expectations of governance guidelines established by the Canadian Association of Pension Supervisory Authorities.
Governance in practice
Strategic planning
At the outset of the 2008 planning cycle, the Board of Directors reviewed the Corporation’s objectives and strategies in support of Government of Canada policies and priorities. This year’s review featured a specific focus on the changing housing finance landscape, which will have an impact on CMHC’s mortgage loan insurance and securitization activities. This landscape is characterized by increased competition in mortgage loan insurance, the entry of new mortgage lenders in Canada, changes in capital requirements under the Basel II Accord and in the last half of the year, the global credit crunch. The Board’s planning activities are also informed through its on-going interactions with stakeholders. The planning cycle culminates with Treasury Board reviewing and approving the 2008-2012 Corporate Plan, and the subsequent tabling of the Summary of the Corporate Plan in Parliament.
Internal control and financing reporting
The Board received semi-annual updates on strategic risks facing the Corporation and management’s assessment of these risks. The Audit Committee advised and the Board approved appropriate policies and risk limits. Quarterly Financial and Risk Management Reports prepared by management are reviewed by the Audit Committee and subsequently the Board of Directors to ensure that the Corporation’s internal control framework and information systems continue to be reliable, relevant, balanced and comprehensive.
In 2007, audit projects were identified through a review and an assessment of risks and controls in the operation of the Corporation.

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CMHC Management
Enterprise Risk Management Letter of Representation
February 15, 2008
This Letter of Representation is provided to the Board of Directors in support of its responsibilities with respect to the identification of the main business risks as outlined in the Board of Directors Mandate and By-Law 44 (relating generally to the conduct of the affairs of the Corporation). The intended purpose is to provide reasonable assurance that management has identified and is managing the main business risks to which CMHC is exposed.
For and during 2007, CMHC Management, through our enterprise risk management structure and process, has:
•	Identified and assessed the main business risks to which CMHC is exposed and provided the Audit Committee of the Board of Directors and the Board of Directors with reports throughout the year that are intended to enable them to understand and be apprised of these risks, and

•	Reviewed CMHC’s risk management policies to ensure that they continue to remain relevant and prudent under our current operating environment and, as required, recommended new policies and/or amendments to existing policies for the consideration of the Audit Committee and then Board of Directors approval.
Based on the work undertaken by CMHC management during this period, and our knowledge of the Corporation’s affairs as at December 31, 2007, we represent that:
1.	The risk management policies and systems currently in place to identify and manage the main business risks arising from these activities remain relevant and prudent, and that these practices and policies effectively support the Corporation’s broader enterprise risk management efforts;

2.	The adequacy and integrity of the Corporation’s systems and management practices applied, in relation to the management of the main business risks of the Corporation, have been upheld; and

3.	CMHC has an effective, corporate-wide, enterprise risk management structure and process in place.
In making this representation, CMHC Management has ensured that a reasonable level of review has been taken to identify and manage the main business risks to the Corporation.
Karen Kinsley, CA
President and Chief Executive Officer
Enterprise Risk Management (ERM)
Letter of Representation
In 2007, CMHC Management adopted a practice of providing the Audit Committee and the Board of Directors with an ERM Letter of Representation on an annual basis. The purpose of the letter is to support the Audit Committee’s and the Board’s responsibilities with respect to risk management. In adopting this practice, CMHC Management seeks to represent that a reasonable level of review has been taken to identify and manage the main business risks to the Corporation.
Program evaluation
Program evaluations provide management, the Board, the Minister, as well as the general public with objective assessments of the relevance and effectiveness of policies and programs. Evaluations of the federally-funded renovation programs, and the Affordable Housing Initiative, were approved in 2007 and will be completed in 2008.

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Special Examination
The Board is committed to good corporate governance practices and views the results of special examinations as providing added value to CMHC. In 2008, CMHC’s joint examiners will be proceeding with a Special Examination, as required by the Financial Administration Act. The most recent examination was undertaken in 2004 and CMHC received a clean opinion, which was also the case with the three previous special examinations. The 2004 Special Examination Report included five recommendations that were acted upon by the Board in order to maintain its strong corporate governance practices. CMHC’s internal audit division has kept the Audit Committee and the Board informed of the progress toward the implementation of these recommendations.
Organizational effectiveness
In 2007, the Human Resources Committee reviewed and recommended a number of items to the Board for approval. These included a review of the Corporation’s compensation policy to ensure that it continues to be fair and competitive. Some adjustments were approved and implemented in October. The Human Resources Committee also continued to oversee CMHC’s Talent and Succession Management Framework.

CMHC’s Talent and Succession
Management Framework
This initiative will ensure that CMHC continues to attract and retain the talented employees it needs to meet its objectives. This comprehensive framework encompasses anticipating, recruiting and developing the talent we need and creating an environment that fosters engagement and rewards employees for their contribution. The Board takes a proactive role in ensuring that CMHC is able to recruit and retain strong employees and pays special attention to succession planning, one of the cornerstones of CMHC’s Talent Management Framework.
The National Management Team Framework was created in 2007 in order to ensure that CMHC and its employees continue to benefit from strong leaders. The new framework and its parameters place increased priority on the role of members of the National Management Team as managers of talent throughout the organization. More emphasis will also be placed on creating learning and development opportunities for the Team’s current members as well as employees who aspire to management and leadership positions within CMHC. Development can be achieved through mentoring, special assignments and formal training, all customized to the needs of the individual.
Improving Crown corporation governance
As a Crown corporation, CMHC seeks to achieve its public policy objectives using publicly funded programs as well as commercial tools, always in keeping with the rigours of public accountability, efficiency and transparency, while attaining high client satisfaction and reasonable returns. As a result, the Board of Directors evaluates CMHC’s performance based on the principle that its fundamental purpose is the creation of value for Canadians. Fulfilling this purpose rests on the achievement of public policy objectives, solid financial results and efficient processes.
The Board of Directors takes actions to ensure that CMHC’s governance regime meets best practices:
•	early in 2007, updated terms of reference for the Board of Directors and its Committees were posted on CMHC’s Web site;

•	the Board was informed of the new Federal Accountability Act and how it relates to CMHC’s current policies on Conflict of Interest and Standards of Conduct. Board members and all CMHC employees renewed and updated their Conflict of Interest Declaration; and

•	the Governance and Nominating Committees were merged in 2007. The new committee will help streamline decision-making, increase the engagement of Board members on related topics, and provide valuable input into the Corporation’s Talent and Succession Management Framework.
Success in corporate governance is also linked to the degree that Board members understand their roles and responsibilities as corporate stewards. CMHC provides orientation sessions to new directors followed by periodic briefings as warranted. To ensure that directors maintain the skills and knowledge necessary for them to meet their obligations, all Board members are encouraged to attend governance sessions organized by the Canada School of Public Service and the Privy Council Office. In addition, Audit Committee members regularly attend training sessions hosted by the Canadian Institute of Chartered Accountants.
As part of its succession planning, the Board and its committees strive for a proper balance of key criteria, including previous experience and service on boards; gender; language; ethnicity; geographic representation; understanding of housing needs; and other areas of expertise.
In order to assess its effectiveness and initiate renewal, the Board conducts a periodic review of its performance and discusses what steps may be necessary or desirable to improve its effectiveness. In 2008, the Governance and Nominating Committee will update the Board’s competency profile.

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CMHC Board Committees
Meetings, membership and highlights of key activities in 2007

Committee	Meetings	Membership	Key Activities
(as of December 31, 2007)
Audit	4	Ms. Joncas, CA, Chair Mr. Calla, CGA, CAFM	1.	Examined the impacts of new accounting guidelines and industry practices to ensure fair presentation of financial information.
Mr. Teal
			2.	Established new audit performance measures.

			3.	Approved the annual internal audit plan.

			4.	Received and considered the Quarterly Financial and Risk Management Report (QFRM) and semi-annual risk management assessment. Assessed the implications of the collapse of the ABCP market.

			5.	Received and considered reports regarding the Disclosure of Wrongdoing in the Workplace.

			6.	Updated directors’ travel and hospitality policy.

Governance and Nominating[1]	2	Mr. Chiesa, Chair Ms. Joncas, CA Mr. Mooney Mr. Werzberger	7. 8.	Recommended the new director profiles and updated the Terms of Reference for the Board and its committees. Approved the job description for the President and CEO.

Human Resources	3	Mr. Heron, Chair Mrs. MacDonald, BA, LLB Mr. Millar Mr. Werzberger	9. 10.	Recommended changes to the application of compensation policy. Reviewed progress of succession management and talent management initiatives.

			11.	Reviewed a new framework and parameters for the National Management Team.

			12.	Reviewed the 2006 employee demographic profile.

1	The Governance Committee and Nominating Committee were merged in October 2007.

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Directors’ total compensation and attendance at meetings of the Board and of Board Committees in 2007

	Total			Governance and
	Compensation[1]			Nominating	Human Resources
	(fees and	Board of Directors	Audit Committee	Committee[2]	Committee	Pension Fund
Board Member	retainer $)	(six meetings)	(four meetings)	(two meetings)	(three meetings)	(three meetings)
Dino Chiesa	40,940	6/6		2/2	3/3

Karen Kinsley, CA3	N/A	6/6	4/4		3/3	3/3

Harold Calla, CGA, CAFM	29,700	6/6	4/4

Roberta Hayes[4]	18,704	4/4			2/2

Hugh Heron	26,200	6/6			3/3

Sophie Joncas, CA	30,200	6/6	4/4	2/2

E. Anne MacDonald, BA, LLB[5]	7,015	2/2			1/1

James A. Millar[6]	13,398	4/4			1/1

Gary P. Mooney	20,700	5/6		2/2

Louis Ranger[3,7]	N/A	1/2			0/1

Joel Teal	22,200	5/6	4/4			2/3

Alexander Werzberger	25,000	6/6		2/2	3/3

1	Compensation levels are established by the federal government through an Order in Council. The Privy Council Office issues guidelines that set out the form, amounts and conditions of payment for the part-time services of persons appointed to office by the Governor-in-Council. The Chairperson of the Board is responsible for approving payment of Directors’ fees.

2	The Governance and Nominating Committee were merged in October 2007.

3	Members of the Public Service are not paid for their service.

4	Term ended September 19, 2007.

5	Appointed September 20, 2007.

6	Appointed April 2, 2007.

7	Term ended March 30, 2007.

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LIVING OUR CORPORATE VALUES

OUR VALUES
We lead by example, we honour our obligations, and are committed to:
Serving the Public Interest
As stewards of the public trust we serve with fairness, impartiality and objectivity. All of our activities, including those that are commercial in nature, are carried out in support of our public policy objectives. Our actions are inspired by a respect for human dignity and the value of every person.
Achieving Business Excellence
We exercise the highest standards of competence, trustworthiness and prudence in conducting our business relationships and in managing the financial, physical, and human resources entrusted to our care. We encourage learning, innovation and personal initiative to continuously improve the way we do business and achieve the best possible results for the Canadian public.
Building a Workplace Community
We practice mutual respect and honesty in our working relationships. We help each other to achieve the goals of the team and the organization, and to maintain a healthy balance between our CMHC work and the other parts of our lives.
We willingly explain our actions so that we may hold ourselves, and each other, accountable for living these values in the workplace.
Values in practice
We are strongly committed to bringing about results that benefit Canadians and our communities. Living our values is practiced in the delivery of our programs and is embodied in everything we do.
Ethics
CMHC’s ethics framework is the cornerstone of our commitment to good governance. The framework includes Standards of Conduct, a Conflict of Interest policy, values and ethics training, as well as a process for employees to bring forward information concerning wrongdoing in the workplace. CMHC’s Standards of Conduct and Conflict of Interest policies guide the Corporation’s commitment to ethical behaviour.
CMHC requires that employees and the Board Directors be familiar with and adhere to the guidelines set out in our Conflict of Interest policy, and they must complete a declaration to this effect. In 2007, CMHC fully automated our Conflict of Interest Declaration, facilitating disclosure under the policy and allowing employees to complete their declaration online and update it regularly.
CMHC continued to conduct ethics awareness sessions throughout the Corporation in 2007. The sessions provide a forum for employees to discuss with their colleagues the important ethical issues they confront in their work, and offers guidance to help them resolve everyday situations. Since the inception of the sessions, 98% of CMHC employees have participated.
Lessening our impact on the environment
We manage our direct impact on the environment. We have focused considerable attention on environmentally friendly initiatives through our service delivery. All our operational areas have implemented measures that save energy, minimize environmental impacts and promote the protection of natural resources. For example, CMHC regularly uses recycled paper,

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works toward reducing paper consumption and has introduced recycling initiatives for construction debris, food packaging, batteries, office consumables and used office equipment.
As of June 2006, CMHC became subject to the requirements of the Canadian Environmental Assessment Act. This legislation requires an environmental assessment of a proposed project where a responsible authority, such as CMHC, is the proponent, transfers land, provides funding or issues a permit or authorization. Policies and procedures for some business lines have been adapted to meet the Corporation’s obligations under the Act.
Employee engagement
CMHC has a well established President’s Advisory Council (PACo), which provides employees with the opportunity to share their concerns, suggestions and recommendations with the President. Through PACo, the Corporation has made progress on many items.
For example, management recently re-established the Position Evaluation Committee to ensure that the benchmarks used to classify CMHC jobs accurately reflect the nature of the work at CMHC today. In addition, PACo members have been asked by management to review information about the application of performance management principles to offer more guidance to managers and employees as they work through the performance management cycle.
While PACo is one of many mechanisms for employees to contribute their ideas and raise their concerns, PACo members highlight opportunities for improvement that employees feel are important in their work environment and that will help them stay motivated to achieve their own objectives, while contributing to the Corporation’s success.
In 2007, CMHC participated in an employee engagement survey conducted by Towers Perrin. The survey results confirmed a high level of engagement among our employees and the extent to which CMHC is considered a great place to work. The Corporation’s results were consistently above the Canada All Sectors benchmark in every area evaluated. For example, 95% of CMHC employees willingly give more than what is expected in order to help the Corporation succeed. Most significantly, 85% of CMHC employees are personally motivated to help CMHC be successful, more than double the Canadian norm.
CMHC will use the survey results to find ways to further enhance its work environment and will participate in the survey in 2008 to compare its progress to others and, more importantly, to continue to improve the CMHC workplace.
Retention rate and voluntary turnover rate
The Corporation has successfully attracted and retained talented and well-trained employees over the years. As a testament to the success of our ongoing efforts to ensure an engaged workforce, CMHC’s retention rate of regular employees hired three to five years ago was 94.1% in 2007. Our voluntary turnover rate among regular staff at 4.1% is better than comparable types of employers, such as financial services industries (7.7%) and the government sector (5.1%).
Training
CMHC employees have access to excellent learning and development opportunities. In 2007, nearly 30% of employees were involved in a temporary development assignment, lateral transfer or promotion. Furthermore, at 2.8% of payroll or $2,151 per employee, CMHC’s learning investments exceed the average investment in the financial services sector and are in the top 10% of Canadian firms.
Diversity
CMHC prides itself on building a diverse workforce, and recruiting employees from a wide variety of backgrounds. For the second year running, the Corporation’s leadership in this area was recognized in 2007 by Human Resources and Social Development Canada with a quadruple “A” rating in its 2006 Employment Equity Annual Report, the highest possible rating. Once again this placed CMHC as one of the top federally-regulated employers based on overall ratings. The Corporation also received the highest compliance rating, “5,” for our reporting process.
In 2003, the Corporation established targets to ensure that CMHC fully represents Canada’s diverse workforce by 2009. By fostering diversity, we are better equipped to build stronger relationships with a range of communities, enhance our creativity and effectiveness as an organization, and expand our business opportunities at home and abroad.

28     I     CANADA MORTGAGE AND HOUSING CORPORATION
For instance, recent immigrants to Canada often require specialized services to help them access suitable housing. Given Canada’s rising immigration rates and the Toronto area’s burgeoning multicultural population, CMHC has implemented a wide-ranging multicultural communications strategy in that city. Key CMHC information products are distributed in six languages (Chinese, Russian, Spanish, Tagalog, Arabic and Urdu) in addition to English and French, to targeted organizations in Toronto that serve new Canadians. As well, CMHC’s culturally diverse staff is often able to offer assistance to new Canadians who want housing information in their first language.
Official Languages
CMHC is committed to providing a workplace supportive of the use of both official languages. Providing language training to employees is central to encouraging bilingualism, and essential to ensuring that the Corporation is able to serve Canadians in the official language of their choice. CMHC’s progress with respect to service in person was recognized in the 2006–2007 Annual Report of the Office of the Commissioner of Official Languages.
To ensure we continue to enhance our performance in this area, a corporate-wide awareness campaign on official languages will be launched in 2008.
Recognition
In 2007, CMHC was the proud recipient of a Government of Canada Award of Excellence. CMHC was acknowledged for our role in the Treasury Board’s Service Improvement Initiative (SII). This initiative was a key government priority and greatly improved access to quality government services by Canadians as well as by international clients. The SII had as one of its objectives, the achievement of a 10% improvement in client satisfaction with federal public services over the 2000 to 2005 period.
CMHC was recognized in particular for our contribution to increased client satisfaction in the area of financial services provided by the federal government. Client satisfaction in financial services, which included a number of Crown corporations as well as CMHC, improved by 17% during the period from 2000 to 2005, well above the target. The award reflects the hard work and dedication of all CMHC employees. It demonstrates our commitment to serving Canadians in a competent, fair and timely fashion.
The Canadian Association of Accredited Mortgage Professionals (CAAMP) recognized the Corporation with its prestigious Partner in Excellence award in 2007. This honour is a result of our partnership with CAAMP over the past 10 years, including our contributions to the CAAMP Board of Directors and many CAAMP committees, as well as to their education programs and other initiatives, such as sponsorships and volunteerism.

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30     I     CANADA MORTGAGE AND HOUSING CORPORATION
ECONOMIC DEVELOPMENTS IN 2007
STRONG GROWTH IN EMPLOYMENT AND INCOME HELPED SUPPORT MOST ASPECTS OF THE CANADIAN ECONOMY, INCLUDING THE HOUSING SECTOR.
Overall economic growth was 2.6% for 2007, off slightly from 2006’s 2.8% pace. This drop is attributed to financial market concerns south of the border due to the sub-prime meltdown, as well as a strong Canadian dollar that reached an all-time noon-rate high of $1.09 U.S. in November. The high dollar has negatively affected the Canadian export market, and will continue to do so in 2008. The range of Gross Domestic Product (GDP) forecasts for Canada in the February 2008 Consensus Economics Survey was from a low of 1.1% to a high of 2.8% with the average being 1.8%.
The Consumer Price Index (CPI) for 2007 increased by 2.4% when compared to 2006. The key contributor to this increase was the price of gasoline, which was up 14.9% during 2007 due to record-high global oil prices. Core inflation, which excludes the eight most volatile components of the CPI, was up 1.5% during 2007.
The Bank of Canada has reduced its target for the overnight lending rate on two separate occasions over the past few months; a 25 basis points decrease to 4.25% on December 4, 2007 and another 25 basis points decrease to 4.00% on January 22, 2008. The Bank expects that the domestic components of Canada’s economy will remain strong; however continuing problems with respect to the U.S. sub-prime market will weigh on global economies. As a result, credit markets remain uncertain.
In response to tighter credit conditions, several central banks, including the Bank of Canada, the U.S. Federal Reserve, and the Bank of England launched temporary measures to provide short term funds to depository institutions against a wide variety of collateral. Essentially, allowing banks to obtain short-term funding from the central banks and post their distressed commercial paper to secure loans.
During 2007, employment increased by 370,000 jobs or 2.2%, while the rate of unemployment fell to 5.9%. The level of employment reached near-record levels and this supported high levels of consumer confidence and strong demand for housing.
Canadian housing starts increased slightly to 228,343 units during 2007. Starts are expected to decrease gradually during 2008 to 211,700. However, continuing strong labour markets and a resilient economy in general will continue to be a solid underpinning for Canada’s housing sector.

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ENTERPRISE RISK MANAGEMENT
WE ARE COMMITTED TO ACHIEVING OUR PUBLIC POLICY OBJECTIVES AND APPLYING SOUND RISK MANAGEMENT PRINCIPLES AND BEST PRACTICES IN THE ONGOING IDENTIFICATION AND MANAGEMENT OF THE RISKS IMPACTING OUR BUSINESS ACTIVITIES.
CMHC is exposed to a range of risks that could have an impact on our success. Managing these risks is key to the achievement of our business objectives and strategies.
Responsibility for risk management is shared between the Board of Directors, management, and operational units. The Board oversees risks at the governing level, approving risk policies and ensuring that required processes and systems are in place. CMHC Management monitors risks, reports to the Board on the Corporation’s overall risk profile, recommends financial and non-financial risk policies and oversees financial positions, risk exposures, financial strategies and performance. At the operating level, specialized risk functions exist to address financial, legal and regulatory, security, and other specific types of risk. CMHC’s governance structure ensures that significant issues are elevated from the operating and oversight levels to management and the Board.
Our approach to enterprise risk management allows the Board, management, and employees to proactively assess and act on issues and opportunities. Under CMHC’s enterprise risk management approach, risks are grouped under three broad categories: strategic, infrastructure and specific risks.

Strategic Risks
Mandate
Delivering the mandate and influencing changes to the mandate.
Business Environment
Understanding and managing the business environment.
Relational
Managing key relationships and improving client services.
Infrastructure Risks
People
Having the right people in the right place at the right time.
Process
Managing current processes and adapting processes to support business needs.
Technology
Providing technology and information systems to support business needs.
Specific Risks
Credit
Risk of loss associated with a counterparty or borrower failing to meet its obligations.
Market
Risk associated with fluctuations in market factors including interest rates, exchange rates, and equity prices.
Other Financial
Risk associated with operations, liquidity and achieving returns.

32     I     CANADA MORTGAGE AND HOUSING CORPORATION
SUMMARY OF FINANCIAL RESULTS
Revenues and Expenses
CMHC revenues and expenses are associated with these principal business activities:
•	Housing Programs: Expenditures and operating expenses are funded by Parliamentary Appropriations.

•	Lending: Revenues are earned from interest income on the loan portfolio which is funded through borrowings.

Housing Programs and Lending activity support housing for those in need and are operated on a breakeven basis.

•	Insurance: Revenues are earned from premiums, fees and investment income. Expenses consist of operating expenses and net claims expenses. The Corporation’s net income is primarily derived from this activity.

•	Securitization and Canada Housing Trust: Securitization revenues are earned from fees and investment income. Expenses consist of operating expenses. CHT revenue is earned primarily from income on investments in NHA Mortgage-Backed Securities and to a lesser extent from investment in short-term securities. Revenues derived from investment income are used to cover operating expenditures and Canada Mortgage Bonds (CMBs) interest expense. As such, CHT is operated on a breakeven basis.

Key Financial Results
Results in	2006	2007	2007	2008
$M except staff years	Actual	Plan	Actual	Plan
Revenues	8,378	8,137	9,746	9,482
Expenses	6,896	6,606	8,172	7,905
Income Taxes	456	498	504	482
Net Income	1,026	1,033	1,070	1,095
% of Planned Net Income Achieved	106%	95%	104%	95%
Other Comprehensive Income[1]	N/A	65	(200)	90
Comprehensive Income[1]	N/A	1,098	870	1,185
Resource Management
Operating Expenses	298	362	347	355
Staff Years[2]	1,877	1,897	1,888	1,928

1	New components of the financial statements required by the implementation of the financial instruments standards effective January 1, 2007.

2	Canada Housing Trust has no staff years.
Net Income
Net Income was $1.1 billion in 2007, $37 million (4%) above plan as a result of higher than anticipated investment income in both the Insurance and Securitization portfolios.

Net Income
	2006	2007	2007	2008
Performance Measure	Actual	Plan	Actual	Plan
% of Planned Net Income Achieved	106%	95%	104%	95%
Other Comprehensive Income
Other Comprehensive Income (OCI) results from gains or losses based on fair valuation of investments in Insurance and Securitization activities. In 2007, the fair valuation of these instruments resulted in the recording of a loss of $200 million compared to a planned gain of $65 million. While this underachievement appears substantial ($265 million), the majority of CMHC’s Investment Securities form part of a long-term strategy and short-term fluctuations at any point in time are not indicative of the portfolio’s long-term performance.

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ISSUE IN FOCUS
Asset-Backed Commercial Paper Market
In the latter part of the year, global financial markets experienced a liquidity crisis brought on by rising concerns regarding the quality of assets underlying certain financial instruments. In Canada, this crisis has been contained to Third-Party Asset-Backed Commercial Paper, i.e., short-term investment trusts not sponsored by major financial institutions. The Corporation held Asset-Backed Commercial Paper (ABCP) as part of its normal day-to-day investment activity. CMHC continues to play an active role on the Pan-Canadian Investors Committee, which was tasked with finding a solution to the Third-Party-sponsored ABCP crisis. On December 23, 2007, an agreement in principle was announced by the Committee regarding the restructuring of ABCP.
At December 31, 2007 CMHC held approximately $249 million of Third-Party ABCP, while CHT held none. CMHC adjusted the carrying value of its Third-Party ABCP by $23 million to recognize impairment in the value of some of the conduits, the significant reduction in liquidity of the commercial paper and the uncertain nature of the terms and conditions of the eventual restructuring.
CMHC’s ability to respect its commitments and to fulfill its mandate was not impacted by the ABCP liquidity issue. CMHC does not anticipate any difficulties in respecting future obligations and in continuing its normal course of business.
Balance Sheet Highlights

	Balance Sheet

Results ($M)[1]	2006 Actual	2007 Plan	2007 Actual	2008 Plan
Total Assets	124,218	127,548	148,168	156,165
Total Liabilities	118,764	120,751	141,174	147,813
Accumulated Other Comprehensive Income (AOCI)	N/A	292	328	659
Contributed Capital	25	25	25	25
Unappropriated Retained Earnings	1,698	2,047	2,383	3,292
Retained Earnings Set Aside for Capitalization	3,731	4,433	4,258	4,376
Retained Earnings	5,429	6,480	6,641	7,668
Total Equity of Canada	5,454	6,797	6,994	8,352

1	As a result of the Financial Instruments accounting standards, certain financial instruments are recorded at fair value beginning in 2007. 2006 figures were all recorded at cost or amortized cost.

34     I     CANADA MORTGAGE AND HOUSING CORPORATION
Assets and Liabilities
In 2007, total assets were $148 billion, 16% over plan. Total liabilities were $141 billion, 17% over plan. Assets and Liabilities are significantly over plan as a result of the success of the CMB Program over the last year and a half. Issuance of CMB exceeded plan significantly in both 2006 and in 2007.
Equity of Canada
Equity of Canada is made up of three components:
•	Contributed Capital;

•	Accumulated Other Comprehensive Income (AOCI) which includes net unrealized gains and losses on Available for Sale financial assets net of taxes as well as transitional adjustments relating to the newly adopted accounting standards; and

•	Retained Earnings which are the result of an accumulation of past profits/losses (net income/loss) as well as transitional adjustments relating to the newly adopted accounting standards.
The Equity of Canada is treated as an asset in the Government of Canada’s financial statements.
Contributed Capital

The capital of CMHC is $25 million unless otherwise determined by the Governor-in-Council.

AOCI

AOCI was $328 million at the end of 2007 as compared to 2007–2011 Corporate Plan figure of $292 million.

Retained Earnings

As a federal Crown corporation, CMHC’s Retained Earnings are consolidated annually with the financial results of the Government of Canada in the Public Accounts. This means that CMHC’s Net Income has been recognized in the government’s revenues dollar-for-dollar.

The CMHC Act and the National Housing Act govern the use of the Corporation’s Retained Earnings. In particular, the Retained Earnings of the Insurance and Securitization activities may be used only for the capitalization of CMHC’s Mortgage Loan Insurance and Securitization operations, for payment of a dividend to the Government of Canada, for purposes of the National Housing Act or the CMHC Act, or any other purposes authorized by Parliament relating to housing, and for retention. In the last several years, CMHC’s Insurance and Securitization Retained Earnings have been used only for capitalization (Appropriated Retained Earnings) and for retention (Unappropriated Retained Earnings).

As CMHC’s annual net income is accounted for by the Government of Canada, use of Mortgage Loan Insurance or Securitization Retained Earnings for purposes other than capitalization, retention or dividends to the Government of Canada effectively represents a new expenditure by the Government of Canada.

Retained Earnings for the Insurance Activity are appropriated to meet a target level of capitalization in accordance with guidelines set out by the Office of the Superintendent of Financial Institutions (OSFI). Although not regulated by OSFI, CMHC follows OSFI’s guidelines as a prudent business practice and to maintain a level playing field with private sector mortgage insurers. The Mortgage Loan Insurance (“MLI”) Retained Earnings must also be viewed in the context of an insurance business with $334 billion (2006 – $291 billion) of insurance in force. Retained Earnings set aside for capitalization only represent 1.3% of this contingent liability (2006 – 1.3%).

CMHC achieved its targeted level of capitalization in 2005 and maintained it throughout 2006 and 2007. It is expected that CMHC will remain at 100% of its target level of capital for the foreseeable future. While the current economic and housing conditions have been favourable to the mortgage loan insurance business, economic conditions are cyclical and insurance providers need to recognize and provide for this in managing their business over the long term.

Retained Earnings of the Lending Activity are being kept by the Corporation as part of its strategy in dealing with its interest rate risk exposure on pre-1993 loans, and to guard against fluctuations resulting from the financial instruments accounting standards.

These Retained Earnings are subject to statutory limits which, when exceeded, trigger a dividend to the Government of Canada.

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Change in Accounting Policies
CMHC’s accounting policies are summarized in note 2 of the Consolidated Financial Statements. The following describes the changes in accounting policies which had the most significant impact on the Corporation’s financial statements.
•	Section 1530, Comprehensive Income;

•	Section 3251, Equity;

•	Section 3855, Financial Instruments – Recognition and Measurement;

•	Section 3861, Financial Instruments –Disclosure and Presentation; and

•	Section 3865, Hedges.
Effective January 1, 2007, the adoption of these new standards by CMHC and CHT has resulted in changes in the recognition, measurement and disclosure of financial instruments and hedges. This has had a significant impact on the Corporation’s results as well as on the financial statement presentation.
Prior to the adoption of the new standards, all financial assets and financial liabilities were recorded at either cost or amortized cost. Under the new standards, financial assets and financial liabilities are initially recognized at fair value and subsequently accounted for based on their classification. The choice of classification depends on the purpose for which the financial instruments were acquired and their characteristics. In simplified terms, financial instruments which are intended to be held to maturity can continue being recorded at cost or amortized cost. Other financial instruments must be accounted for using fair value. The resulting unrealized gain or loss on valuation is recorded in the calculation of Net Income if the instrument is deemed to support a short-term strategy or a hedging relationship; but it is recognized in Other Comprehensive Income if it is deemed to support a longer-term strategy such as the mortgage loan insurance and securitization activities.
Comprehensive Income is composed of Net Income and Other Comprehensive Income.
Accumulated Other Comprehensive Income (AOCI) is a separate component of Equity of Canada and is an accumulation of Other Comprehensive Income as well as transitional adjustments relating to the newly adopted accounting standards.
Adjustments to Balance Sheet due to Changes in Accounting Standards
The new standards were to be applied prospectively. As a result, transitional adjustments were recorded as at January 1, 2007 as an adjustment to Retained Earnings or AOCI depending on the nature of the adjustments. The impact on the opening Balance Sheet is as follows:
•	Consolidated Assets increased by $620 million

•	Consolidated Liabilities decreased by $46 million

•	Retained Earnings increased by $132 million

•	AOCI increased by $534 million
The unrealized loss on financial instruments at fair value resulted in a $7 million impact on consolidated net income for 2007.
Future Accounting Changes
The following new accounting standards issued by the Canadian Institute of Chartered Accountants (CICA) Handbook become effective for the Corporation and CHT on January 1, 2008: Section 1535, Capital Disclosures which requires an entity to disclose its objectives, policies and processes for managing capital and Sections 3862 Financial Instruments – Disclosures, and 3863 Financial Instruments – Presentation which replace CICA Handbook section 3861, Financial Instruments – Disclosure and Presentation and enhance disclosure requirements on the nature and extent of risks arising from financial instruments and how the entity manages those risks.

36     I     CANADA MORTGAGE AND HOUSING CORPORATION
OBJECTIVE ONE
HELP CANADIANS IN NEED
Our Priority: Help Canadians in Need Access Affordable, Sound and Suitable Housing

Resources: $57 million in operating expenses and 363 staff years
Performance vs. Plan

Performance Measures	2006 Actual	2007 Plan	2007 Actual	2008 Plan
Housing program expenses, excluding operating expenses (million $)[1]	2,049	1,930	1,912	2,333
Estimated number of households assisted[1]	630,000	630,400	626,300	628,300
Affordable Housing Initiative expenditures (million $)	167	82	95	73
Affordable housing units facilitated by CMHC’s Affordable Housing Centre (Formerly, affordable partnership units facilitated)	3,422	1,650	3,154	1,900
Estimated new commitments under strategic initiatives (renovation and repair programs: RRAP, ERP (off-reserve only), HASI and SEP both on and off-reserve) in units and million $. (Variance due to $256 million, 2-year extension of these initiatives announced by the Government of Canada.)[1]	20,535 (units) 155.0	3,694 (units) 22.6	19,049 (units) 109.9	N/A	[2]
Affordable units facilitated through CMHC mortgage loan insurance flexibilities	1,455	1,250	1,660	N/A	[3]
Annual direct lending – new business (million $)[1]	385.3	122 to 131	156.3	191 to 206
Annual direct lending – subsequent renewals (million $)[1]	1,933	842 to 906	1,065.2	1,205 to 1,295

1	Data above includes on- and off-reserves.

2	Effective in 2008, CMHC has adopted a new measure (forgiveness dollars expended) to better capture the Corporation’s performance with regards to its renovation programs on- and off-reserve. The 2008 target for this measure is $130 million.

3	Although there is no target for 2008, it will continue to be monitored.
CMHC attained or exceeded its performance measures with respect to helping Canadians in need. The target for new commitments under CMHC’s renovation programs was well above original plan as a result of the Government of Canada’s announcement in late December 2006 that these programs would be renewed for two years for a total expenditure of $256 million. It is estimated that some 38,000 low-income households will be assisted with this renewal. During 2007, CMHC signed agreements with all of the provinces and territories that choose to deliver the federally assisted renovation programs to extend the existing program delivery arrangements.
New direct lending loans and renewals were above planned levels. Direct lending new business was higher than projected due to an increase in the delivery of new construction loans on-reserve. As for renewals, the volume was higher due to the resolution of a large number of loans previously extended on a month-to-month basis.
Our activities are intended to achieve these outcomes:
•	Help low-income households access sound and suitable housing so that they are able to afford other household necessities, thus reducing the strain on their limited economic resources.

•	Help clients from the non-profit and private sectors, as well as municipalities to produce affordable housing without ongoing government subsidy through capacity building, relationship building, information-sharing and advice and guidance.

•	Contribute to better housing policy by raising awareness of housing issues and potential solutions concerning Canadians in need so that government has the information to correctly assess policy options.

CANADA MORTGAGE AND HOUSING CORPORATION     I     37
•	Contribute to the health and safety of assisted households, thus reducing pressure on the health care system. Good indoor air quality reduces exposure to health threats. Housing in good repair reduces injury risks. And barrier-free design extends independent living for seniors, and persons with disabilities.

•	Direct lending lowers the federal government’s cost of subsidizing social housing, thus alleviating pressure on federal resources.

•	Maintain and preserve the existing stock of social housing, which provides a stable base for low income households to obtain employment, raise a family, build relationships, and establish and maintain social networks and supports.
Challenges Ahead
The issues and drivers in the upcoming planning period include:
•	In 2001, 1.5 million Canadian households lived in housing that did not meet affordability, adequacy or suitability standards. Renters were over four times as likely as owners to be in core housing need.

•	Some social housing contributions under long-term agreements have begun to expire.

•	The Affordable Housing Initiative will expire in March 2009.

•	While in December 2006, the Government of Canada announced a two-year, $256 million extension of CMHC’s renovation programs, these programs will expire in March 2009.
In 2008, CMHC will:
•	Continue to carry out its core activities which include housing programs and agreements such as existing social housing commitments, the Affordable Housing Initiative and the renovation programs.

•	Continue to facilitate the development of affordable housing through its community development activities by strategically working with clients and stakeholders, and through the transfer of information aimed at advancing affordable housing solutions.

•	Share and develop information on the current condition of the existing social housing stock and the characteristics of residents.

•	Undertake an assessment of the economics of new rental housing.

•	Complete evaluations of the Affordable Housing Initiative and CMHC’s renovation programs and assess their effectiveness in achieving government objectives in advance of their termination in March 2009.

•	Explore options for the Federal Co-operative Housing Stabilization Fund, which is scheduled to expire in 2010.

•	Provide information to the new Canadian Mental Health Commission on housing circumstances of persons with mental illness.
Our Priority: Support Aboriginal Canadians to Improve Their Living Conditions
Performance vs. Plan

Performance Measures	2006 Actual	2007 Plan	2007 Actual	2008 Plan
New commitments of on-reserve non-profit units	4,393	1,122	1,442	858
Commitment to Housing Internship Initiative for First Nations and Inuit Youth (million $)	1	1	1	1
% of delivery of on-reserve programs and services through First Nation or Aboriginal organizations	93.6%	80%	92%	80%
Homeowner units insured or facilitated through the adoption of market-based housing finance tools	N/A	150	190	170
CMHC’s attained all of its targets with respect to delivering new commitments on-reserve and increased the capacity of Aboriginal people to manage their own housing. In addition, CMHC facilitated homeownership on-reserve through CMHC loan insurance or other market-based housing finance tools.
Our activities are intended to achieve these outcomes:
•	Contribute to the health and safety of Aboriginal households, by improving and maintaining the existing housing stock, which has deteriorated due to over-crowding and resultant problems such as mold contamination.

38     I     CANADA MORTGAGE AND HOUSING CORPORATION
•	Maintain and preserve the existing stock of social housing on-reserve which provides a stable base for very low-income Aboriginal households to obtain employment, raise a family, build relationships, and establish and maintain social networks and supports.

•	Contribute to the financial security of Aboriginal households through homeownership, which is a key driver for creating wealth and underpins a sense of ownership and belonging in a community.

•	The provision of on-reserve social housing levers infrastructure investment and promotes the development of housing systems within Aboriginal communities including housing-related employment, health facilities, and community services.

•	Help Aboriginal people develop, maintain, and manage housing, through training assistance and advice, and develop related institutional capabilities.

•	Contribute to better housing policy by raising awareness of housing issues and potential solutions concerning the Aboriginal population so that government has the information to correctly assess policy options. Build capacity and advance housing knowledge in Aboriginal communities.

•	Facilitate homeownership on-reserve so that households can participate fully in the economic, social and cultural spheres of their communities.
Challenges Ahead
The issues and drivers in the upcoming planning period include:
•	The Aboriginal population is growing at a faster rate than the overall population. In 2001, the Aboriginal population was close to one million or 22% higher than in 1996. This was much higher than the 3.4% growth rate for the non-Aboriginal population during the same period.

•	Housing conditions in First Nations communities continue to lag behind conditions seen elsewhere in Canada. With limited new housing construction and a rapidly growing population, many on-reserve communities are faced with housing shortages and overcrowded conditions.

•	Overcrowding, due to housing shortages on-reserve, is a factor behind deterioration of the housing stock and problem with mold.

•	An impediment to market-based housing on-reserve is the lack of access to private-sector financing due to provisions in the Indian Act. Budget 2007 dedicated $300 million for the development of a First Nations Market Housing Fund to provide First Nations with the opportunity to obtain market-based housing loans from financial institutions for building, buying or renovating housing units on-reserve.

•	A large portion of the northern population relies on assisted housing. Transportation challenges combined with a lack of skilled labour contribute to high construction costs and a slow pace of new construction. The harsh northern climate also increases the cost of ongoing maintenance and operation of electrical, heating and wastewater services in rural and remote areas.
In 2008, CMHC will:
•	Continue to deliver the Non-Profit Housing Program and renovation programs on-reserve.

•	Support the operationalization of the First Nations Market Housing Fund.

•	Encourage adoption of market-based solutions where feasible and desired by First Nations, including improving access to private-sector financing and homeownership on-reserve.

•	Support First Nations to improve and maintain the viability and quality of their housing stock through increased capacity to manage their housing and continuation of the Housing Quality Initiative.

•	Building upon achievements in 2007, continue with the implementation of the National Mold Strategy on-reserve in partnership with Indian and Northern Affairs Canada, Health Canada and the Assembly of First Nations.

•	Pursue research to improve living conditions of Aboriginal Canadians, primarily on-reserve.

•	Commence construction of durable, energy efficient demonstration housing in Nunavut (Nunavut Northern Sustainable House) and support a demonstration and monitoring program for the Dawson House.

CANADA MORTGAGE AND HOUSING CORPORATION     I     39
Financial Analysis – Housing Programs

				Results
Results Highlights	2006	2007	2007	Against	2008
($M)	Actual	Plan	Actual	Plan	Plan
Housing Program[1] Expenses	2,049	1,930	1,912	99.1%	2,333
Operating Expenses	109	114	108	94.7%	115
Appropriations	2,158	2,044	2,020	98.8%	2,448

[1]	See Glossary.
On an annual basis, the Corporation spends approximately $2 billion assisting Canadians in need. Of this total, approximately $1.7 billion (2006 – $1.8 billion) is related to long-term commitments made in prior years, with $1.1 billion (2006 –$977 million) of that amount transferred to provinces/territories under social housing agreements.
The 2008 plan figure is higher than previous years due to the $300 million for the creation of the First Nation Market Housing Fund.
Financial Analysis – Lending Activity

				Results
Results Highlights	2006	2007	2007	Against	2008
($M)	Actual	Plan	Actual	Plan	Plan
Interest Income	865	819	858	104.7%	764
Interest Expense	858	799	842	105.4%	740
Operating Expenses	18	19	17	85.0%	24
Other	11	(6)	(23)	383.3%	(11)
Income Taxes	0	(1)	(5)	250.0%	(3)
Net Income (Loss)	0	(4)	(19)	475.0%	(8)
Reserve Fund	143	151	121	80.1%	133
The main source of income from CMHC’s Lending Activity is interest earned on its loans program while the main expense is borrowing cost. As CMHC lends on a breakeven basis, net income is minimal in comparison to the overall performance.
The performance of the Lending Activity was negatively impacted by the ABCP write-down (approximately $7 million after tax) and the unplanned expensing of $5 million of holding costs for a property.
Section 29 of the CMHC Act provides for the establishment of a Reserve Fund by CMHC. The Reserve Fund constitutes the retained earnings of Lending Activity and fluctuates annually by the amount of income or loss recorded under Generally Accepted Accounting Principles (GAAP). Excesses over the limit are returned to the Government of Canada.
The Reserve Fund authorized limit is currently established at $175 million. A maximum of up to $125 million is intended to guard against losses arising from general operations and prepayment/repricing risk. The remaining $50 million is intended to accommodate fluctuations in earnings resulting from fair valuation adjustments of financial instruments.

RISK IN FOCUS
The primary risks of CMHC’s lending relate to credit and market risk. Credit exposure, as measured by the carrying value of loans made by CMHC, which totalled $12.5 billion compared to $12.9 billion in 2006.
Given that CMHC lends to non-profit entities whose credit worthiness is difficult and often impossible to assess by third-party credit rating agencies, credit risk is mitigated in the following ways:
•	Approximately 24% of CMHC’s loan portfolio is covered through the recovery of losses from the federal government so long as they are within CMHC’s Parliamentary Appropriations;

•	Approximately 24% of the portfolio is covered by CMHC’s mortgage loan insurance and reserves have been set aside for claims that may result from these loans;

•	Approximately 45% of the portfolio is covered under social housing agreements with the provinces and territories, making them responsible for loan losses; and

•	Approximately 7% of the portfolio is covered by Indian and Northern Affairs Canada through Ministerial Loan Guarantees.
CMHC has a process framework in place for management of loan default. When a loan goes into default, a feasibility analysis is performed to determine the value of the property and collateral, and workouts or restructurings are then carried out on a case-by-case basis. Every effort is made for early detection and intervention through regular reporting of projects in difficulty. In very rare cases, where there is compelling evidence that all possible options to avert the default have been exhausted, CMHC will remove its support and/or subsidies.

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OBJECTIVE TWO
FACILITATE ACCESS TO MORE AFFORDABLE, BETTER QUALITY HOUSING FOR ALL CANADIANS
Our Priority: Ensure Canadians Have Access to Mortgage Loan Insurance Products and Tools That Meet Their Needs

Resources: $136 million in operating expenses and 808 staff years
Performance vs. Plan

Performance Measures	2006 Actual	2007 Plan	2007 Actual	2008 Plan
Mortgage loan insurance approved in units	631,191	603,061	803,151	578,539
% of total mortgage loan insurance units approved to address less served markets and/or support specific government priorities	34.2%[1]	33%	36.9%	33%
Operating expense ratio for mortgage loan insurance	9.8%	<10.3%	10.7%	<12.1%

[1]	The previously published result of 42.5% has been subsequently revised to 34.2%.
Insurance in force was $334 billion in 2007, compared to a target of close to $309 billion. This increase is principally due to higher portfolio volumes and to a lesser extent greater than planned rental and homeowner volumes. Under the National Housing Act, CMHC has a maximum aggregate outstanding amount of insured policies in force that cannot be exceeded. In March 2008, Parliament approved a $100 billion increase to this ceiling, raising the outstanding insurance in force limit from $350 billion to $450 billion in order to provide sufficient capacity to continue to meet market demand for CMHC mortgage loan insurance.
CMHC’s commitment to innovation has led to a suite of new mortgage loan insurance products that meet the evolving needs of our clients and mortgage consumers. As the housing market continues to evolve, so does the public’s appetite for new MLI products. In 2007, CMHC rose to the challenge and introduced products that provided flexibility and choice to Canadians.
CMHC continued to underwrite mortgage loan insurance applications in all parts of the country in such a manner that enabled Canadians to access financing in a responsible fashion.
CMHC fell just short of its operating expense ratio target as a result of a greater than planned focus on marketing initiatives targeted at maintaining CMHC’s market position in an increasingly competitive market.

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37% of mortgage loan insurance approvals are in markets where Canadians are not served or are less well served by private mortgage loan insurers, including:
•	Housing in rural areas

•	Housing on-reserve

•	Housing in the North and Territories

•	Rental housing, including nursing and retirement homes

•	Homes secured through a chattel mortgage

•	Homes in single-industry towns

•	Non-profit and co-operative housing projects
Our activities are intended to achieve these outcomes:
•	Address gaps in the housing finance system so that under-served populations, such as Aboriginal peoples, immigrants, and low-income households, can access housing finance at the lowest possible cost. Create equal access to mortgage loan insurance, and therefore homeownership, regardless of geographic location.

•	Contribute to the financial security of Canadian households through homeownership, which is a key foundation of overall consumer confidence, household spending, and wealth creation.

•	Create economic growth through healthy demand for housing, which stimulates activity in the new construction and renovation industries. The associated expenditures generate ripple effects throughout the economy, creating jobs and business opportunities in communities across the country.

•	Portfolio insurance helps lenders manage their capital more efficiently and small lenders to compete on an equal footing with large lenders. It allows more lenders to compete in the mortgage loan insurance market by lowering entry barriers, thus expanding consumer choice.
Financial Analysis – Insurance

				Results
Results Highlights ($M)	2006 Actual	2007 Plan	2007 Actual	Against Plan	2008 Plan
Premium and Fees Revenue	1,183	1,289	1,355	105.1%	1,278
Investment Income	674	425	633	148.9%	608
Realized Gain/Losses on Disposal of Investments and Fair Value Adjustments	0	68	93	136.8%	0
Other Income	1	0	(7)	N/A	0
Operating Expenses	116	133	145	109.0%	155
Interest Expense	116	0	110	N/A	0
Net Claims	209	181	315	174.0%	231
Income Taxes	436	477	482	101.0%	458
Net Income	981	991	1,022	103.1%	1,042
Other Comprehensive Income	N/A	61	(187)	(306.5%)	69
Comprehensive Income	N/A	1,052	835	79.4%	1,111

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Revenues from mortgage insurance activity are comprised of insurance premiums, application fees (rental loans only) and income earned on its investment portfolio. Premiums and fees are received at the inception of the mortgage insurance policy. They are recognized as revenue over the period covered by the insurance contract using actuarially determined factors that reflect the long-term pattern for default risk. These factors are reviewed annually by the external actuary. In 2007, this review led to a change to the earnings curve to better reflect the claim occurrence experience and resulted in an additional $112 million being recognized in revenue in 2007. Since CMHC is mandated to operate its mortgage insurance business on a commercial basis, the premiums and fees it collects and the interest it earns must cover related claims and other expenses. They must also provide a reasonable rate of return to the Government of Canada, ensuring a fair level playing field with private-sector mortgage insurers. As such, CMHC insurance activity is operated at no cost to Canadian taxpayers.
A combination of strong house prices and initiation volumes supported by CMHC’s commitment to developing new and innovative products, client services and operational excellence kept premium receipt levels high again in 2007.
Overall, current year mortgage loan insurance revenues do not fluctuate much in response to short-term volumes as a substantial portion of the insurance premium revenues in any given year are attributable to premiums received in prior years.
Short-term changes in economic conditions affect the two components of net claims expense: the actual loss on claims paid during the year and the change in the provisions for claims that have already occurred but for which claims have yet to be filed. The provision for claims is an estimate based upon historical experience and projections of future economic conditions as well as prevailing legal, economic, social and regulatory trends, and expectations as to future developments. It is evaluated annually by an external actuary, who reviews historical experience to determine if changes are required to assumptions regarding expected claim outcomes and the impact of future economic conditions. The 2007 Valuation revised claim occurrence factors. This implied a higher current provision for claims. The 2007 Valuation also identified some adverse trends in some large metropolitan areas where average claim amounts are higher. This also implied a higher provision for claims. The actual loss on claims paid during the year was consistent with our 2007 plan.
Net Income has remained fairly stable over the last three years and the Corporation is expecting a slight increase in 2008. This is mainly due to the impact of previous year’s business and the continued increase in the size of the investment portfolio. Regulations, competition, and change in default patterns may affect results. CMHC continues to enhance and introduce new flexibilities to our insurance products.

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RISK IN FOCUS
Key to managing CMHC homeowner-related mortgage loan insurance risk is the maintenance of an automated underwriting system, emili, which incorporates borrower, market, and property risk assessment models. emili is routinely monitored and updated based on actual claims experience.
A similar model is used to manage risk in its portfolio, or bulk, insurance products. CMHC also actively manages rental-related mortgage loan insurance risk through detailed and thorough underwriting, including analysis and risk assessment of the borrower, market, property and loan characteristics. A standardized risking tool is employed by underwriters to assign a risk rating to each of these major risk components. Based upon the risk rating and complexity of the loan application, risk-mitigating actions are taken to ensure the risk is at an acceptable level.
Because CMHC operates across Canada, the mortgage insurance portfolio is geographically distributed. Difficult economic times, which are the major factor in credit losses, have historically demonstrated that they are also geographically distributed and changing over time. CMHC also manages mortgage insurance risk by working with mortgage lenders to maintain quality standards in the underwriting and servicing of their mortgage portfolios.
The risk of financial loss is represented by the amount of future mortgage loan insurance claims relative to the mortgage insurance premiums received. The overall performance of the economy is the main determinant of future claims patterns. Changes in house price levels, mortgage rates and unemployment levels, nationally and regionally, are key economic variables affecting claims. CMHC uses a dynamic financial analysis model to assess the sensitivity of mortgage loan insurance under various recession, unemployment and interest-rate assumptions, as well as under different business conditions such as a reduction in market share or worse-than-expected product performance.
The objective of the MLI investment portfolio is to maximize returns while maintaining sufficient liquidity to meet projected business requirements, including potential future claims and other liabilities. The value of the portfolio on December 31, 2007 was $12.1 billion, a year-over-year increase of 12% or $1.3 billion. The portfolio is subject to market risk. To minimize this risk, the majority of investments are held in high quality, fixed income products.
MLI Investment Portfolio Mix

	Strategic	Actual
Investment %	Allocation Plan	Allocation
Fixed Income	78.0	77.6
Money Market	5.0	3.8
Canadian Equity	10.0	10.6
Europe, Australasia, and Far East (Equity)	3.5	4.2
U.S. Equity	3.5	3.8
Total	100.0	100.0

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Challenges Ahead
The issues and drivers in the upcoming planning period include:
•	Housing starts increased slightly to 228,343 units during 2007. Starts are expected to decrease to about 211,700 units in 2008, due to rising mortgage carrying costs. However, underlying economic fundamentals will continue to be a solid underpinning for Canada’s housing sector.

•	U.S.-based mortgage loan insurance providers are increasingly interested in Canada. The federal government has increased the amount of private mortgage loan insurance that can be covered under the federal guarantee from $100 billion to $200 billion in 2006. In 2007, two new U.S. insurers were approved to do business in Canada (however one has since retracted their entry), and one additional U.S. insurer applied to enter, bringing the potential number of active competitors to four. It is expected that there will be one new competitor in 2008.

•	In April 2007, Bill C-37 raised the loan-to-value ratio threshold for mortgage loan insurance for federally-regulated lenders from 75% to 80%, therefore reducing the size of the mortgage loan insurance market relative to the overall mortgage market.

•	Under Basel II, the risk weight of uninsured mortgages will decline by 30%. As a result, mortgage loan insurance, as a tool to reduce lenders’ minimum capital requirements, will be less valuable.
In 2008, CMHC will:
•	Continue to provide mortgage loan insurance products and services in all parts of Canada.

•	Focus efforts on better serving the needs of financial institutions and Canadians in general, including relatively underserved borrower populations.

•	Promote awareness and understanding of the public policy benefits of mortgage loan insurance and of CMHC’s role in the Canadian housing finance system.

•	Maintain industry leadership in combating mortgage fraud by continuing to raise awareness and understanding with lender clients.

•	Continue to identify new opportunities that may exist through the provision of specialized products and the development of new tools and technologies.

•	Continue to assess the effect of the changing regulatory environment on CMHC’s mortgage loan insurance business.

•	Review CMHC default management tools, with a view to expanding the options available to assist Canadians in financial difficulty to stay in their homes.
Our Priority: Enhance the Supply of Low-Cost Funds for Mortgage Lending by Expanding the Securitization Program
Performance vs. Plan

Performance Measures	2006 Actual	2007 Plan	2007 Actual	2008 Plan
Annual securities guaranteed (million $)	36,071	30,500	57,981	40,000
Operating expense ratio for securitization	6.6%	<11.7%	5.8%	<11%
CMHC’s mortgage securitization programs have benefited from robust housing markets and lender appetite for lower-funding costs in recent years. As a result, guarantees in force have grown from $34 billion in 2001 to $165 billion in 2007. There is still room to grow however as only 19% of residential mortgages are securitized. CMHC’s guarantee in force is subject to a statutory limit of $350 billion. This limit will be increased by $100 billion in 2008.
The crisis in the ABCP market has helped to further demonstrate the key role CMHC plays in providing low-cost residential mortgage funding to lenders. In need of access to low-cost funding, many of these institutions turned to CMHC’s mortgage securitization programs as a much-needed source of liquidity to fund their mortgages.

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The success of CMB has resulted in continued growth in the number of outstanding bonds and clearly demonstrates the extent to which the mortgage industry has embraced this innovative mortgage-funding vehicle. In 2007, a total of $35.7 billion issued by the Canada Housing Trust was guaranteed by CMHC, compared to $25 billion in 2006.
An evaluation of the CMB Program was performed in 2007 to assess the effectiveness of the program during its first five years in achieving its objectives of improving the competitiveness of the mortgage sector and helping ensure Canadians have access to affordable mortgage financing. It is expected that the evaluation will be finalized in spring 2008.
Our activities are intended to achieve these outcomes:
•	Integrate mortgage market lending with capital market lending, therefore leading to greater efficiency and lower costs for lenders. Expand the base for funding of mortgage loans and allow for more efficient pricing.
Financial Analysis – Securitization and Canada Housing Trust

				Results
Results Highlights ($M)	2006 Actual	2007 Plan	2007 Actual	Against Plan	2008 Plan
CHT
Revenue	3,498	3,459	4,839	139.9%	4,414
Expense	3,498	3,459	4,839	139.9%	4,414
Securitization
Fee Revenue	49	57	65	114.0%	73
Interest Income	19	18	24	133.3%	21
Operating Expenses	3	7	4	57.1%	6
Income Taxes	20	22	27	122.7%	27
Net Income	45	46	58	126.1%	61
Other Comprehensive Income	N/A	4	(7)	(175.0%)	21
Comprehensive Income	N/A	50	51	102.0%	82
CHT 2007 revenues were positively impacted by issuance of CMB and investment in NHA MBS. CHT’s main source of revenue is income from the investments it holds and its main expense is interest on outstanding CMB. The higher than expected CMB volumes have resulted in higher than planned revenues and expenses.
Revenue growth in recent years has also reflected the introduction of additional eligible mortgage products into the CMB Program and the growing interest from additional financial institutions looking to CMB as a low-cost residential mortgage funding alternative.
Interest expense is by far the largest portion of CHT expenses. This is directly related to the total amount of outstanding CMB. The total amount of CMB outstanding at the end of 2007 was approximately $119 billion.
In 2007, net income from securitization was $58 million, 26% higher than planned, driven by higher NHA MBS and CMB issuance activity, resulting in higher guarantee fees and more investments earning income. Guarantee fees are received at inception of the related security issue and recognized as income over the term of the security issue, typically five years. Accordingly, approximately 85% of the 2007 guarantee fee revenue is attributable to fees received prior to 2007.

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RISK IN FOCUS
For NHA MBS, the risk associated with issuer default is mitigated by both quality assessment and monitoring of the issuers and by a minimum spread requirement between the NHA MBS coupon and the lowest mortgage rate in the pool and the requirement that all securitized mortgages must be insured. In the event of issuer default, the minimum spread can be made available to a third-party for the continued servicing of both underlying mortgages and the NHA MBS payments.
For CMB, the risk associated with swap counterparty default is mitigated through program requirements for collateralization in the event of counterparty credit ratings below specific ratings thresholds and the requirement that all amortizing or prepaying principal must be reinvested in additional NHA MBS, Government of Canada securities or a limited amount of Canadian residential asset-backed securities that meet specific requirements including an R-1 (High) rating.
The objective of the securitization investment portfolio is to maximize returns while maintaining sufficient liquidity to meet projected business requirements. The value of the securitization investment portfolio at year-end 2007 was $538 million, an increase of 27% or $115 million from 2006. The portfolio is also subject to market risk. To mitigate this risk, the majority of the securitization assets are invested in high quality, fixed income investments.
Securitization Investment Portfolio Mix

	Strategic	Actual
Investment %	Allocation Plan	Allocation
Fixed Income	78.0	77.6
Money Market	5.0	3.8
Canadian Equity	10.0	10.6
Europe, Australasia, and Far East (Equity)	3.5	4.2
U.S. Equity	3.5	3.8
Total	100.0	100.0
Challenges Ahead
The issues and drivers in the upcoming planning period include:
•	The residential mortgage market in Canada is quickly evolving as a result of the entry of foreign financial institutions and the growth of smaller unregulated Canadian start-ups. While these changes are increasing the level of competition in the mortgage market, these new entrants present challenges to CMHC to evolve our securitization programs in order to facilitate participation by these non-traditional lenders.

•	Recent events in the global credit markets are also presenting challenges to CMHC as demand for funding by lenders through programs such as the CMB Program is exceeding the demand from investors for CMHC guaranteed CMBs.

•	On June 27, 2007 the Office of the Superintendent of Financial Institutions announced that it would permit deposit-taking institutions to resume issuing covered bonds on a limited basis. Covered bonds, which are debt obligations secured by the assets of the issuer or of any of its subsidiaries, improve funding diversification and lower costs relative to other funding approaches, but are still more costly than CMBs.
In 2008, CMHC will:
•	Continue to deliver securitization products and services to ensure an adequate supply of low-cost mortgage financing.

•	Develop alternative CMB funding strategies, which may include different term structures and/or currencies.

•	Expand the list of mortgage products eligible for securitization.

•	Complete the implementation of the recommendations regarding the expansion of the list of eligible replacement assets for the CMB Program.

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Our Priority: Provide Comprehensive, Timely and Relevant Information to Enable Canadian Consumers and the Housing Sector to Make Informed Decisions
Performance vs. Plan

Performance Measures	2006 Actual	2007 Plan	2007 Actual	2008 Plan
% of subscribers to market analysis publications who found them useful	94%	>94%	93%	>94%
% of attendees at Housing Outlook Conferences who found them useful	99.7%	95%	99.1%	95%
Forecast accuracy for housing starts	-8.9%	Within 10%	-7.6%	Within 10%
		of actual		of actual
Ranking of housing starts forecast accuracy among forecasters	4th amongst 18	Rank within the top	2nd amongst 19	Rank within the top
		quartile		quartile
% of information transfer seminar attendees who found them useful	94%	85%	95%	90%
% of recipients of newly published Research Highlights who found them useful	68%	70%	71%	70%
% of recipients of newly published About your House	83%	80%	80%	80%
fact sheets who found them useful
In 2007, CMHC introduced a number of enhancements to its Market Analysis products and surveys in order to offer more comprehensive and timely information on the housing sector, including expanded coverage of the renovation and rental markets.
CMHC’s Housing Outlook Conferences and Seminars were attended in record numbers across Canada, with more than 5,500 people attending the 19 highly regarded industry events which were held in 2007. As well, over 30,000 people attended presentations made by CMHC market analysts at a wide range of housing events across the country.
The evaluation of CMHC’s market analysis activities found that stakeholders across a broad segment of the housing sector were not only highly aware of CMHC market analysis products and services, but relied heavily upon our publications in supporting their decisions. Housing starts data and forecasts were rated the most useful items.
In October 2007, the fifth edition of the Canadian Housing Observer was released. This CMHC flagship publication assesses the state of Canada’s housing through the lenses of sustainability, financing, demographics, socio-economic influences on housing demand, recent trends in affordable housing and current market developments. In addition, the 2007 Canadian Housing Observer, for the first time, discusses housing need and conditions in the nation’s urban centres based on the annual Statistics Canada Survey of Labour and Income Dynamics. By December 31, 2007, 2,500 English and 2,300 French print copies of the publication were distributed.
The Canadian Housing Observer is complemented by extensive online data tables via Housing in Canada Online (HiCO). The data tables provide an overview of housing conditions and trends in Canada and in each province/territory and Census Metropolitan Area. HiCO is an interactive tool for building customized tables and analyzing data on housing conditions. In August 2007, data for off-reserve Aboriginal housing conditions, derived from the 1996 and 2001 Censuses was added, allowing for the comparison of Aboriginal and non-Aboriginal housing conditions.

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In 2007, CMHC undertook initiatives to improve the way we communicate with Canadians. Messaging was developed for several of CMHC’s key business areas and initiatives including mortgage loan insurance, the Affordable Housing Centre, and the launch of the EQuilibrium Healthy Housing Initiative.
Major advertising campaigns proactively engaged Canadians via web-based marketing, complemented with radio, television, and digital display advertising. Over the course of the year, CMHC’s Web site received a record 6.9 million visits and consumer awareness of CMHC as Canada’s national housing agency reached a record level of 82%.
Our activities are intended to achieve these outcomes:
•	Contribute to economic growth and efficiency.

•	Help ensure a balance of supply and demand in the housing market.

•	Facilitate adoption of best building practices by consumers and the housing and housing finance industry.
Challenges Ahead
The issues and drivers in the upcoming planning period include:
•	Recent developments requiring attention include continued house-price appreciation and reduced affordability, the growing importance of the secondary rental market, entry of new mortgage industry players, new finance and insurance products, new financial regulations, and growing resolve to address northern and Aboriginal on-reserve housing conditions.

•	Consumer and industry expectations, as well as government agendas, are also dynamic, with recent focus on the environment, sustainability, and health.
In 2008, CMHC will:
•	Continue to provide information that is comprehensive, timely and relevant to the needs of the industry and stakeholders.

•	Implement recommendations regarding the conduct of a national retirement homes survey.

•	Conclude the feasibility of conducting a national new home sales survey.

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OBJECTIVE THREE
ENSURE THE CANADIAN HOUSING SYSTEM REMAINS ONE OF THE BEST IN THE WORLD
Our Priority: Promote Sustainable Housing and Communities

Resources: $102 million in operating expenses and 717 staff years
In 2007, CMHC continued to promote a vision for environmentally sustainable housing through ongoing research and information transfer activities. Progress on the EQuilibrium Healthy Housing Initiative resulted in twelve winning projects being selected to demonstrate the design and construction of the next generation of sustainable housing in Canada. One project, ÉcoTerra™ in Eastman, Quebec, has been completed and was opened to the public in November 2007. Six additional projects have entered the construction phase of development.
Promotion of sustainable community planning practices resulted in the following projects: Old North End Neighbourhood in Saint John, Saddleton Fused Grid in Calgary, Perthworks in Perth, and Saline Creek Plateau Neighbourhood Structure Plan in Fort McMurray.
CMHC fulfilled its responsibilities with respect to the management and administration of Granville Island, including work towards a long-term plan to undertake infrastructure improvements.
Our activities are intended to achieve these key outcomes:
•        Facilitate the adoption of sustainable practices by the housing industry and consumers, thereby helping to address climate change from the housing perspective, leading to reductions in greenhouse gas emissions and the preservation of the environment and quality of life.
•        Improve the environmental sustainability of housing and communities through adoption of sustainable practices, therefore leading to the development of new, sustainable communities, as well as intensification of existing residential neighbourhoods and brownfield development.
•        Improve the energy efficiency of new and existing housing, therefore reducing greenhouse gas emissions attributable to the residential sector.
Challenges Ahead
The issues and drivers in the upcoming planning period include:
•	Budget 2007 commits significant resources to reducing greenhouse gases and combating climate change through cleaner energy, increased energy efficiency, and cleaner transportation. Residential energy use, which accounts for 15.2% of the country’s greenhouse gas emissions, is a major source of emissions.

•	Faced with the challenge of accommodating growth in a sustainable way, planners are turning to development principles such as “new urbanism” and “new pedestrianism”.

•	Five factors – energy prices, the age of Canada’s housing stock, health considerations, government incentives and consumer awareness of environmental issues – will shift Canadian preferences towards housing solutions that are healthy, energy-efficient, durable, and environmentally friendly.

•	In responding to rising consumer demand, government policies and incentive programs, and increased industry competition, home-builders are increasingly embracing green features and energy-efficient housing technologies.

•	International demand for sustainable housing and community technologies and practices is clearly rising. This would lead to increasingly sustainable communities. Countries committed to meeting Kyoto targets, or targets which may arise from future climate change agreements, will increasingly seek out technologies designed of encourage and promote home energy efficiency as a way of reducing greenhouse gas emissions.

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In 2008, CMHC will:
•	Support the federal government’s environmental plan as it relates to housing, with a view to ensuring that CMHC’s strategies are well-aligned with federal objectives, and to continuing its work with Health Canada and Natural Resources Canada – the lead agencies responsible for implementing measures in support of the indoor-air component of the government’s Clean Air agenda.

•	Promote environmental sustainability that supports the current climate change agenda by illustrating practical actions and results (e.g., EQuilibrium Healthy Housing Initiative).
•	Examine how CMHC’s EQuilibrium Healthy Housing Initiative can be extended to the neighbourhood or community scale.

•	Explore how housing finance tools can be used to enhance environmental sustainability.

•	Initiate policy research to examine innovative sustainable housing financing mechanisms and models in Canada, and internationally, to evaluate their applicability to Canada in support of sustainable housing and communities.
Our Priority: Support and Promote Canada’s World-Class Housing Products, Services and Systems Internationally
Performance vs. Plan

Performance Measures	2006 Actual	2007 Plan	2007 Actual	2008 Plan
Revenues from selling CMHC’s expertise abroad (millions $)	1.86	1.95	2.17	2.54
Overall satisfaction rate of key clients	82%	75%	92%	75%
Value of CMHC-facilitated sales reported by key export clients (millions $)	79.3	92.8	105.8	120.0
The most significant events impacting Canadian housing exports to the U.S. were the rise of the Canadian dollar from above $0.60 U.S. to at or above par and the impact of subprime mortgage lending on the housing market and the economy. In response to these challenges, CMHC successfully implemented the U.S. Platinum Program for Canadian exporters in 2007.

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CMHC-facilitated sales of $105.83 million in 2007, which is 12% above plan. This led to the creation or maintenance of more than 1,164 jobs for Canadians.
In 2007, CMHC continued to sell its expertise abroad, generating revenues of $2.17 million.
Our activities are intended to achieve these key outcomes:
•	Help Canadian exporters diversify their export markets and operate in an increasingly competitive international marketplace.

•	Improve the performance of housing finance institutions abroad and enable market-based reforms to enhance housing affordability and housing choice.

•	Further Canada’s foreign policy objectives through the development of better functioning housing markets abroad, thereby contributing to the broader objectives of citizen involvement, social stability and economic prosperity.
Challenges Ahead
The issues and drivers in the upcoming planning period include:
•	There are considerable opportunities for CMHC to share its experience and expertise in housing.

•	A stronger Canadian dollar over the medium- to long-term will pressure exporters to trim their underlying costs in order to remain competitive.

•	The global marketplace is increasingly aware of housing solutions from around the world and the benefits that a well-functioning housing sector provides to the economy and society.
In 2008, CMHC will:
•	Continue to develop housing markets internationally by selling its expertise abroad as well as by helping Canadian exporters to diversify their export markets and operate in an increasingly competitive environment.

•	Support key Canadian clients in the provision of environmentally-sound systems and products related to housing, with a view to enabling CMHC to learn about international market opportunities in green building products, identify opportunities for Canadian companies and support the companies to help them meet international requirements and standards.

•	Explore the provision of Canadian products and services in the development of new sustainable communities in various markets, including implementation of memoranda of understanding with Mexico, Russia and China and seek new international opportunities.

•	Assist the forestry industry in accessing new export markets with housing-related products, with a view to developing a strategy to support clients in the forestry industry who are willing to increase the value-added of their products.

•	Implement a strategy for facilitating high-rise projects in various markets where demand and interest is strong, with a view to appraising Canadian export capability, by identifying potential exporters and helping them identify international high-rise housing projects.

•	Support the Government of Canada international trade and foreign affairs objectives by signing new consulting contracts in select countries seeking to develop or improve their housing finance products or strategies, with a view to promoting and supporting Canada’s housing system internationally.

•	Increase opportunities for Super E® technology in U.K. social housing. Social housing landlords understand the long-term benefits of Super E® and are willing to absorb the initial costs for significant savings over time. There is also a need for a concerted effort for matchmaking between Canadian exporters with the U.K. social housing sector.

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FINANCIAL STATEMENTS
MANAGEMENT’S RESPONSIBILITY FOR FINANCIAL REPORTING
Year ended 31 December 2007
CMHC management is responsible for the integrity and objectivity of the consolidated financial statements and related financial information presented in this annual report. The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles, and, consequently, include amounts which are based on the best estimates and judgement of management. The financial information contained elsewhere in this annual report is consistent with that in the consolidated financial statements.
In carrying out its responsibilities, management maintains appropriate financial systems and related internal controls within CMHC, and controls as guarantor of Canada Housing Trust, to provide reasonable assurance that financial information is reliable, assets are safeguarded, transactions are properly authorized and are in accordance with the relevant legislation and by-laws of the Corporation, resources are managed efficiently and economically, and operations are carried out effectively. The system of internal controls is supported by internal audit, which conducts periodic audits of different aspects of the operations.
The Board of Directors, acting through the Audit Committee whose members are not officers of the Corporation, oversees management’s responsibilities for financial reporting, internal control systems, and the controls as guarantor of Canada HousingTrust. The Board of Directors, upon the recommendation of the Audit Committee, has approved the consolidated financial statements.
Ernst & Young LLP, and Sheila Fraser, FCA, Auditor General of Canada, have audited the consolidated financial statements. The auditors have full access to, and meet periodically with, the Audit Committee to discuss their audit and related matters.

Karen Kinsley, CA	Anthea English, CA
President and Chief Executive Officer	Vice-President, Corporate Services and Chief Financial Officer

15 February 2008

'

54     I     CANADA MORTGAGE AND HOUSING CORPORATION

AUDITORS’ REPORT
TO THE MINISTER OF HUMAN RESOURCES AND SOCIAL DEVELOPMENT
We have audited the consolidated balance sheet of the Canada Mortgage and Housing Corporation as at 31 December 2007 and the consolidated statements of income and comprehensive income, equity of Canada and cash flows for the year then ended. These financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these financial statements based on our audit.
We conducted our audit in accordance with Canadian generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.
In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at 31 December 2007 and the results of its operations and its cash flows for the year then ended in accordance with Canadian generally accepted accounting principles. As required by the Financial Administration Act, we report that, in our opinion, these principles have been applied, except for the change in the method of accounting for financial instruments as explained in Note 3 to the financial statements, on a basis consistent with that of the preceding year.
Further, in our opinion, the transactions of the Corporation that have come to our notice during our audit of the consolidated financial statements have, in all significant respects, been in accordance with Part X of the Financial Administration Act and regulations, the Canada Mortgage and Housing Corporation Act, the National Housing Act and the by-laws of the Corporation.

Sheila Fraser, FCA	Ernst & Young LLP
Auditor General of Canada	Chartered Accountants
Licensed Public Accountants
Ottawa, Canada
15 February 2008

CANADA MORTGAGE AND HOUSING CORPORATION     I     55
CONSOLIDATED BALANCE SHEET
As at 31 December

		Consolidated		CMHC		CHT
(in millions of dollars)	Notes	2007	2006	2007	2006	2007	2006

ASSETS
Investment in NHA Mortgage-Backed Securities	3, 4	96,023	76,599	—	—	96,023	76,599
Securities Purchased Under Resale Agreements	14	21,373	11,290	1,340	423	20,033	10,867
Investment Securities:	3, 4	—	12,942	—	10,856	—	2,902
Designated at Fair Value		2,086	—	980	—	1,106	—
Available for Sale		10,723	—	12,102	—	—	—
Held to Maturity		69	—	69	—	—	—
Loans and Investments in Housing Programs:	3, 5	—	12,706	—	12,706	—	—
Loans Designated at Fair Value		7,644	—	7,644	—	—	—
Other Loans		3,624	—	3,624	—	—	—
Investments in Housing Programs		1,073	—	1,073	—	—	—
Cash and Cash Equivalents	20	3,470	8,453	1,476	3,300	1,995	5,153
Accrued Interest Receivable		747	1,260	404	346	352	924
Derivatives	3, 13	645	83	32	83	613	—
Accounts Receivable and Other Assets	3	427	446	424	446	—	—
Due from the Government of Canada		188	217	188	217	—	—
Future Income Tax Assets	3, 6	—	140	—	140	—	—
Inventory of Real Estate		76	82	76	82	—	—

		148,168	124,218	29,432	28,599	120,122	96,445

LIABILITIES
Canada Mortgage Bonds	3, 7	117,719	94,667	—	—	119,098	95,483
Capital Market Borrowings	3, 7	8,295	8,625	8,296	8,625	—	—
Unearned Premiums and Fees		5,386	4,934	5,386	4,934	—	—
Borrowings from the Government of Canada	7	4,446	4,701	4,446	4,701	—	—
Securities Sold But Not Yet Purchased		1,335	379	1,335	379	—	—
Securities Sold Under Repurchase Agreements	3	1,049	2,868	1,049	2,868	—	—
Accrued Interest Payable		1,018	1,230	199	279	828	961
Derivatives	3, 13	903	9	707	9	196	—
Provision for Claims	9	552	454	552	454	—	—
Accounts Payable and Other Liabilities	8	376	897	376	896	—	1
Future Income Tax Liabilities	3, 6	95	—	95	—	—	—

		141,174	118,764	22,441	23,145	120,122	96,445

Commitments and Contingent Liabilities	21
EQUITY OF CANADA
Contributed Capital		25	25	25	25	—	—
Accumulated Other Comprehensive Income	3	328	—	340	—	—	—
Retained Earnings	3, 11	6,641	5,429	6,626	5,429	—	—

		6,994	5,454	6,991	5,454	—	—

		148,168	124,218	29,432	28,599	120,122	96,445

See accompanying notes to the consolidated financial statements.
Approved by the Board of Directors:

Dino Chiesa	Sophie Joncas, CA
Chairperson, Board of Directors	Chairperson, Audit Committee

56     I     CANADA MORTGAGE AND HOUSING CORPORATION
CONSOLIDATED STATEMENT OF INCOME AND COMPREHENSIVE INCOME
Year ended 31 December

		Consolidated			CMHC			CHT
(in millions of dollars)	Notes	2007	2006	2005	2007	2006	2005	2007	2006	2005

REVENUES
Interest Income from NHA
Mortgage-Backed Securities		3,793	2,860	2,458	—	—	—	3,793	2,860	2,458
Premiums and Fees		1,421	1,234	1,224	1,421	1,234	1,224	—	—	—
Interest Income from Investment Securities		1,616	1,272	729	756	759	604	906	539	144
Interest Earned on Loans and Investments in Housing Programs	12	756	799	864	756	799	864	—	—	—
Gains (Losses) from Financial Instruments Designated at Fair Value	3	(7)	—	—	(16)	—	—	—	—	—
Realized Gains (Losses) from Available for Sale Financial Instruments	3	92	—	—	92	—	—	—	—	—
Other Income		55	55	58	(11)	10	24	140	99	73

		7,726	6,220	5,333	2,998	2,802	2,716	4,839	3,498	2,675

Parliamentary Appropriations for:	12
Housing Programs		1,912	2,049	1,973	1,912	2,049	1,973	—	—	—
Operating Expenses		108	109	103	108	109	103	—	—	—

		2,020	2,158	2,076	2,020	2,158	2,076	—	—	—

		9,746	8,378	7,409	5,018	4,960	4,792	4,839	3,498	2,675

EXPENSES
Interest Expense	7	5,598	4,340	3,550	952	974	973	4,692	3,392	2,596
Housing Programs	12	1,912	2,049	1,973	1,912	2,049	1,973	—	—	—
Operating Expenses		347	298	303	274	246	263	147	106	79
Net Claims		315	209	119	315	209	119	—	—	—

		8,172	6,896	5,945	3,453	3,478	3,328	4,839	3,498	2,675

INCOME BEFORE INCOME TAXES		1,574	1,482	1,464	1,565	1,482	1,464	—	—	—

INCOME TAXES	6
Current		500	468	493	500	468	493	—	—	—
Future		4	(12)	(31)	4	(12)	(31)	—	—	—

		504	456	462	504	456	462	—	—	—

NET INCOME		1,070	1,026	1,002	1,061	1,026	1,002	—	—	—

OTHER COMPREHENSIVE INCOME (net of tax)	3, 6
Net Unrealized Gains (Losses) from Available for Sale Financial Instruments		(145)	—	—	(141)	—	—	—	—	—
Reclassification Adjustment for Net (Gains) Losses Included in Net Income		(55)	—	—	(53)	—	—	—	—	—

		(200)	—	—	(194)	—	—	—	—	—

COMPREHENSIVE INCOME		870	—	—	867	—	—	—	—	—

See accompanying notes to the consolidated financial statements.

CANADA MORTGAGE AND HOUSING CORPORATION     I     57
CONSOLIDATED STATEMENT OF EQUITY OF CANADA
Year ended 31 December

(in millions of dollars)	Notes	2007	2006	2005

Contributed Capital		25	25	25

Retained Earnings	11
Unappropriated
Balance at Beginning of Year		1,555	854	155
Effect of Adopting New Accounting Standards for Financial Instruments	3	135	—	—
Income Tax Benefit on Earnings Set Aside for Capitalization		4	—	—
Net Income		1,080	1,026	993
Set Aside for Capitalization		(527)	(325)	(294)

Balance at End of Year		2,247	1,555	854

Earnings Set Aside for Capitalization
Balance at Beginning of Year		3,731	3,406	3,112
Set Aside for Capitalization		527	325	294

Balance at End of Year		4,258	3,731	3,406

Reserve for Lending
Balance at Beginning of Year		143	143	134
Effect of Adopting New Accounting Standards for Financial Instruments	3	(3)	—	—
Net Income (Loss)		(19)	—	9

Balance at End of Year		121	143	143

Total Retained Earnings at End of Year		6,626	5,429	4,403

Accumulated Other Comprehensive Income
Balance at Beginning of Year		—	—	—
Effect of Adopting New Accounting Standards for Financial Instruments	3	534	—	—
Other Comprehensive Income		(194)	—	—

Total Accumulated Other Comprehensive Income at End of Year		340	—	—

Total Retained Earnings and Accumulated Other Comprehensive Income		6,966	5,429	4,403

Inter-entity Elimination		3	—	—

Total Equity of Canada at End of Year		6,994	5,454	4,428

See accompanying notes to the consolidated financial statements.

58     I     CANADA MORTGAGE AND HOUSING CORPORATION
CONSOLIDATED STATEMENT OF CASH FLOWS
Year ended 31 December

	Consolidated			CMHC			CHT
(in millions of dollars)	2007	2006	2005	2007	2006	2005	2007	2006	2005

CASH FLOWS PROVIDED BY (USED IN) OPERATING ACTIVITIES
Net Income	1,070	1,026	1,002	1,061	1,026	1,002	—	—	—
Items Not Affecting Cash or Cash Equivalents
Amortization of Premiums and Discounts	254	(123)	(30)	13	11	32	241	(134)	(62)
Future Income Taxes	(4)	3	(31)	(4)	3	(31)	—	—	—
Change in Fair Value of Financial Instruments	49	(75)	(57)	49	(75)	(57)	—	—	—
Gain on Sale of Investment Securities	(94)	(39)	(54)	(94)	(39)	(54)	—	—	—
Net Change in Non-cash Operating Assets and Liabilities	18	26	364	465	1	356	(438)	25	8

	1,293	818	1,194	1,490	927	1,248	(197)	(109)	(54)

CASH FLOWS PROVIDED BY (USED IN) INVESTING ACTIVITIES
Investment in NHA Mortgage-Backed Securities
Sales and Maturities	28,902	23,496	15,406	—	—	—	28,902	23,496	15,406
Purchases	(47,645)	(36,015)	(27,901)	—	—	—	(47,645)	(36,015)	(27,901)
Change in AFS, HTM and Designated at Fair Value Investment Securities
Proceeds from Sales and Maturities	20,242	17,385	12,124	9,768	10,275	12,076	10,474	7,110	48
Purchases	(19,006)	(18,378)	(13,771)	(11,283)	(11,025)	(13,309)	(8,680)	(8,349)	(1,041)
Reclassification of ABCP from Cash Equivalents	(249)	—	—	(249)	—	—	—	—	—
Change in Loans and Investments in Housing Programs
Repayments	829	745	706	829	745	706	—	—	—
Disbursements	(395)	(281)	(211)	(395)	(281)	(211)	—	—	—
Change in Securities Purchased Under Resale Agreements	(10,083)	(7,250)	(3,464)	(917)	(311)	464	(9,166)	(6,939)	(3,928)

	(27,405)	(20,298)	(17,111)	(2,247)	(597)	(274)	(26,115)	(20,697)	(17,416)

CASH FLOWS PROVIDED BY (USED IN) FINANCING ACTIVITIES
Canada Mortgage Bonds
Issuances	34,797	24,155	17,476	—	—	—	35,754	25,151	18,055
Repayments	(12,600)	(2,200)	—	—	—	—	(12,600)	(2,200)	—
Medium-term Capital Market Borrowings
Issuances	274	1,342	2,161	274	1,342	2,161	—	—	—
Repayments	(1,300)	(1,450)	(2,336)	(1,300)	(1,450)	(2,336)	—	—	—
Change in Short-term Capital Market Borrowings	1,108	(783)	415	1,108	(783)	415	—	—	—
Repayments of Borrowings from the Government of Canada	(255)	(198)	(146)	(255)	(198)	(146)	—	—	—
Change in Securities Sold Under Repurchase Agreements	(1,819)	(176)	68	(1,819)	(176)	68	—	—	—
Change in Securities Sold But Not Yet Purchased	925	268	(10)	925	268	(10)	—	—	—

	21,130	20,958	17,628	(1,067)	(997)	152	23,154	22,951	18,055

Increase in Cash and Cash Equivalents	(4,982)	1,478	1,711	(1,824)	(667)	1,126	(3,158)	2,145	585
Cash and Cash Equivalents
Beginning of year	8,453	6,975	5,264	3,300	3,967	2,841	5,153	3,008	2,423
Inter-entity Elimination	(1)	—	—	—	—	—	—	—	—

End of Year	3,470	8,453	6,975	1,476	3,300	3,967	1,995	5,153	3,008

Represented by:
Cash	—	(13)	(7)	—	(13)	(7)	—	—	—
Cash Equivalents	3,470	8,466	6,982	1,476	3,313	3,974	1,995	5,153	3,008

	3,470	8,453	6,975	1,476	3,300	3,967	1,995	5,153	3,008

Supplementary Disclosure of Cash Flow Information
Amount of Interest Paid During the Year	5,411	3,901	3,166	1,052	818	771	4,406	3,106	2,418
Amount of Income Taxes Paid During the Year	507	589	494	507	589	494	—	—	—

See accompanying notes to the consolidated financial statements.

CANADA MORTGAGE AND HOUSING CORPORATION     I     59
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
Year ended 31 December 2007
1. CORPORATE MANDATE
The consolidated financial statements include the accounts of Canada Mortgage and Housing Corporation (CMHC, or the Corporation) and Canada Housing Trust (CHT), a variable interest entity. Within the Public Accounts of Canada, the annual consolidated Net Income increases the Government’s annual surplus; the consolidated Retained Earnings and Accumulated Other Comprehensive Income reduce the Government’s accumulated deficit.
CMHC was established as a Crown corporation in 1946 by the Canada Mortgage and Housing Corporation Act (the “CMHC Act”) to carry out the provisions of the National Housing Act (the “NHA”). It is also subject to Part X of the Financial Administration Act (the “FAA”) by virtue of being listed in Part 1 of Schedule III, and is wholly owned by the Government of Canada.
The Corporation’s mandate is to promote the construction, repair and modernization of housing, the improvement of housing and living conditions, housing affordability and choice, the availability of low-cost financing for housing, and the national well-being of the housing sector. The mandate is carried out through the following four activities:

Insurance: CMHC provides insurance against borrower default on residential mortgages.
Securitization: CMHC guarantees the timely payment of principal and interest for investors in securities based on insured mortgages. The CMHC Guarantee is a direct and unconditional obligation of CMHC as an agent of Canada. It carries the full faith and credit of Canada, and constitutes a direct and unconditional obligation of and by the Government of Canada.

Housing Programs: CMHC receives Parliamentary Appropriations to fund housing programs for Canadians in need.
Lending: CMHC makes loans and investments in housing programs which are funded by borrowings. A significant number of these loans and investments are supported with housing program payments.
Canada Housing Trust was established in 2001 as an Issuer Trustee. CHT’s functions are limited to the acquisition of interests in eligible housing loans such as NHA Mortgage-Backed Securities (NHA MBS), the purchase of highly rated investments, certain related financial hedging activities and the issuance of Canada Mortgage Bonds (CMB). The CMB are guaranteed by CMHC under its Securitization Activity. The beneficiaries of the Trust, after payment of all obligations, are one or more charitable organizations.
2. SIGNIFICANT ACCOUNTING POLICIES
The consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles (GAAP). The significant accounting policies used in the preparation of these consolidated financial statements are summarized on the following pages and conform in all material respects to GAAP.
The following are the significant accounting policies:
Use of Estimates and Assumptions
The preparation of the consolidated financial statements in accordance with GAAP requires management to make estimates and assumptions. These estimates and assumptions affect the reported amounts of assets, liabilities, comprehensive income and related disclosures. Key areas where management has made estimates and assumptions include those related to the fair value of financial instruments (note 14), employee future benefits (note 18) and provision for claims (note 9). Where actual results differ from these estimates and assumptions, the impact will be recorded in future periods.
Basis of Presentation
These consolidated financial statements include the accounts of CMHC and, as required by Accounting Guideline 15: Consolidation of Variable Interest Entities (AcG-15), the accounts of CHT, a variable interest entity (VIE) for which CMHC is considered to be the primary beneficiary. The assets and liabilities of CHT are neither owned by nor held for the benefit of CMHC and are disclosed separately in the consolidated financial statements and related notes. Revenues, expenses and cash flows relating to CHT have received similar treatment. Inter-entity balances and transactions have been eliminated in the consolidated figures.

60     I     CANADA MORTGAGE AND HOUSING CORPORATION
Financial Instruments
Effective 1 January 2007 CMHC and CHT began classifying their financial assets in the following categories: designated at fair value, loans and receivables, held to maturity and available for sale. Two classifications are used for financial liabilities: designated at fair value and other financial liabilities. The classification is determined by management at initial recognition and depends on the purpose for which the financial assets were acquired or liabilities were incurred. Derivatives and Securities Sold But Not Yet Purchased are classified as Held for Trading.

Classification	Accounting Treatment
Held for Trading (HFT)	Derivatives that have not been designated as hedges for accounting purposes.

Derivatives are measured at fair value. Gains and losses arising from changes in the fair value are recorded in Net Income in the period in which they arise. Transaction costs are expensed as incurred.

Designated at Fair Value	Section 3855 provides an entity the option of designating a financial instrument as HFT on its initial recognition or on adoption of this standard, even if it was not acquired for the purpose of selling or repurchasing in the near term. Financial instruments which belong to a group managed and evaluated on a fair value basis in accordance with documented risk management strategies are designated at fair value under the fair value option. This designation is irrevocable.

Financial instruments designated at fair value are measured at fair value. Gains and losses arising from changes in the fair value are recorded in Net Income in the period in which they arise. Transaction costs are expensed as incurred.

Loans and Receivables	Loans and Receivables are non-derivative financial assets with fixed or determinable payments that are not debt securities.

Loans and Receivables are initially recognized at fair value plus transaction costs. Subsequent to initial recognition they are measured at amortized cost using the effective interest method.

Held to Maturity (HTM)	HTM financial assets are non-derivative financial assets with fixed or determinable payments and a fixed maturity, other than loans and receivables, that management has the positive intention and ability to hold to maturity.

HTM financial assets are initially recognized at fair value plus transaction costs. Subsequent to initial recognition they are measured at amortized cost using the effective interest method.

Available for Sale (AFS)	AFS financial assets are non-derivative financial assets which are designated as such, or which have not been designated in any other classification.

AFS financial assets are initially recognized at fair value plus transaction costs. They are subsequently measured at fair value. Gains and losses arising from changes in the fair value are recorded in Other Comprehensive Income (OCI) until the financial asset is sold, derecognized, or determined to be other than temporarily impaired. Interest income is recorded using the effective interest method.

Other Financial Liabilities	Other Financial Liabilities are non-derivative financial liabilities which have not been designated at fair value.

Other Financial Liabilities are initially recognized at fair value plus transaction costs. Subsequent to initial recognition they are measured at amortized cost using the effective interest method.
Settlement date accounting is used for purchases and sales of financial assets. Realized gains and losses on sales are recognized on a weighted average cost basis.

CANADA MORTGAGE AND HOUSING CORPORATION     I     61
The Corporation assesses at each Balance Sheet date whether there is objective evidence that a financial asset is impaired. For financial assets classified as HTM that are determined to be other than temporarily impaired, the asset is written down to fair value to recognize the loss and the write-down is recorded in Other Income. If an AFS financial asset is determined to be other than temporarily impaired, the unrealized loss recorded in Accumulated Other Comprehensive Income (AOCI) is reversed and recorded in Realized Gains (Losses) from Available for Sale Financial Instruments. For Loans and Receivables, it is unlikely that a write-down would be required as CMHC is assured full collection of principal and accrued interest through provisions in the Social Housing Agreements, provisions in the National Housing Act, Ministerial loan guarantees or the loans are underwritten though CMHC’s Insurance Activity.
Determination of Fair Value
All financial instruments are recognized initially at fair value. The fair value of a financial instrument on initial recognition is the transaction price, that is, the fair value of the consideration given or received, net of transaction costs.
Subsequent to initial recognition, financial assets and financial liabilities quoted in active markets are measured based on bid and ask prices respectively. Financial instruments not quoted in active markets are measured at fair value using valuation techniques such as discounted cash flow analysis which refer to observable market data. Accrued interest is separately disclosed for all financial instruments.
Active Market:
Financial assets quoted in active markets are measured based on the bid price. This includes Investment Securities (other than Third-Party Asset-Backed Commercial Paper) and Treasury Bills included in Cash Equivalents. Financial liabilities quoted in active markets are measured based on the ask price. This includes Canada Mortgage Bonds, Capital Market Borrowings (other than commercial paper and floating rate notes) and Securities Sold But Not Yet Purchased.
No Active Market:
Financial assets and liabilities not quoted in active markets are measured based on discounted cash flow analysis making maximum use of inputs observable in the market. Financial instruments whose fair value is determined in this manner include Investment in NHA MBS, Loans and Investments in Housing Programs, Cash Equivalents (other than Treasury Bills), Securities Purchased Under Resale Agreements, Derivative Financial Instruments, commercial paper and floating rate notes included in Capital Market Borrowings, and Securities Sold Under Repurchase Agreements.

For all other financial instruments, the carrying value is assumed to approximate fair value due to the short-term nature.
Investment in NHA Mortgage-Backed Securities
Prior to 1 January 2007, Investment in NHA Mortgage-Backed Securities were recorded at amortized cost with premiums and discounts deferred and amortized on a straight-line basis accelerated for unscheduled principal repayments. Commencing 1 January 2007, these investments are designated at fair value. Changes in fair value are recorded in Gains (Losses) from Financial Instruments Designated at Fair Value.
Investment Securities
Prior to 1 January 2007, Investment Securities were recorded at amortized cost with premiums and discounts deferred and amortized using the effective interest method over the term of the related investment. Gains and losses on Investment Securities in the Lending Activity and CHT were included in income at the time of sale. Gains and losses on Investment Securities in the Insurance and Securitization Activities were deferred and amortized over the remaining life of the original investment.
Commencing 1 January 2007, Investment Securities in the Lending Activity and CHT are designated at fair value. Changes in fair value are recorded in Gains (Losses) from Financial Instruments Designated at Fair Value. Investment Securities in the Insurance and Securitization Activities are classified as AFS. Changes in fair value are recorded in Other Comprehensive Income. Interest income on fixed income investments is recorded in Interest Income from Investment Securities using the effective interest method. Dividend income is recorded in Interest Income from Investment Securities when the right to the dividend is established.

62     I     CANADA MORTGAGE AND HOUSING CORPORATION
Loans
Prior to 1 January 2007, all Loans were carried at amortized cost. Commencing 1 January 2007, Loans that are part of hedged portfolios are designated at fair value under the fair value option. Changes in fair value are recorded in Gains (Losses) from Financial Instruments Designated at Fair Value.
All other loans are classified as Loans and Receivables and continue to be carried at amortized cost. Where loans contain forgiveness clauses, they are recorded net of the forgiveness that is reimbursed through Parliamentary Appropriations when the loans are advanced.
Interest income is recognized using the effective interest method in Interest Earned on Loans and Investments in Housing Programs.
CMHC is reimbursed for interest rate losses resulting from certain loans for housing programs containing interest rate clauses lower than the interest cost on the related borrowings, issued from 1946 to 1984 through provisions of the National Housing Act. These appropriations are voted on an annual basis by Parliament and CMHC has over a 30 year history of past collection of interest losses through appropriations. CMHC measures these loans at amortized cost which assumes the continued receipt of appropriations going forward. If the appropriations are not received in a future year, the loans would no longer be considered to have been issued at “market rates” and the valuation of these loans would change.
Investments in Housing Programs
Investments in Housing Programs represent CMHC’s exposure through loans made to various housing projects and are carried at amortized cost. These financial assets are classified as Loans and Receivables. Interest income on Investments in Housing Programs is recorded in Interest Earned on Loans and Investments in Housing Programs on an accrual basis using the effective interest method. The Corporation’s portion of net operating losses and disposal losses on the housing programs is reimbursed through Parliamentary Appropriations.
Securities Purchased Under Resale Agreements and Sold Under Repurchase Agreements
Securities Purchased Under Resale Agreements (Reverse Repurchase Agreements) consist of the purchase of securities, typically government treasury bills or bonds, with the commitment to resell the securities to the original seller at a specified price and future date in the near term. Securities Sold Under Repurchase Agreements (Repurchase Agreements) consist of the sale of securities with the commitment to repurchase the securities from the original buyer at a specified price and future date in the near term.

Securities Purchased Under Resale Agreements held by CHT and those entered into with proceeds from Securities Sold But Not Yet Purchased are designated at fair value under the fair value option. Changes in fair value are recorded in Gains (Losses) from Financial Instruments Designated at Fair Value.
The remainder of Securities Purchased Under Resale Agreements are classified as HTM and Securities Sold Under Repurchase Agreements are classified as Other Financial Liabilities. These items are carried at amortized cost using the effective interest method, plus accrued interest. Proceeds from Securities Sold Under Repurchase Agreements are generally invested in Securities Purchased Under Resale Agreements or cash equivalents for the purpose of generating additional income. Such transactions are entered into simultaneously with matching terms to maturity. The associated interest earned and interest expense are recorded in Interest Income from Investment Securities and Interest Expense respectively.
Cash and Cash Equivalents
Cash and Cash Equivalents are comprised of cash and short-term, highly liquid investments with an original term to maturity of 98 days or less that are readily convertible to known amounts of cash. Cash Equivalents funded by Securities Sold Under Repurchase Agreements are classified as HTM and recorded at amortized cost using the effective interest method. The remainder are either designated at fair value or classified as AFS depending on whether they relate to the Lending Activity or the Insurance and Securitization Activities respectively. Cash equivalents must have a minimum credit rating of R-1 (Low) or equivalent as determined by S&P, Moody’s or DBRS at the time they are purchased.

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Derivatives
The Corporation enters into derivatives such as interest rate swaps, foreign currency swaps, interest rate futures and equity index futures in order to manage its exposures to market risks. These derivatives are only contracted with creditworthy counterparties (minimum rating of A- or equivalent as determined by S&P, Moody’s or DBRS) and are not used for speculative purposes.

Prior to 1 January 2007, certain derivatives were designated as eligible hedges. For these derivatives, the hedge relationship was designated and formally documented at inception. Formal assessments were conducted on an ongoing basis to determine whether the hedge was highly effective in offsetting either changes in fair value or future cash flows of hedged items. Derivatives that did not qualify or were not designated as eligible hedges for accounting purposes were carried at fair value on the Consolidated Balance Sheet. Hedge accounting was discontinued prospectively on 1 January 2007.
Commencing 1 January 2007, derivatives are classified as HFT and carried at fair value on the Consolidated Balance Sheet. Derivatives with a positive fair value are reported as assets, while derivatives with a negative fair value are reported as liabilities. Subsequent changes in fair value are recorded in Gains (Losses) from Financial Instruments Designated at Fair Value.
Derivatives may be embedded in other financial instruments and are treated as separate derivatives when their economic characteristics and risks are not clearly and closely related to those of the host instrument, the terms of the embedded derivative are the same as those of a stand-alone derivative, and the combined contract is not HFT or designated at fair value. CMHC elected a transition date of 1 January 2003 to identify derivatives embedded in existing contracts.
Inventory of Real Estate
Inventory of Real Estate is carried at the lower of cost and fair value. Cost is determined as the acquisition cost, plus modernization and improvement costs where applicable. Fair value is calculated as the current market value of the property, less the discounted value of estimated holding and disposal costs.
For certain properties, net operating losses and disposal losses are reimbursed through Parliamentary Appropriations while net operating profits and disposal gains are returned to the Government of Canada.
For the remaining properties, realized gains and losses on disposal are recorded in Net Claims.
Canada Mortgage Bonds
Canada Mortgage Bonds (CMB), which are issued by CHT and guaranteed by CMHC, are interest bearing bullet bonds. Coupon interest payments are made semi-annually for fixed-rate CMB and quarterly for floating-rate CMB. Principal repayments on the bonds are made at the end of the term. Prior to 1 January 2007, CMB were carried at amortized cost. Direct costs associated with the issuance of the bonds are expensed in the year incurred. Commencing 1 January 2007, the bonds are designated at fair value and changes in fair value are recorded in Gains (Losses) from Financial Instruments Designated at Fair Value. The Approved MBS Sellers reimburse CHT for the cost of arranging financing, including the fees paid to CMHC as Guarantor and Financial Services Advisor, underwriters and others for the distribution of CMB.
Capital Market Borrowings
Prior to 1 January 2007, Capital Market Borrowings were carried at amortized cost. Premiums and discounts were deferred and amortized using the effective interest method and issuance costs were deferred and amortized on a straight-line basis over the term of the debt issue. Commencing 1 January 2007, Capital Market Borrowings are designated at fair value and changes in fair value are recorded in Gains (Losses) from Financial Instruments Designated at Fair Value. Issuance costs on Capital Market Borrowings are recognized in Interest Expense in the year incurred.

64     I     CANADA MORTGAGE AND HOUSING CORPORATION
Premiums and Fees
Insurance:
Insurance premiums are due at the inception of the mortgage being insured at which time they are deferred and recognized as income over the period covered by the insurance contract using factors determined by an Appointed Actuary. These factors reflect the long-term pattern for default risk of the underlying mortgages.
Unearned premiums represent the portion of the premiums written that relates to the unexpired portion of the policy at the Balance Sheet date and therefore relate to claims that may occur from the Balance Sheet date to the termination of the insurance policies. Annually, the unearned premiums are compared to an estimate of total future claims on a discounted basis to ensure the amount is sufficient. Should such amount not be sufficient, a provision for premium deficiency would be recorded.
Application fees and direct costs associated with issuing mortgage insurance policies are deferred and amortized on the same basis as the related premiums.
Securitization:
Guarantee fees from the Securitization Activity are received at the inception of the related security issue at which time they are deferred and recognized as income over the term of the security issue on a straight-line basis.
Application fees and direct costs associated with issuing the timely payment guarantees are deferred and amortized over the term of the security issue on a straight-line basis.
Provision for Claims
The Provision for Claims represents an estimate for expected claims and the related settlement expenses, net of the related expected mortgage foreclosure proceeds, for defaults from the Insurance business that have occurred on or before the Balance Sheet date. The provision takes into consideration the estimate of losses on defaults that have been incurred but not reported, the time value of money and in accordance with accepted actuarial practice, includes an explicit provision for adverse deviation.
The establishment of the Provision for Claims involves estimates, which are based upon historical trends, prevailing legal, economic, social and regulatory trends, and expectations as to future developments. The process of determining the provision necessarily involves risks that the actual results will deviate, perhaps significantly, from the estimates made.
The loss on actual mortgage defaults and the change in the estimated Provision for Claims are recorded in Net Claims in the year in which they occur.
Securities Sold But Not Yet Purchased
Securities Sold But Not Yet Purchased represent an obligation to deliver Government of Canada Bonds which are not owned at the time of sale. These obligations are classified as HFT with realized and unrealized gains and losses recorded in Gains (Losses) from Financial Instruments Designated at Fair Value.
Income Taxes
The Corporation uses the asset and liability method of accounting for income taxes. Under this method, future income tax assets and liabilities are recognized based on the estimated tax effect of temporary differences between the carrying value of assets and liabilities on the financial statements and their respective tax bases. The Corporation uses substantively enacted income tax rates at the Balance Sheet date that are expected to be in effect when the asset is realized or the liability is settled. A valuation allowance is established, if necessary, to reduce the future income tax asset to an amount that is more likely than not to be realized.

CANADA MORTGAGE AND HOUSING CORPORATION     I     65
Housing Programs
Parliamentary Appropriations for Housing Programs, and the related expenses, are recorded on an accrual basis. Those expenses incurred but not yet reimbursed are recorded as Due from the Government of Canada.
Employee Future Benefits
CMHC provides a defined benefit pension plan, a supplemental pension plan, and other post-employment benefits consisting of severance pay, life insurance and medical insurance.
Pension benefits are based on length of service and average earnings of the best five-year period as classified under defined benefit pension arrangements. The pension benefits are adjusted annually by a percentage equivalent to the total average change in the Consumer Price Index during the previous year. The obligations under employee benefit plans and the related costs are accrued, net of plan assets.
The cost of pension and other post-employment benefits earned by employees is actuarially determined using the projected benefit method prorated on service and management’s best estimate of expected long-term pension plan investment performance, salary increases, retirement ages of employees, mortality of members and expected health care costs. These assumptions are of a long-term nature, which is consistent with the nature of employee future benefits. Actual results could differ from these estimates.
Costs are determined as the cost of employee benefits for the current year’s service, interest cost on the accrued benefit obligation, expected investment return on the fair value of plan assets, and the amortization of the transitional asset/obligation, the deferred past service costs and the deferred actuarial gains/losses.
The transitional asset/obligation and past service costs are deferred and amortized on a straight-line basis over the expected average remaining service period of active employees under the plans. The excess of the net actuarial gain/loss over 10% of the greater of the benefit obligation or the fair value of the plan assets is deferred and amortized on a straight-line basis over the expected average remaining service period of active employees under the plans.
Foreign Currency Translation
Monetary assets and liabilities denominated in foreign currencies are translated into Canadian dollars at exchange rates prevailing at the Balance Sheet date. Exchange gains and losses resulting from the translation of foreign denominated balances are included in Gains (Losses) from Financial Instruments Designated at Fair Value.
Change in Accounting Estimate
Mortgage insurance premiums are recognized as revenue over the period covered by the insurance contracts using actuarially determined factors that are reviewed annually. Effective 1 January 2007, these factors were changed to better reflect the emerging nature of the claim occurrence experience. Premiums and Fees revenue on the Statement of Income and Comprehensive Income is $112 million higher in 2007 while Unearned Premiums and Fees on the Consolidated Balance Sheet as at 31 December 2007 is $112 million lower than it would have been had this change not been implemented. Unearned Premiums and Fees is $157 million lower at 31 December 2008 and $159 million lower at 31 December 2009, resulting in Premiums and Fees revenue being $46 million higher in 2008 and $2 million higher in 2009.
Future Accounting Changes
The following new accounting standards issued by the Canadian Institute of Chartered Accountants (CICA) become effective for the Corporation and CHT on 1 January 2008: Section 1535 Capital Disclosures, Section 3862 Financial Instruments – Disclosures, and Section 3863 Financial Instruments – Presentation. The impact of implementing these sections is not currently known.

66     I     CANADA MORTGAGE AND HOUSING CORPORATION
3. CHANGE IN ACCOUNTING POLICY
The Corporation and CHT adopted the CICA Handbook Section 3855, Financial Instruments – Recognition and Measurement, Section 3865, Hedges, Section 1530, Comprehensive Income, Section 3861, Financial Instruments – Disclosure and Presentation, and Section 3251, Equity on 1 January 2007. The adoption of these new standards resulted in changes in the accounting treatment for financial instruments and hedges as well as the recognition of certain transitional adjustments. As required by the CICA, comparative amounts for prior periods have not been restated.
Financial Assets and Financial Liabilities
Prior to the adoption of the new standards, all financial assets and financial liabilities were recorded at either cost or amortized cost. Under the new standards, financial assets and financial liabilities are initially recognized at fair value and subsequently accounted for based on their classification described below. The classification depends on the purpose for which the financial instruments were acquired and their characteristics.
Designated at Fair Value
Financial assets and financial liabilities that are managed on a fair value basis in accordance with a documented risk management strategy are designated at fair value. These instruments are accounted for at fair value with the change in fair value recorded in Gains (Losses) from Financial Instruments Designated at Fair Value. Assets totalling $9,192 million for CMHC and $95,521 million for CHT and liabilities totalling $8,625 million for CMHC and $95,483 million for CHT at 31 December 2006, were designated at fair value on 1 January 2007.
Available for Sale (AFS)
Financial assets in the Insurance and Securitization Activities are classified as AFS. They are carried at fair value with changes in fair value recorded in Other Comprehensive Income. Unrealized losses are recognized in income whenever it is necessary to reflect an other than temporary impairment. Gains and losses realized on disposal of AFS financial assets, which are calculated on an average cost basis, are recognized in income. Investment Securities and Cash Equivalents totalling $10,226 million and $150 million respectively at 31 December 2006 were designated as AFS on 1 January 2007.
Held to Maturity (HTM)
Securities Purchased Under Resale Agreements and Cash Equivalents funded by Securities Sold Under Repurchase Agreements are classified as HTM and carried at amortized cost using the effective interest method. This classification did not result in adjustments to the Financial Statements.
Loans and Receivables
Loans and Receivables are carried at amortized cost using the effective interest method. This classification is consistent with the classification under the prior accounting standards.
Other Financial Liabilities
Borrowings from the Government of Canada and Securities Sold Under Repurchase Agreements have been classified as other financial liabilities and continue to be measured at amortized cost.
Hedge Accounting
CMHC and CHT have elected not to apply hedge accounting (Section 3865, Hedges) to effective hedging relationships. Hedge accounting was discontinued on 1 January 2007 and all derivatives were classified as HFT. The impact of discontinuing hedge accounting and recording these derivatives at fair value was a $63 million reduction to opening Retained Earnings for CMHC and a $609 million increase to opening Retained Earnings for CHT.
Comprehensive Income
Comprehensive Income is composed of Net Income and Other Comprehensive Income. Other Comprehensive Income includes net unrealized gains and losses on AFS financial assets net of taxes.
Accumulated Other Comprehensive Income
Accumulated Other Comprehensive Income (AOCI) is a separate component of Equity of Canada and includes net unrealized gains and losses on AFS financial assets net of taxes.

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Transitional Adjustments
The following table summarizes the adjustments that were required to adopt the new standards. The adjustments were made in accordance with the transitional provisions of the new standards which determined whether the transitional adjustments were recorded in opening Retained Earnings or opening AOCI.

		Adjustment
		to Opening	Adjustment
	31 December	Retained	to Opening	1 January
(in millions of dollars)	2006	Earnings	AOCI	2007

CMHC
Investment Securities:
Available for Sale	10,226	(20)	770	10,976
Loans:
Designated at Fair Value	7,837	67	—	7,904
Future Income Tax Assets	140	(61)	(236)	(157)
Derivatives	83	38	—	121
Accounts Receivable and Other Assets	446	(8)	—	438
Assets not impacted	9,867	—	—	9,867

Total Assets	28,599	16	534	29,149

Capital Market Borrowings	(8,625)	(5)	—	(8,630)
Accounts Payable and Other Liabilities	(896)	463	—	(433)
Derivatives	(9)	(342)	—	(351)
Retained Earnings	(5,429)	(132)	—	(5,561)
Accumulated Other Comprehensive Income	—	—	(534)	(534)
Liabilities and Equity of Canada not impacted	(13,640)	—	—	(13,640)

Total Liabilities and Equity of Canada	(28,599)	(16)	(534)	(29,149)

CHT
Investment in NHA Mortgage-Backed Securities	76,599	(37)	—	76,562
Investment Securities:
Designated at Fair Value	2,902	(3)	—	2,899
Securities Purchased Under Resale Agreements	10,867	(1)	—	10,866
Cash Equivalents	5,153	(1)	—	5,152
Derivatives	—	715	—	715
Accrued Interest Receivable	924	(603)	—	321

Total Assets	96,445	70	—	96,515

Canada Mortgage Bonds	(95,483)	36	—	(95,447)
Derivatives	—	(106)	—	(106)
Liabilities not impacted	(962)	—	—	(962)

Total Liabilities	(96,445)	(70)	—	(96,515)

Impact on Current Earnings
The unrealized loss on financial instruments designated at fair value and required to be classified as HFT resulted in a $7 million impact on consolidated net income for 2007.

68     I     CANADA MORTGAGE AND HOUSING CORPORATION
4. INVESTMENT IN NHA MORTGAGE-BACKED SECURITIES AND INVESTMENT SECURITIES
Investment in NHA Mortgage-Backed Securities
The following table shows the maturity structure and average yield for the amortized cost of CHT’s NHA MBS. The NHA MBS maturities are estimated based on assumptions regarding mortgage prepayments (1%) and liquidations (4%), excluding new issuance and unscheduled prepayments.

	Term to Maturity
	Within	1 to 3	3 to 5	Over 5
(in millions of dollars)	1 Year	Years	Years	Years	2007	2006

Investment in NHA Mortgage-Backed Securities	21,940	36,192	37,891	—	96,023	76,599
Yield[1]	4.21%	4.29%	4.45%	—	4.33%	4.29%

1	Represents the weighted-average yield, which is determined by applying the weighted average of the effective yields of individual securities.

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Investment Securities
The following table shows the maturity structure and average yield for Investment Securities.

	Remaining Term to Maturity
	Within	1 to 3	3 to 5	Over 5
(in millions of dollars)	1 Year	Years	Years	Years	2007	2006
Available for Sale
CMHC
Corporate/Other Entities	189	651	614	1,828	3,282	—
Government of Canada	32	711	1,236	925	2,904	—
Provinces/Municipalities	63	202	481	2,265	3,011	—
Sovereign and Related Entities	—	76	76	521	673	—

Total Fixed Income	284	1,640	2,407	5,539	9,870	—
Yield[1]	3.68%	4.51%	4.64%	4.72%	4.63%	—
Canadian Equities					1,207	—
U.S. Equities					510	—
Foreign Equities					515	—

Total Equities					2,232	—
Yield[2]					5.10%	—

Total CMHC Available for Sale					12,102	—
Inter-entity Elimination[3]					(1,379)	—

Consolidated Total Available for Sale					10,723	—

Designated at Fair Value
CMHC
Corporate/Other Entities	486	433	12	—	931	—
Sovereign and Related Entities	—	49	—	—	49	—

Total CMHC Designated at Fair Value	486	482	12	—	980	—
Yield[1]	3.80%	4.83%	4.92%	—	4.31%	—

CHT
Corporate/Other Entities	531	—	—	—	531	—
Government of Canada	412	128	35	—	575	—

Total CHT Designated at Fair Value	943	128	35	—	1,106	—
Yield[1]	4.69%	4.07%	4.23%	—	4.61%	—

Consolidated Total Designated at Fair Value					2,086	—

Held to Maturity	69	—	—	—	69	—

Investment Securities
CMHC
Corporate/Other Entities	—	—	—	—	—	3,331
Government of Canada	—	—	—	—	—	3,037
Provinces/Municipalities	—	—	—	—	—	2,328
Sovereign and Related Entities	—	—	—	—	—	586

Total Fixed Income	—	—	—	—	—	9,282
Yield[1]	—	—	—	—	—	4.47%

Canadian Equities					—	845
U.S. Equities					—	380
Foreign Equities					—	349

Total Equities					—	1,574
Yield[2]					—	3.89%

Total CMHC Investment Securities					—	10,856
CHT
Corporate/Other Entities	—	—	—	—	—	1,666
Government of Canada	—	—	—	—	—	1,236

Total CHT Fixed Income					—	2,902
Yield[1]					—	4.15%
Inter-entity Elimination[3]					—	(816)

Consolidated Total Investment Securities					—	12,942

1	Represents the weighted-average yield, which is determined by applying the weighted-average of the effective yields of individual securities.

2	Represents the average yield, which is determined by applying the earned dividend amount of equities to the average cost.

3	Represents investments held by CMHC in CMB issued by CHT.

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The following table shows the total consolidated financial investments.

	2007				2006
		Gross	Gross
	Amortized	Unrealized	Unrealized	Fair	Amortized	Fair
(in millions of dollars)	Cost	Gains	Losses	Value	Cost	Value
CMHC
Fixed Income Securities
Available for Sale	9,726	211	(67)	9,870	8,652	8,876
Designated at Fair Value	991	—	(11)	980	630	630
Held to Maturity	69	—	—	69	—	—
Equities	1,879	371	(18)	2,232	1,574	2,082

Total CMHC	12,665	582	(96)	13,151	10,856	11,588
CHT
Investment in NHA MBS	95,602	476	(55)	96,023	76,599	79,958
Fixed Income Securities
Designated at Fair Value	1,096	11	(1)	1,106	2,902	2,902

Total CHT	96,698	487	(56)	97,129	79,501	82,860

The fixed income securities issued or guaranteed by the Government of Canada resulted in income of $133 million (2006 — $130 million, 2005 — $128 million) for CMHC and $54 million (2006 — $58 million, 2005 — $36 million) for CHT. Accrued Interest Receivable on these investments is $15 million (2006 — $23 million) for CMHC and $7 million (2006 — $22 million) for CHT.
Sales of investment securities in the Lending Activity resulted in a net loss of $1 million in 2007 (2006 — $1 million gain, 2005 — $2 million gain) which has been recorded in Gains (Losses) from Financial Instruments Designated at Fair Value. Sales of investment securities in the Insurance and Securitization Activities resulted in a net gain of $91 million which has been recorded in Realized Gains (Losses) on Available for Sale Financial Instruments. Prior to 2007, realized gains and losses in these activities were deferred. The 2006 and 2005 realized gains amounted to $26 million and $171 million respectively.
Investment securities of $936 million (2006 — $2,633 million) have been pledged as security against Securities Sold Under Repurchase Agreements. CMHC continues to earn interest income and recognizes changes in fair values on these investment securities during the period pledged.
The cumulative loss of $85 million included in Accumulated Other Comprehensive Income (2006 — n/a, 2005 — n/a) has not been recognized as an impairment loss in Net Income because CMHC believes that the decline in fair value is temporary. Factors reviewed to determine whether an impairment is other-than-temporary include prolonged declines in fair value, financial reorganization, corporate restructuring, bankruptcies and other indications of liquidity problems, or the disappearance of an active market for the asset because of financial difficulties.
Asset-Backed Commercial Paper (ABCP)
Sponsored by Canadian Banks
At 31 December 2007, CMHC held ABCP investments sponsored by the Canadian banks with a carrying value of $1,084 million. Bank Sponsored ABCP has continued to perform and payments have been made as per the terms of the agreements. As a result, these investments continue to be presented as Cash and Cash Equivalents.
Sponsored by Third Parties
At 31 December 2007, CMHC held Canadian Third-Party Sponsored ABCP issued by a number of trusts (conduits) with an original cost of $249 million, of which, $70 million was classified as Available for Sale, $102 million as Designated at Fair Value and $77 million classified as Held to Maturity. At the dates CMHC acquired these Third-Party ABCP, they were rated R-1(High) by Dominion Bond Rating Service (DBRS), the highest credit rating issued for commercial paper.

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In August 2007, the Canadian market for Third-Party ABCP became illiquid resulting in these investments not paying on maturity.
An agreement, The Montreal Accord (the “Accord”), was reached in August 2007 whereby investors agreed to a standstill, that commits investors not to take any action which would result in an event of default. The agreement also called for the formation of an Investment Committee (the “Committee”) which was tasked with finding a fair and equitable way to restructure the paper. Of the $249 million held by CMHC, $239 million are for conduits in the Accord. On 23 December 2007, an agreement in principle, expected to be ratified in March 2008, was reached regarding the restructuring of the ABCP. This agreement forms the basis for the valuation estimates made.
At 31 December 2007, CMHC adjusted the carrying value of the Third-Party ABCP it owned to recognize impairment in the value of some of the conduits. The adjustment of $23 million was recognized in the Consolidated Statement of Income and Comprehensive Income, specifically $5 million under Realized Gains (Losses) from Available for Sale Financial Instruments, $10 million under Gains (Losses) from Financial Instruments Designated at Fair Value and $8 million under Other Income. This adjustment represents Management’s best estimate of impairment within a reasonable range of possible write-downs. CMHC has not recognized any interest income on its Third-Party ABCP since the original maturity date and all 2007 costs related to the restructuring have been expensed.
In the absence of an active market and market quotations for Third-Party Sponsored ABCP at 31 December 2007, determination of the fair value of these instruments was estimated using valuation techniques, including a probability weighted approach based on a high probability of successful restructuring versus orderly disposal, weighted discounted future cash flows techniques (taking into account the lack of liquidity and uncertainty of the terms and conditions of underlying assets and eventual restructuring), and comparable and reasonable write-downs taken for similar assets. Whenever available, observable market inputs for comparable securities were used to determine the expected coupon rate, discount rates, timing of cash flows and the maturities of the floating rate notes.
Based on publicly available information at 31 December 2007, CMHC’s valuation assumed the following for each class of assets:
•	Traditional securitized assets ($56 million): CMHC will receive replacement long-term floating rate notes with an expected AAA credit rating and an average maturity of seven years.

•	Combination of synthetic assets and traditional securitized assets and leveraged collateralized debt ($171 million): CMHC will receive pooled synthetic long-term tracking rate notes, divided into senior and subordinated tranches, with the significant majority being ranked senior. The senior notes are expected to receive AAA credit rating while the subordinated notes are expected to be unrated. The notes would have a maturity of seven and eight years respectively.

•	Exposure to sub-prime assets which were labelled as ineligible ($12 million): CMHC will receive a long-term tracking note for these assets which are expected to be unrated and for which the maturity is unknown at this time. In the absence of information, CMHC assumed a 50% write-down of the assets as an appropriate level for sub-prime assets.
CMHC’s valuation was based on its assessment of the prevailing conditions at 31 December 2007, which may change materially in subsequent periods. The most significant factor which may have an impact on the future value of Third-Party Sponsored ABCP is the outcome of the restructuring under the Accord. However, CMHC believes that there is a high probability of successful restructuring. CMHC calculated the fair value under a range of reasonable alternative scenarios and obtained results varying from a $13 million reduction in value to a $28 million reduction in value, compared to the $23 million recorded.
CMHC’s ability to respect its commitments and to fulfill its mandate was not impacted by the ABCP liquidity issue. CMHC does not anticipate any difficulties in respecting future obligations and in continuing its normal course of business.

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5. LOANS AND INVESTMENTS IN HOUSING PROGRAMS
Loans
CMHC provides loans either independently or jointly with provincial, territorial, and municipal authorities. Loans were issued for terms up to 50 years and $11,062 million (2006 — $11,390 million) are due beyond five years.
Approximately $10,683 million, representing 95% (2006 — $10,937 million, or 95%) of the loans, are supported with housing program payments outlined in Note 12.
At 31 December 2007, CMHC is assured full collection of principal and accrued interest on the majority of the loans from the Provinces and Territories through provisions in Social Housing Agreements (2007 — 45%, 2006 — 45%), the Government of Canada through provisions in the NHA (2007 — 24%, 2006 — 25%), and Indian and Northern Affairs Canada through Ministerial loan guarantees (2007 — 7%, 2006 — 6%). The remainder of the loan portfolio (2007 — 24%, 2006 — 24%) is underwritten through CMHC’s Insurance Activity. Provision for losses on these loans is included in the determination of Provision for Claims and Unearned Premiums.
As described in Note 2, CMHC receives interest loss recoveries on certain loans containing interest rate clauses lower than the interest cost on the related borrowings. Of the future cash flows to be received on these loans, approximately 2% (with a fair value of $110 million) will be recovered from the government and the remainder will be recovered directly from the borrowers. The estimated recoveries on these loans from the government for the next five years are as follows:

(in millions of dollars)	2008	2009	2010	2011	2012
	13	13	12	12	11
Investments in Housing Programs
CMHC makes loans to housing programs either independently or jointly with provincial, territorial, and municipal authorities. The majority of these loans to housing programs are being transferred to the Provinces/Territories under the Social Housing Agreements (SHAs). For the most part, the Provinces/Territories are gradually acquiring CMHC’s interest in the housing programs by making payments to CMHC. Once fully reimbursed, CMHC will have no remaining claim on housing programs.
Approximately $1,073 million, representing 100% (2006 — $1,140 million, or 100%) of the investments in housing programs, are supported with housing program payments outlined in Note 12.
At 31 December 2007, CMHC is assured full collection of principal and accrued interest on the portfolio from the Provinces and Territories through provisions in Social Housing Agreements (2007 — 96%, 2006 — 96%) and the Government of Canada through provisions in the NHA (2007 — 4%, 2006 — 4%).

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6. INCOME TAXES
CMHC is subject to federal income tax. It is not subject to provincial income tax. CHT is subject to federal and provincial income taxes on the amount of taxable income for the period and is permitted a deduction for all amounts paid or payable to CHT’s beneficiaries in determining income for tax purposes. As all income was distributed to the beneficiaries, no provision for income taxes has been reflected in these consolidated financial statements.
The following is a reconciliation of the statutory tax rate.

(in millions of dollars)	2007	2006	2005
Income Taxes Computed at Statutory Tax Rate (2007 — 33%, 2006 — 33%, 2005 — 33%)	508	482	476
Change in Tax Rates on Future Income Taxes	1	(15)	—
Permanent Differences	(10)	(6)	(6)
Other	5	(5)	(8)

Income Tax Expense	504	456	462

The following table presents the total income taxes.

(in millions of dollars)	2007	2006	2005
Other Comprehensive Income:
Net Unrealized Losses on Available for Sale Financial Instruments	(41)	—	—
Reclassification Adjustment for Net Gains Included in Net Income	(39)	—	—

Income Tax Benefit on Other Comprehensive Income	(80)	—	—
Effect of Adopting New Accounting Standards for Financial Instruments	298	—	—
Income Tax Benefit on Earnings Set Aside for Capitalization	(4)	—	—

Income Tax Expense on Consolidated Statement of Equity of Canada	214	—	—
Income Tax Expense on Consolidated Net Income	504	456	462

	718	456	462
Inter-entity Elimination	(3)	—	—

Consolidated Total Income Tax Expense	715	456	462

The following table presents the tax-effected temporary differences which result in future income tax assets and liabilities.

(in millions of dollars)	2007	2006
Future Income Tax Assets
Fair Value of Financial Instruments	2	108
Deferred Gains on Disposal of Financial Instruments	—	57
Employee Future Benefits	16	18
Unamortized Premiums on Capital Market Borrowings	2	2
Other	12	18

Total Future Income Tax Assets	32	203
Future Income Tax Liabilities
Fair Value of Financial Instruments	(43)	—
Deferred Gains on Disposal of Financial Instruments	(12)	—
Provision for Claims	(56)	(47)
Pension Benefits	(16)	(16)

Total Future Income Tax Liabilities	(127)	(63)

Net Future Income Tax Assets (Liabilities)	(95)	140

CMHC expects to realize its future income tax assets in the normal course of its operations.

74     I     CANADA MORTGAGE AND HOUSING CORPORATION
7. BORROWINGS
Canada Mortgage Bonds
The following table summarizes the carrying value and yield for the CMHC guaranteed CMB based on term to maturity.

	2007		2006
(in millions of dollars)	Carrying Value	Yield[1]	Carrying Value
2007	—	—	12,611
2008	20,353	4.00%	20,313
2009	13,122	3.98%	13,095
2010	19,262	4.18%	19,372
2011	30,145	4.12%	30,092
2012	36,216	4.16%	—
2013-2017	—	—	—
Thereafter	—	—	—

	119,098	4.10%	95,483
Inter-entity Elimination[2]	(1,379)	—	(816)

Total	117,719	4.10%	94,667

1	Represents the weighted-average yield, which is determined by applying the weighted average book yields of individual fixed-rate bonds and the weighted-average yields to reset of floating-rate bonds.

2	Represents investments held by CMHC in CMB issued by CHT.
In order to meet the principal obligations of the CMB, the principal payments and prepayments from the underlying NHA MBS are held in an account in the name of CHT, managed and reinvested into eligible assets, which include Investment Securities, Cash Equivalents and Securities Purchased Under Resale Agreements, by the swap counterparties pursuant to contractual agreements.
The carrying amount of CMB at 31 December 2007 is $573 million higher than the contractual amount due at maturity. CMB are guaranteed by CMHC and CMHC’s liabilities are backed by the full faith and credit of the Government of Canada. Therefore, there is no significant change in value that can be attributed to changes in credit risk. The change in fair value of CMB not due to changes in the risk-free rate that was recorded in Gains (Losses) from Financial Instruments Designated at Fair Value is $193 million (2006 — n/a, 2005 — n/a).
Capital Market Borrowings and Borrowings from the Government of Canada
Prior to 1993, Loans and Investments in Housing Programs were funded by Borrowings from the Government of Canada. Since that time, CMHC has made its borrowings solely from the capital markets as an agent of Canada. Legislative authority, which does not apply to borrowings of CHT, requires that the total indebtedness from the capital markets outstanding at any time cannot exceed $20 billion. The Minister of Finance approves CMHC’s Borrowing Plan annually and establishes limits and parameters for borrowings.

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The following table summarizes the carrying value and yield for Borrowings from the Government of Canada based on repayments and for Capital Market Borrowings based on term to maturity. Capital market borrowings include U.S. denominated debt. Foreign currency principal and interest payments are fully swapped to Canadian dollar obligations.

	2007					2006
	Government of Canada		Capital Markets			Carrying Value
			Foreign
	Carrying		Currency	Carrying		Government	Capital
(in millions of dollars)	Value	Yield[1]	Borrowings[2]	Value	Yield[1]	of Canada	Markets
2007	—	—	—	—	—	255	2,223
2008	210	8.90%	993	3,020	4.27%	210	1,166
2009	210	8.88%	—	1,052	4.32%	210	1,049
2010	204	8.79%	1,271	1,271	3.94%	204	1,457
2011	147	8.60%	772	879	4.40%	147	975
2012	313	8.59%	—	317	5.53%	313	298
2013-2017	962	8.52%	—	1,757	4.43%	962	1,457
Thereafter	2,400	9.51%	—	—	—	2,400	—

	4,446	9.11%	3,036	8,296	4.31%	4,701	8,625
Inter-entity Elimination[3]	—	—	—	(1)	—	—	—

Total	4,446	9.11%	3,036	8,295	4.31%	4,701	8,625

1	Represents the weighted-average yield, which is determined by applying the weighted-average book yields of individual fixed-rate borrowings and the weighted-average yields to reset of floating-rate notes.

2	Canadian equivalent of U.S. denominated debt.

3	Represents investments held by CHT in Capital Market Borrowings issued by CMHC.
Included in Capital Market Borrowings are commercial paper and medium-term debt. Commercial paper outstanding is $2,028 million (2006 — $919 million), has an original term to maturity less than 365 days, and a yield of 4.13% (2006 — 4.19%). Medium-term debt includes bonds, floating-rate and fixed-rate notes, with an original term to maturity ranging from two to ten years. Floating-rate notes represent $300 million (2006 — $300 million) of Capital Market Borrowings.
The 2007 interest expense related to Borrowings from the Government of Canada is $416 million (2006 — $434 million, 2005 — $451 million) and $414 million (2006 — $410 million, 2005 — $419 million) for Capital Market Borrowings.
The carrying amount at 31 December 2007 of Capital Market Borrowings is $690 million lower than the contractual amount due at maturity. CMHC’s liabilities are backed by the full faith and credit of the Government of Canada and there is no significant change in value that can be attributed to changes in credit risk. The change in fair value of Capital Market Borrowings not due to changes in the risk-free rate that was recorded in Gains (Losses) from Financial Instruments Designated at Fair Value is $15 million (2006 — n/a, 2005 — n/a).

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8. ACCOUNTS PAYABLE AND OTHER LIABILITIES
The following table presents the composition of Accounts Payable and Other Liabilities.

(in millions of dollars)	2007	2006
CMHC
Accrued Housing Program Expenses	155	224
Accrued Benefit Liability for Supplemental Pension Plan and Other Post-employment Benefits	104	90
Obligation Under Capital Lease	19	20
Foreign Exchange Adjustment on Foreign Currency Swaps	—	240
Deferred Gains on Disposals of Investment Securities	—	213
Other Miscellaneous Liabilities	98	109

Total CMHC	376	896
CHT	—	1

Consolidated Total	376	897

9. INSURANCE
Role of the Appointed Actuary
The actuary is appointed by CMHC’s management to carry out a valuation of the policy liabilities of the mortgage insurance activity as at 30 September and to provide an opinion to management regarding their appropriateness at the valuation date. The factors and techniques used in the valuation are in accordance with Canadian accepted actuarial practice, applicable legislation, and associated regulations. The scope of the valuation encompasses the policy liabilities that consist of a Provision for Claims and Unearned Premiums. In performing the valuation of the liabilities for these contingent future events, the actuary makes assumptions as to future claim rates, average loss on claims, trends, expenses and other contingencies, taking into consideration the circumstances of CMHC and the nature of the insurance policies.
Nature of Provision for Claims
The establishment of the Provision for Claims for mortgage insurance is based on known facts and interpretation of circumstances, and is therefore a complex and dynamic process, influenced by a large variety of factors.
The following factors affect the key actuarial assumptions.
Claim emergence: Claim emergence encompasses claim frequency and claim occurrence patterns. It is based on historical trends in claims and arrears reporting.
Claim severity: Claim severity, or average loss on claims, is dependent on the dollar value of claims, losses on sales of real estate properties, administrative expenses, payment delays and sales delays. These factors are generally based on historical experience.
Economic conditions: Recent past and projected economic factors, such as unemployment rates, mortgage interest rates, and changes in house prices, affect the forecast of future claim levels.
The Provision for Claims consists of projections based on known losses and related expenses. Actual incurred amounts may not develop exactly as projected and may in fact vary significantly from the projections. Further, the projections make no provision for new classes of claims categories for which the Corporation has not accumulated sufficient historical experience.

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Provisions are reviewed and evaluated at 30 September in light of emerging claim experience and changing circumstances. The resulting changes in the estimated Provision for Claims are recorded in Net Claims in the year in which they are determined.
CMHC determines Provisions for Claims and Unearned Premiums at 31 December using valuation factors from the 30 September valuation, taking into account premiums received and claims paid in the intervening period.
Change in Provision for Claims

(in millions of dollars)	2007	2006
Balance, Beginning of Year	454	479
Impact of Increased Business Volumes	22	23
Change in Assumptions:
Claim Emergence	34	(2)
Claim Severity	(9)	(6)
Economic Conditions	(9)	21
Other	60	(61)

Balance, End of Year	552	454

The Provision for Claims is mostly affected by changes in assumptions for economic conditions. Average 5-year mortgage interest rates increased by about 40 basis points in 2007 over 2006, while the unemployment rate improved by about 30 basis points and house price inflation remained high. Changes in actuarial assumptions for claim emergence and claim severity primarily have longer term impacts.
CMHC uses Dynamic Financial Analysis (DFA) to model the impact on the Insurance Activity of adverse economic shocks, including recessions. Recessions involve a combination of adverse interest rate impacts, high unemployment rate outcomes and deteriorating house prices. The DFA analysis for CMHC’s 2008-2012 Corporate Plan shows that a 4-quarter recession beginning in 2008 would increase the Provision for Claims by $100 million by the end of the Corporate Plan horizon.
To provide a further measure of sensitivity of the change in Provision for Claims, it is estimated that for every 5% change in the estimate of future claim severity or every 5% change in the estimate of future claim frequency, the effect on Income Before Income Taxes would be an increase/decrease of approximately $20 million by the end of the Corporate Plan horizon.
These sensitivities are hypothetical and should be viewed in that light. The relationship of a change in assumption to the change in value may not be linear. Changes in one factor may result in changes in another which might magnify or counteract the sensitivities.
Insurance in Force
Under Section 11 of the NHA, the aggregate outstanding amount of mortgage insurance policies may not exceed $350 billion (2006 — $350 billion). At 31 December 2007, insurance policies in force totalled $334 billion (2006 — $291 billion).

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10. SECURITIZATION
CMHC guarantees the timely payment of principal and interest for investors in securities issued by Approved Issuers (primarily lending institutions), on the basis of housing loans through the NHA MBS program and the CMB issued by CHT.
CMHC has determined that a provision for claims on these programs is not required. This is based on historical results and program design whereby only insured mortgages are eligible for securitization.
Guarantees in Force
Under Section 15 of the NHA, the aggregate outstanding amount of principal guarantees may not exceed $350 billion (2006 — $350 billion). At 31 December 2007, guarantees in force totalled $165 billion (2006 — $129 billion) which includes $47 billion of CMHC guaranteed NHA MBS (2006 — $34 billion) and $118 billion of CMHC guaranteed CMB issued by CHT (2006 — $95 billion) as disclosed in the following table.

(in millions of dollars)	2007	2006
Par Value	118,525	95,425
Fair Value Adjustment	427	—
Unamortized Premium	146	58

	119,098	95,483
Inter-entity Elimination[1]	(1,379)	(816)

Total	117,719	94,667

1	Represents investments held by CMHC in CMB issued by CHT.
11. RETAINED EARNINGS
Earnings Set Aside for Capitalization represent the portion of cumulative Net Income generated by the Insurance Activity that has been set aside for the purposes of being consistent with capitalization guidelines developed by the Office of the Superintendent of Financial Institutions (OSFI) and is approved annually through CMHC’s Corporate Plan. Unappropriated Retained Earnings represent cumulative Net Income generated by the Insurance Activity that has not been set aside for capitalization purposes, and all of the retained earnings of the Securitization Activity.
CMHC places all other retained earnings in its Reserve for Lending. The components of this Reserve are outlined in the following table.

(in millions of dollars)	Authorized Limit	2007	2006
Reserve for New Financial Instruments Accounting Standards	50	11	21
Reserve for All Other Lending-Related Items	125	110	122

Reserve for Lending	175	121	143

CANADA MORTGAGE AND HOUSING CORPORATION     I     79
12. HOUSING PROGRAMS
CMHC receives Parliamentary Appropriations to fund the following payments, including operating costs, in support of housing programs for Canadians in need.

(in millions of dollars)	2007	2006	2005
Non-Profit Housing	618	647	586
Public Housing	491	495	483
Affordable Housing Initiative	95	167	175
Rent Supplement	150	157	142
Rural and Native Housing	134	142	151
Renovation Programs	116	121	113
On-Reserve Housing Programs	106	102	99
Urban Native Housing Program	83	91	105
Co-operative Housing	82	85	83
Limited Dividend Program	12	12	12
Research and Information Transfer	8	9	10
Other	17	21	14

Total Housing Program Expenses	1,912	2,049	1,973
Operating Costs	108	109	103

Total Appropriations	2,020	2,158	2,076

Of the total amount spent on housing programs, $1,138 million (2006 — $977 million, 2005 — $950 million) was provided in the form of contributions for programs transferred to Provinces/Territories under Social Housing Agreements (SHAs). These amounts are disclosed above based on the original allocation within the agreements which also provide that the Provinces/Territories may reallocate amounts among housing programs. The contributions to the Provinces/Territories may become repayable to CMHC if the amounts are not used in accordance with the terms and conditions of the Social Housing Agreements.
Under the SHAs, the Province/Territory assumes CMHC’s financial and other obligations with respect to these programs in exchange for a pre-determined annual contribution. The accountability framework requires the Province/Territory to provide an Annual Statement of Funding and Expenditures and an Annual Program Performance Report.
Housing Program Expenses also include related party transactions between the Government of Canada and CMHC for the reimbursement of:
•	Interest rate losses resulting from certain loans containing interest rate clauses lower than the interest cost on the related borrowings;

•	Net operating losses on certain investments in housing programs and real estate properties; and

•	Net default losses on certain loans and net disposal losses on certain investments in housing programs and real estate properties.
The following table summarizes the nature of these expenses reimbursed by the Government of Canada.

(in millions of dollars)	2007	2006	2005
Interest Rate Losses	60	67	65
Net Operating Losses	4	4	3
Net Default and Disposal Losses	3	1	1

Total	67	72	69

The reimbursement for interest rate losses is also included in Interest Earned on Loans and Investments in Housing Programs. Net operating, default and disposal losses are recorded as Due from the Government of Canada and Housing Program Expenses on an accrual basis. The reimbursement of operating costs is shown in the Consolidated Statement of Income and Comprehensive Income as Parliamentary Appropriations for Operating Expenses.

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13. DERIVATIVES
Derivatives are financial contracts whose value is derived from price movements in one or more underlying securities, indices or other instruments or derivatives. The Corporation uses derivatives (interest rate swaps, foreign currency swaps, interest rate futures and equity index futures) in connection with its risk management activities.
Interest rate swaps are transactions in which two parties exchange interest cash flows on a specified notional amount for a predetermined period based on agreed-upon fixed and floating rates. Notional amounts are not exchanged. The value of these swaps is derived from movements in interest rates. They are used to manage reinvestment risk, refinancing risk, or mismatches in the timing of receipts from assets versus payments of liabilities.
Foreign currency swaps are transactions in which two parties exchange currencies and interest cash flows on a specified notional amount for a predetermined period. The notional amount is exchanged at inception and at maturity. The value of these swaps is derived from movements in foreign exchange and interest rates. They are used to manage foreign exchange risk arising from foreign denominated debt.
Interest rate and equity index futures are contractual obligations to buy or sell a financial instrument on a future date at a specified price established by an organized financial market. The credit risk is reduced as changes in the futures’ contract value are settled daily. Futures are used to manage asset allocation in the Insurance and Securitization Activities.
The table below provides the notional amounts of the Corporation’s derivative transactions. Notional amounts, which are off-balance sheet, serve as a point of reference for calculating payments and do not represent the fair value, or the potential gain or loss associated with the credit or market risk of such instruments. CMHC and CHT have no derivatives embedded in other financial instruments (host contracts) which require separation.

		2007			2006
					Notional Amount
	Average Term	Notional	Fair Value		Hedge Accounting		Fair Value
(in millions of dollars)	to Maturity	Amount	Asset	Liability	Eligible	Ineligible	Asset	Liability
CMHC
Interest Rate Swaps	4 years	14,175	32	9	300	15,275	83	9
Foreign Currency Swaps	2 years	3,737	—	698	3,737	—	—	—
Interest Rate Futures		(58)	—	—	—	—	—	—
Equity Index Futures		—	—	—	—	—	—	—

Total CMHC		17,854	32	707	4,037	15,275	83	9
CHT
Interest Rate Swaps	3 years	118,525	613	196	95,425	—	—	—

Consolidated Total		136,379	645	903	99,462	15,275	83	9

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14. FINANCIAL INSTRUMENTS
Financial Instruments Carried at Amortized Cost
The following table outlines the fair values of financial instruments carried at amortized cost using the valuation methods and assumptions described in Note 2.

	2007		2006
		Amortized		Amortized
(in millions of dollars)	Fair Value	Cost	Fair Value	Cost
Other Loans	4,533	3,624	4,715	3,729
Investments in Housing Programs	1,711	1,073	1,839	1,140
Borrowings from the Government of Canada	6,260	4,446	6,638	4,701

Gains and Losses
The unrealized changes in fair value related to financial instruments required to be classified as HFT and designated at fair value are presented in the table below. All derivatives are required to be classified as HFT as they have not been designated as eligible hedges for accounting purposes. In addition, Securities Sold But Not Yet Purchased are required to be classified as HFT. All other financial assets and liabilities in the table below have been designated at fair value under the fair value option.

(in millions of dollars)	Required	Designated	2007	2006	2005
CMHC
Investment Securities — Designated at Fair Value	—	(11)	(11)	—	—
Loans Designated at Fair Value	—	2	2	—	—
Capital Market Borrowings	—	413	413	—	—
Securities Sold But Not Yet Purchased	(30)	—	(30)	—	3
Derivatives	(410)	—	(410)	14	18
CHT
Investment in NHA Mortgage-Backed Securities	—	421	421	—	—
Investment Securities — Designated at Fair Value	—	(1)	(1)	—	—
Securities Purchased Under Resale Agreements	—	(2)	(2)	—	—
Canada Mortgage Bonds	—	(427)	(427)	—	—
Derivatives	9	—	9	—	—

Consolidated Total	(431)	395	(36)	14	21

There has been no change in the fair value of Loans Designated at Fair Value as a result of changes in credit risk due to the fact that loans are assured the full collection of principal and interest as detailed in Note 5.

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Interest Income and Interest Expense
The following table outlines the total interest income and expense calculated using the effective interest method for instruments not designated at fair value.

	2007		2006		2005
(in millions of dollars)	Income	Expense	Income	Expense	Income	Expense
Available for Sale financial assets	448	—	421	—	370	—
Held to Maturity financial assets	116		120		63
Other Loans	240	—	269	—	280	—
Investments in Housing Programs	114	—	105	—	108	—
Securities Purchased Under Resale Agreements	2	—	2	—	11	—
Borrowings from the Government of Canada	—	416	—	434	—	451
Securities Sold Under Repurchase Agreements	—	112	—	117	—	75

Total Interest Income / Expense	920	528	917	551	832	526

Classification of Financial Instruments
The following is a breakdown of Cash and Cash Equivalents and Securities Purchased Under Resale Agreements by Financial Instrument classification:

	2007				2006
	Designated at	Available	Held to		Amortized
(in millions of dollars)	Fair Value	for Sale	Maturity	Total	Cost
Cash and Cash Equivalents
CMHC	41	389	1,046	1,476	3,300
CHT	1,995	—	—	1,995	5,153
Securities Purchased Under Resale Agreements
CMHC	1,340	—	—	1,340	423
CHT	20,033	—	—	20,033	10,867

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15. MARKET RISK
Market risk is the risk of adverse financial impact arising from changes in underlying market factors, including interest rates, foreign exchange rates, and equity prices.
Interest Rate Risk
Interest rate risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market interest rates.
The investment portfolios for the Insurance and Securitization Activities are managed taking into consideration the liability profile and limiting price sensitivity to interest rate changes relative to benchmark indices and by appropriate asset diversification. Interest rate risk associated with the Lending Activity is managed through asset and liability matching, hedging and capital market strategies.
Some of CMHC’s Loans and Investments in Housing Programs contain prepayment and/or repricing options. As CMHC does not have the right to prepay its Borrowings from the Government of Canada without penalty, it is exposed to interest rate risk.
Currency Risk
Currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates.
All currency exposure arising from foreign denominated debt issuance is hedged in accordance with Corporate policy. As part of its Strategic Asset Allocation policy, the Corporation has assumed currency exposure to further its Insurance and Securitization investment portfolio diversification.
Other Price Risk
This is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices. CMHC is exposed to other price risk through fluctuations in prices of equity investments. The majority of investment assets are actively managed against selected benchmarks derived from a strategic asset allocation. CMHC limits its exposure by using tolerance ranges around the benchmarks for various diversification and exposure measures.
Sensitivity Analysis
Value at Risk: Market risk for AFS financial assets is evaluated through the use of a Value at Risk (VaR) model. VaR measures the worst market loss expected over a specified holding period with a given level of confidence. The following table shows the VaR for the Insurance and Securitization investment portfolios, with a 95% confidence level over a two-week holding period as at 31 December. The analysis was based on one-year historical data of prices, volatilities and correlations of the various bond and equity markets.
Maximum Exposure: The financial instruments Designated at Fair Value and classified as HFT in the Lending Activity portfolio are exposed to interest rate movements. The following table shows the maximum exposure of the Lending Activity portfolio’s net interest margin to interest rate movements with a 95% confidence over a one year period as at 31 December. The maximum exposure is limited by CMHC policy to $1.5 million.

	2007		2006
		Other		Other
	Net	Comprehensive	Net	Comprehensive
(in millions of dollars)	Income	Income	Income	Income
Value at Risk	N/A	124	N/A	N/A
Maximum Exposure	—	N/A	—	N/A

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16. CREDIT RISK
Credit risk is the risk of loss arising from a counterparty’s inability to fulfill its contractual obligations. CMHC is exposed to credit risk from various sources, including directly from its investment, lending and derivative transactions and indirectly from potential claims arising from the Insurance and Securitization Activities.
Credit risk associated with the Corporation’s investments and derivatives is managed through the implementation of policies which include counterparty credit limits and diversification of credit risk. CHT only holds investment instruments rated R-1 high or AAA by DBRS.
Maximum Exposure to Credit Risk
CMHC’s maximum exposure to credit risk is the carrying amount of assets held on the Consolidated Balance Sheet. The actual exposure to credit risk is less than this in most cases.
Securities Purchased Under Resale Agreements: By their nature these balances have a low credit risk as they are largely secured by obtaining collateral from counterparties. Collateral agreements provide for the posting of collateral by the counterparty when CMHC’s exposure to that entity exceeds a certain threshold. The fair value of collateral held by CMHC as at 31 December 2007 totalled $5 million (2006 — $13 million).
Derivatives: CMHC limits its credit risk associated with derivative transacting by dealing with swap counterparties whose credit ratings are in accordance with Department of Finance guidelines, and through the use of master netting agreements for derivatives which have been entered into with all counterparties. The master netting agreements do not qualify for offset, but give CMHC a legally enforceable right to net the receivables and payables with the same counterparty.
The following table presents the credit exposure of the derivatives by term to maturity.

					Potential	Total Credit
	Replacement Value[1]				Future	Exposure
	Within	1 to 3	3 to 5	Over 5	Credit
(in millions of dollars)	1 Year	Years	Years	Years	Exposure[2]	2007	2006
CMHC
Interest Rate Swaps	2	18	24	30	35	109	121
Foreign Currency Swaps	—	—	—	—	—	—	106

Total CMHC	2	18	24	30	35	109	227
CHT
Interest Rate Swaps	108	199	305	—	362	974	1,122

Consolidated Total	110	217	329	30	397	1,083	1,349

1	Represents the total current fair value of all outstanding contracts with a positive fair value, before factoring in the impact of master netting agreements.

2	Represents an add-on that is an estimate of the potential change in the market value of the transaction up to maturity which is calculated in relation to the notional principal of the contracts by applying factors consistent with guidelines issued by the Office of the Superintendent of Financial Institutions.
CHT Risks
CHT enters into swap agreements to manage the risk that the interest earned on its investments may not be sufficient to meet its CMB obligations. With these swaps, all interest payments to CHT, net of its expenses, are paid to the swap counterparties from which CHT receives payments equal to the interest it is required to pay on the CMB. CHT is exposed to credit-related losses in the event of non-performance by the swap counterparties. CMHC mitigates this risk by requiring that CHT only transact with swap counterparties of high creditworthiness, that collateralization occurs in the event that swap counterparty credit ratings fall, and that all investments are rated R-1 (High) or AAA. CHT also mitigates risk through collateralization in the event of swap counterparties rated less than AA-. CHT is assured full collection of principal and interest on its Investments in NHA MBS through CMHC’s guarantee of timely payment of principal and interest. The fair value of collateral held by CHT as at 31 December 2007 totalled $10 million (2006 — $68 million).

CANADA MORTGAGE AND HOUSING CORPORATION     I     85
17. LIQUIDITY RISK
Liquidity risk is the risk that CMHC and CHT will encounter difficulty in meeting obligations associated with financial liabilities.
The Corporation has a liquidity risk policy which includes appropriate limits to ensure sufficient resources to meet current and projected cash requirements. In the normal course of business activities, the Corporation’s commercial paper program provides liquidity to meet cash requirements on a daily basis. Further sources of liquidity associated with this policy include overdraft facilities, lines of credit and cash and short-term investments in marketable securities.
The following table presents the cash flows payable by CMHC and CHT under non-derivative financial liabilities by remaining contractual maturities. The amounts disclosed are undiscounted contractual cash flows.

	Within	1 to 3	3 to 12	1 to 5	Over 5
(in millions of dollars)	1 Month	Months	Months	Years	Years	2007	2006
Canada Mortgage Bonds	—	7,040	18,204	109,574	—	134,818	107,892
Capital Market Borrowings	501	702	2,533	4,419	1,952	10,107	10,246
Borrowings from the Government of Canada	—	144	468	2,287	6,224	9,123	9,916
Securities Sold Under Repurchase Agreements	1,050	—	—	—	—	1,050	2,873
Other Financial Liabilities	—	—	50	1,482	42	1,574	467

Total	1,551	7,886	21,255	117,762	8,218	156,672	131,394

Lines of Credit
At 31 December 2007, CMHC had $100 million (2006 — $100 million) of overnight overdraft facility available with its banker that had not been drawn. In addition, CMHC had $450 million (2006 — $450 million) in unused, uncommitted lines of credit. The lines of credit provide for loans based on Canadian prime rate and have no expiry date. During the year, CMHC has not drawn from these lines of credit.
18. EMPLOYEE FUTURE BENEFITS
CMHC provides a defined benefit pension plan, a supplemental pension plan and other post-employment benefits.
The accrued benefit asset for the defined benefit pension plan is included in Accounts Receivable and Other Assets. The total accrued benefit liability for the supplemental pension plan and for the other post-employment benefits is included in Accounts Payable and Other Liabilities. The net benefit plan cost recognized is included in Operating Expenses.
Other post-employment benefits were amended to increase benefits which resulted in $16 million of past service costs at 31 December 2007.
Total cash payments for employee future benefits were $16 million (2006 — $9 million, 2005 — $9 million). They include contributions by CMHC to its defined benefit pension plan and payments for the unfunded supplemental pension plan. Also therein are disbursements for other post-employment benefits, which consist of payments to a third-party service provider on behalf of retired employees and payments made directly to employees, their beneficiaries or estates.

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Information about the employee future benefits is as follows:

			Other Post-
	Pension Plans		Employment Benefits
(in millions of dollars)	2007	2006	2007	2006
Accrued Benefit Obligation
Balance, Beginning of Year	1,154	1,112	130	122
Current Service Cost	24	22	3	3
Employees’ Contributions	5	5	—	—
Interest Cost	58	56	7	6
Benefits Paid	(55)	(52)	(4)	(3)
Actuarial Loss (Gain)	62	11	(4)	(1)
Plan Amendments	—	—	16	3

Balance, End of Year	1,248	1,154	148	130

Fair Value of Plan Assets
Balance, Beginning of Year	1,257	1,139	—	—
Actual Return on Plan Assets	74	159	—	—
Employer’s Contributions	12	6	4	3
Employees’ Contributions	5	5	—	—
Benefits Paid	(55)	(52)	(4)	(3)

Balance, End of Year	1,293	1,257	—	—

Funded Status — Plan Surplus (Deficit)	45	103	(148)	(130)
Unamortized Net Actuarial Loss	92	36	25	31
Unamortized Past Service Costs	35	44	19	3
Unamortized Transitional Obligation (Asset)	(89)	(120)	21	24

Accrued Benefit Asset (Liability)	83	63	(83)	(72)

Included in pension plans are the following amounts in respect of an unfunded supplemental pension plan.

	Supplemental
	Pension Plan
(in millions of dollars)	2007	2006
Fair Value of Plan Assets	—	—
Accrued Benefit Obligation	31	30

Funded Status — Plan Deficit	31	30

The most recent actuarial valuation for funding purposes was done 31 December 2007, and the next regularly scheduled valuation will be no later than 31 December 2010.

CANADA MORTGAGE AND HOUSING CORPORATION     I     87
The plan assets and the accrued benefit obligation were measured for accounting purposes as at 31 December 2007. In performing this measurement, the following assumptions were adopted:

	2007	2006
Accrued Benefit Obligation:
Discount Rate	5.25%	5.00%
Rate of Compensation Increase	3.00%	2.50%
Benefit Costs:
Discount Rate	5.00%	5.00%
Rate of Compensation Increase	2.50%	2.50%
Long-Term Rate of Return on Plan Assets	5.50%	5.50%
Average Remaining Service Period for Pension Plans	10 years	10 years
Average Remaining Service Period for Other Post-employment Benefits	12 years	12 years

An 8.3% (2006 — 8.9%) increase in health care costs was assumed for 2007, with 0.4% (2006 — 0.4%) average decreases per year thereafter to an ultimate trend rate of 5.1% which is expected to be achieved by 2015.
The following table shows the impact of changes in the assumptions.

	Increase	Increase
	(Decrease) in	(Decrease) in
	Accrued Benefit	Net Benefit
(in millions of dollars)	Obligation	Costs
0.5% Increase/Decrease in Discount Rate	(92)/98	(3)/6
0.5% Increase/Decrease in Rate of Compensation Increase	14/(14)	2/(2)
0.5% Increase/Decrease in Long-Term Rate of Return on Plan Assets	—	(6)/6
1.00% Increase/Decrease in Health Care Cost Trend Rates	18/(14)	3/(2)

88     I     CANADA MORTGAGE AND HOUSING CORPORATION
CMHC’s annual net benefit plan costs are as follows:

					Other Post-
	Pension Plans			Employment Benefits
(in millions of dollars)	2007	2006	2005	2007	2006	2005
Costs Incurred During the Year
Current Service Cost, Net of Employees’ Contributions	24	22	18	3	3	2
Interest Cost	58	56	56	7	6	6
Actual Return on Plan Assets	(74)	(159)	(137)	—	—	—
Actuarial (Gain) Loss on Accrued Benefit Obligation	62	11	100	(4)	(1)	19
Plan Amendments	—	—	—	16	3	—

Total Costs before Adjustments	70	(70)	37	22	11	27

Adjustments to Recognize the Long-term Nature of Employee Future Benefit Costs
Difference between Expected and Actual Return on Plan Assets	6	98	78	—	—	—
Difference between Actuarial (Gain) Loss Recognized and Actual Actuarial (Gain) Loss on Accrued Benefit Obligation	(62)	(11)	(100)	6	3	(18)
Amortization of Past Service Costs	9	9	9	—	—	—
Amortization of the Transitional Obligation (Asset)	(30)	(30)	(30)	3	3	3
Plan Amendments	—	—	—	(16)	(3)	—

Total Adjustments	(77)	66	(43)	(7)	3	(15)

Net Benefit Plan Cost (Revenue) Recognized	(7)	(4)	(6)	15	14	12

Information on the defined benefit pension plan assets is as follows:

	Percentage of Fair Value of
	Total Plan Assets
Category of Plan Assets	2007	2006
Short-term Investments[1]	1.19%	1.35%
Bonds and Debentures[2]	23.19%	20.08%
Equities	61.01%	64.64%
Real Return Securities[3]	2.51%	4.24%
Real Estate	12.10%	9.69%

Total	100.00%	100.00%

1	Includes $8 million (2006 — nil) in its related parties.

2	Includes $29 million (2006 — $17 million) in CMHC and $57 million (2006 — $62 million) in its related parties.

3	Includes $32 million (2006 — $33 million) in CMHC related parties.
The interest paid by CMHC to the pension plan amounted to $1 million in 2007 (2006 — $1 million, 2005 — $1 million). In 2007, there was a net charge in the amount of $3 million (2006 — $3 million, 2005 — $4 million) from CMHC to the pension plans for administrative services.

CANADA MORTGAGE AND HOUSING CORPORATION     I     89
19. SEGMENTED INFORMATION
As described in Note 1, the consolidated financial results include the accounts of CMHC’s four activities (Insurance, Securitization, Housing Programs and Lending Activity), each of which provides different programs in support of CMHC’s objectives, and the Canada Housing Trust. The financial results of each activity are determined using the accounting policies described in Note 2. The Lending Activity includes certain corporate items that are not allocated to each activity. The Housing Program Activity includes reimbursements to the Lending Activity as described in Note 12. These reimbursements are not eliminated in the table below.

									Canada		Elimination of
					Housing				Housing		Inter-Segment
	Insurance		Securitization		Programs		Lending		Trust		Items		Total
(in millions of dollars)	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006	2007	2006
REVENUES
Interest Income from NHA MBS	–	–	–	–	–	–	–	–	3,793	2,860	–	–	3,793	2,860
Interest Income from Investment Securities	633	674	21	19	–	–	102	66	906	539	(46)	(26)	1,616	1,272
Interest Earned on Loans and Investments in Housing Programs	–	–	–	–	–	–	756	799	–	–	–	–	756	799
Gains (Losses) from Financial Instruments Designated at Fair Value	4	–	–	–	–	–	(20)	–	–	–	9	–	(7)	–
Realized Gains (Losses) on Available for Sale Financial Instruments	89	–	3	–	–	–	–	–	–	–	–	–	92	–
Premiums, Fees, Parliamentary Appropriations and Other Income	1,348	1,184	65	49	2,020	2,158	(3)	11	140	99	(74)	(54)	3,496	3,447

	2,074	1,858	89	68	2,020	2,158	835	876	4,839	3,498	(111)	(80)	9,746	8,378
EXPENSES
Interest Expense	110	116	–	–	–	–	842	858	4,692	3,392	(46)	(26)	5,598	4,340
Operating Expenses	145	116	4	3	108	109	17	18	147	106	(74)	(54)	347	298
Housing Programs and Net Claims	315	209	–	–	1,912	2,049	–	–	–	–	–	–	2,227	2,258

	570	441	4	3	2,020	2,158	859	876	4,839	3,498	(120)	(80)	8,172	6,896
Income Taxes	482	436	27	20	–	–	(5)	–	–	–	–	–	504	456

NET INCOME	1,022	981	58	45	–	–	(19)	–	–	–	9	–	1,070	1,026

ASSETS
Investment in NHA MBS	–	–	–	–	–	–	–	–	96,023	76,599	–	–	96,023	76,599
Investment Securities:		9,834		392				630	–	2,902	–	(816)	–	12,942
Designated at Fair Value	–	–	–	–	–	–	980	–	1,106	–	–	–	2,086	–
Available for Sale	11,584	–	518	–	–	–	–	–	–	–	(1,379)	–	10,723	–
Held to Maturity	69	–	–	–	–	–	–	–	–	–	–	–	69	–
Loans and Investments in Housing Programs:	–	–	–	–	–	–	–	12,706	–	–	–	–	–	12,706
Loans Designated at Fair Value	–	–	–	–	–	–	7,644	–	–	–	–	–	7,644	–
Other Loans	–	–	–	–	–	–	3,624	–	–	–	–	–	3,624	–
Investments in Housing Programs	–	–	–	–	–	–	1,073	–	–	–	–	–	1,073	–
Other Assets	1,770	3,546	53	45	–	–	2,153	1,461	22,993	16,944	(43)	(25)	26,926	21,971

	13,423	13,380	571	437	–	–	15,474	14,797	120,122	96,445	(1,422)	(841)	148,168	124,218
LIABILITIES
Canada Mortgage Bonds	–	–	–	–	–	–	–	–	119,098	95,483	(1,379)	(816)	117,719	94,667
Capital Market Borrowings	–	–	–	–	–	–	8,296	8,625	–	–	(1)	–	8,295	8,625
Unearned Premiums and Fees	5,142	4,754	244	180	–	–	–	–	–	–	–	–	5,386	4,934
Borrowings from the Government of Canada	–	–	–	–	–	–	4,446	4,701	–	–	–	–	4,446	4,701
Other Liabilities	1,751	3,582	12	15	–	–	2,586	1,303	1,024	962	(45)	(25)	5,328	5,837

	6,893	8,336	256	195	–	–	15,328	14,629	120,122	96,445	(1,425)	(841)	141,174	118,764
EQUITY OF CANADA	6,530	5,044	315	242	–	–	146	168	–	–	3	–	6,994	5,454

90     I     CANADA MORTGAGE AND HOUSING CORPORATION
20. RELATED PARTY TRANSACTIONS
The Corporation is related in terms of common ownership to all Government of Canada departments, agencies and Crown corporations. CMHC enters into transactions with certain of these entities in the normal course of business. These transactions are recorded at the exchange amount, which is the amount agreed to by the related parties. All material related party transactions are either disclosed below or in relevant notes.
a)	In addition to the Investment Securities disclosed in Note 4, CMHC and CHT hold cash equivalents issued or guaranteed by the Government of Canada of $350 million (2006 — $52 million) and $1,266 million (2006 — $3,049 million) respectively. These cash equivalents resulted in investment income of $12 million (2006 — $13 million, 2005 — $12 million) for CMHC and $108 million (2006 — $60 million, 2005 — $45 million) for CHT. Accrued Interest Receivable on these cash equivalents is nil (2006 — nil) for CMHC and $4 million (2006 — $10 million) for CHT.

b)	CMHC pays the Government of Canada fees in recognition of the Government’s financial backing of the Insurance and Securitization Activities. The fees, which are recorded in Other Income, amounted to $5 million (2006 — $4 million, 2005 — $3 million) for Securitization and nil (2006 — nil, 2005 — nil) for the Insurance Activity. The fee for the Insurance Activity is nil because CMHC’s Earnings Set Aside for Capitalization equal 100% of its target capital level calculated in accordance with guidelines set out by OSFI.

c)	In exchange for real estate transferred to Canada Lands Company Limited in 1998 and 1999, CMHC holds notes receivable of $44 million (2006 — $44 million) including accrued interest at 7.35% due by 2014 recorded in Other Loans.
21. COMMITMENTS AND CONTINGENT LIABILITIES
a)	Commitments outstanding for Loans and Investments in Housing Programs, net of forgiveness, amounted to $279 million at 31 December 2007 (2006 — $359 million) and are normally advanced within a two-year period.

b)	Commitments outstanding for advances to mortgage insured assisted housing projects in financial difficulty amounted to $57 million at 31 December 2007 (2006 — $59 million) and are normally advanced within a ten-year period.

c)	Total remaining contractual financial obligations for Housing Programs extend for periods up to 32 years (2006 — 33 years).
Estimated obligations are as follows:

						2013 and
(in millions of dollars)	2008	2009	2010	2011	2012	Thereafter
	1,786	1,696	1,666	1,651	1,634	17,841

d)	In addition to the lines of credit disclosed in Note 7, CMHC has a $63 million (2006 — $62 million) letter of credit outstanding.

e)	There are legal claims of $6 million (2006 — $12 million) against CMHC. Due to the uncertainty of the outcome of these claims, no provision for loss has been recorded.
22. COMPARATIVE FIGURES
Comparative figures have been reclassified to conform to the 2007 financial statement presentation.

CANADA MORTGAGE AND HOUSING CORPORATION     I     91
GLOSSARY
Financial Terms
Asset-backed commercial paper (ABCP): A type of corporate short-term debt with a term to maturity of no more than nine months, and generally less than 45 days. The notes are typically backed by financial assets such as trade receivables, auto and equipment loans, and mortgages.
Basel II: Basel II is the 1988 Basel Capital Accord with considerably more sophistication and wider reach. At a high level, Basel II aims to align the minimum regulatory capital of a bank with its financial and non-financial risk profile, while taking into account the effectiveness of the corresponding risk management practices. There are three mutually-reinforcing pillars: minimum capital requirements, supervisory review and market discipline.
Commercial paper: A type of corporate short-term borrowing with a term to maturity of up to one year.
Dynamic Financial Analysis (DFA): A systematic and holistic approach to financial modeling and sensitivity analysis for assets and liabilities that projects financial results under a variety of possible scenarios, showing how outcomes might be affected by changing business and economic conditions.
Hedging: A risk management strategy used to manage interest rate or foreign exchange exposures arising from the normal course of business operations.
Loan-to-Value Ratio: The ratio of the loan to the appraised value, purchase price or other value ascribed to the property.
Securitization: The process of converting loans or other assets into financial securities which are sold into the capital markets, providing investors with an interest in the pool of loans or assets underlying the security.
Swap: A form of derivative, an interest rate swap is a contractual agreement between two parties to exchange a series of cash flows, generally exchanging fixed and floating rate interest payments based on a notional principal amount in a single currency. In the case of a currency swap, principal amounts and fixed and floating rate interest payments are exchanged in different currencies. Swaps are generally used to reduce or eliminate interest rate risk or foreign exchange risk.
CMHC Terms
Canada Mortgage Bond (CMB): A bond with a semi-annual coupon, at fixed or floating rate, that pays principal at maturity. It is issued by the Canada Housing Trust (CHT).
Charrettes: These are workshops organized to explore important design and development issues in support of sustainable communities and housing. They bring architects, energy simulation engineers and other community development groups or experts, to challenge the usual development process and to address the environmental, social and economic sustainability of development.
CMHC Affordable Housing Centre: CMHC’s centre of excellence for information, guidance and other tools to facilitate the production of affordable housing by non-profit organizations, private sector proponents and others.
Core Housing Need Households: Households that occupy housing that falls below any of the dwelling adequacy, suitability or affordability standards, and which would have to spend 30 per cent or more of their before-tax income to pay for the median rent of alternative local market housing that meets all three standards, are said to be in core housing need.
emili: An on-line automated mortgage insurance risk and approval system developed by CMHC. It provides virtually instantaneous assessment of mortgage loan insurance applications.
Federal Co-operative Housing Stabilization Fund (FCHSF): FCHSF was established by an Indenture of Trust on April 12, 1989. The main goals of the FCHSF are to: help prevent claims against CMHC mortgage insurance where projects are experiencing temporary financial problems; promote ongoing viability of projects; provide assistance by way of loans to these projects; and extend assistance to all eligible co-operatives without discrimination to the extent funds are available from the Trust.
Housing Quality Initiative (HQI): CMHC delivers tailored training sessions to selected First Nations on client counselling, property management, home maintenance, arrears management, indoor air quality and other topics. The initiative also prepares Aboriginal trainers to deliver the sessions on a continuing basis.
Multi-seller Pool Structure: The NHA MBS program processes pools of residential mortgages issued by Approved Lenders. The current pool structure calls for one Approved Lender (seller) for each individual pool. If feasible, future pool structure may allow for more than one Approved Lender (multiple sellers) to back the same individual pool.

92     I     CANADA MORTGAGE AND HOUSING CORPORATION
National Housing Act Mortgage-Backed Securities (NHA MBS):
A security which represents an undivided interest in a pool of residential mortgages insured under the NHA and which has the full guarantee of the Government of Canada. The principal and interest paid by borrowers on the mortgages in an NHA MBS pool are paid to investors monthly. These payments can vary from month to month if, for example, borrowers make unscheduled payments, such as advance payments of principal on a mortgage. Securities under the NHA MBS program are issued by Approved Issuers (primarily lending institutions).
Renovation Programs: Programs that help low-income households, landlords, persons with disabilities and Aboriginal people bring their homes up to minimum health and safety standards. CMHC’s suite of renovation programs include:
Residential Rehabilitation and Assistance Program (RRAP): A program which provides financial assistance to low-income households who live on- and off-reserve to enable them to repair their homes, as well as to assist landlords to repair rental dwellings.
Shelter Enhancement Program (SEP): A program which provides financial assistance to repair; rehabilitate and improve existing shelters, both on- and off-reserve, for women, children and youth who are victims of family violence. The program also assists in the acquisition or construction of new shelters and second stage housing.
Emergency Repair Program (ERP): A program which provides financial assistance to low-income homeowners or occupants in rural areas to undertake emergency repairs required for the continued safe occupancy of their house.
Home Adaptations for Seniors’ Independence (HASI): A program which provides financial assistance to low-income seniors to carry out minor adaptations to assist them to live independently in their own homes.

CANADA MORTGAGE AND HOUSING CORPORATION      I     93
DEFINITIONS OF SELECT CMHC
PERFORMANCE MEASURES BY OBJECTIVE
OBJECTIVE 1: HELP CANADIANS IN NEED
Measure	Definition

Housing program expenses	Expenses primarily related to social housing programs. These programs include: the Public Housing Program, Non-Profit Housing Program, Rent Supplement Program, the Rural and Native Housing Program, the Urban Native Housing Program and the Co-operative Housing Program. New commitments under these programs ceased in 1993, except for the Non-Profit Housing Program on-reserve. Also includes expenditures under the Affordable Housing Initiative, CMHC’s renovation programs, and CMHC’s research and export promotion activities.

Affordable housing units facilitated by CMHC’s Affordable Housing Centre	Affordable housing units for which project sponsors have been provided with Seed Funding or Proposal Development Funding, and/or CMHC’s Affordable Housing Centre staff have provided advice in the development of these units.

Affordable housing units facilitated through CMHC mortgage loan insurance flexibilities	CMHC mortgage loan insurance is provided under more flexible underwriting criteria for both homeownership and rental units that meet affordability and other criteria. For rental units, the mortgage loan insurance premium may be waived.

Commitment to Housing Internship Initiative for First Nations and Inuit Youth (HIIFNY)	This initiative involves CMHC funding for wage subsidies to employ out-of-school and unemployed Aboriginal youth between the ages of 15—30 living on-reserve or in Inuit communities, in housing- related work or on-the-job training.

% of delivery of on-reserve programs and services through First Nation or Aboriginal organizations	% of CMHC Aboriginal housing programs and services provided by Aboriginal contractors or organizations.

Calculated as the average of the following:

a) % of RRAP accounts delivered by Aboriginal organizations based on number of units;

b) % of Section 95 commitment inspections and Physical Condition Reviews carried out under the Native Inspection Services Initiative based on number of units;

c) % of Aboriginal Capacity Development service contract dollars paid to Aboriginal service providers.

Homeowner units insured or facilitated through the adoption of market-based housing finance tools	Homeownership units where CMHC can demonstrate it was instrumental in facilitating. Where financing is required, homeownership loans are generally are insured by CMHC with a Ministerial Loan Guarantee (MLG), however, there may loans insured without MLG. Financing may also have been provided without loan default insurance.
OBJECTIVE 2: FACILITATE ACCESS TO MORE AFFORDABLE, BETTER QUALITY HOUSING FOR ALL CANADIANS

Total mortgage loan insurance approved in units	Includes loans for both homeownership and rental units as well as portfolio insurance.

Operating expense ratio for mortgage loan insurance (%)	The ratio of operating expenses to total premiums and fees revenue earned.

(Operating expenses) / (earned premiums + fees) *100

Annual securities guaranteed	Mortgage-Backed Securities (MBS) issued directly into capital market plus Canada Mortgage Bonds issued for the year.

Operating expense ratio for securitization (%)	The ratio of operating expenses to revenue earned.

(Operating expenses + Canada Mortgage Bonds related expenses)/
(guarantee fees earned + application and compensatory fees earned + Financial Services Advisors fees earned from Canada Housing Trusts) *100

Forecast accuracy of housing starts (%)	The difference expressed as % between CMHC’s initial starts forecast for Canada and the actual annual starts for the same year.

Ranking of housing starts forecast accuracy among forecasters	Ranking of the accuracy of CMHC’s annual housing starts forecast amongst other industry forecasters where 1 is the most accurate forecast.
OBJECTIVE 3: ENSURE THE CANADIAN HOUSING SYSTEM REMAINS ONE OF THE BEST IN THE WORLD

Revenue from selling CMHC’s expertise abroad	CMHC provides consulting services with respect to a wide range of housing matters, in particular, mortgage loan insurance and housing finance for which it earns revenues from both public and private international clients.

94     I     CANADA MORTGAGE AND HOUSING CORPORATION
CMHC BOARD OF DIRECTORS
(as at December 31, 2007)
Dino Chiesa, Chairperson of the Board
Principal, Chiesa Group, Toronto, ON
Mr. Chiesa was appointed Chairperson of the Board of Directors in March 2005. He is Principal, Chiesa Group commercial property investors, and Vice-Chair of the Board of Trustees of the Canadian Apartment Properties Real Estate Investment Trust (CAP REIT). Prior to this, he was the Assistant Deputy Minister of Ontario’s Ministry of Municipal Affairs and Housing, CEO of the Ontario Housing Corporation and Ontario Mortgage Corporation, and was an employee of CMHC from 1975 to 1987. Mr. Chiesa has been a member of the Board since June 2001.
Karen Kinsley, ca
President and Chief Executive Officer, CMHC, Ottawa, ON
Ms. Kinsley is a chartered accountant and joined CMHC in 1987. She has held a variety of positions in management, including Chief Financial Officer, Vice-President, Corporate Services, and Vice-President, Insurance and Securitization. She was appointed President and Chief Executive Officer in June 2003.
Harold Calla, cga, cafm
Chair, First Nations Financial Management Board,
Vancouver, BC
Mr. Calla serves as Chairperson of the First Nations Financial Management Board and as a member of the First Nations Advisory Committee on Taxation. He also serves as Director on the Board of Partnerships British Columbia. He was appointed to the Board in June 2005.
Hugh Heron
President, Heathwood Homes and
Heron Homes, Schomberg, ON
Mr. Heron is Principal of the Heron Group of Companies and President, Heathwood Homes and Heron Homes. He is a past president of both the Greater Toronto and Ontario Home Builders’ Association. Mr. Heron is a frequent spokesperson and a regular contributor to numerous industry publications. He was appointed to the Board in June 2001.
Sophie Joncas, ca
Chartered Accountant, Longueuil, QC
Ms. Joncas is a chartered accountant in private practice. She is a member of the continuing education committee of the Ordre des comptables agréés du Québec (OCAQ). She has also developed and taught courses on governance and on the role of the audit committee for the OCAQ. She was appointed to the Board in August 2001.
E. Anne MacDonald, ba, llb
Lawyer, Pictou, NS
Mrs. MacDonald has operated a general law practice in the Town of Pictou since 1979. She was the solicitor for the Town of Pictou for 25 years and assisted the town in acquiring and managing its real estate properties. She actively participates in and supports numerous community organizations and charities. She was appointed to the Board in September 2007.
James A. Millar
Associate, Sussex Circle, Ottawa, ON
Mr. Millar, a career public servant, worked in several government departments, including the Privy Council Office, Manpower and Immigration, the Public Service Commission, and Transport Canada. He joined CMHC in 1998. He retired from CMHC in 2004 as Vice-President, Risk Management and Communications. He was appointed to the Board in April 2007.
Gary P. Mooney
President and Chief Executive Officer,
Fidelity National Financial, Mississauga, ON
Mr. Mooney is President and Chief Executive Officer of Fidelity National Financial, a Mississauga-based title insurance company. He is also a senior partner with the law firm Anderson, Sinclair. He was appointed to the Board in June 2005.
Joel Teal
President, Dundee Developments/
Homes by Dundee, Saskatoon, SK
Mr. Teal is President, Dundee Developments/Homes by Dundee, and is Chair of the Board of the Saskatchewan Blue Cross. He began his career with CMHC, where he held several management positions in Saskatoon, Regina, Hamilton and Ottawa. He previously served as a member of CMHC’s Board of Directors from 1985 to 1991. He was appointed to the Board in October 2006.
Alexander Werzberger
President, Traklin Group, Montreal, QC
Mr. Werzberger is by profession a builder and land developer. He is President of the Traklin Group and has built numerous residential buildings and commercial facilities. He has served on the Board of Directors of various organizations, including the National Executive Committee of the Canadian Jewish Congress and the Association provinciale des constructeurs d’habitations du Québec. He was appointed to the Board in April 2005.

CANADA MORTGAGE AND HOUSING CORPORATION     I     95
CMHC MANAGEMENT
Karen Kinsley
President and Chief Executive Officer
NATIONAL OFFICE
Anthea English
Vice-President, Corporate Services and Chief Financial Officer
Mark McInnis
Vice-President, Insurance Underwriting, Servicing and Policy
Sharon Matthews
Vice-President, Assisted Housing
Pierre Serré
Vice-President, Insurance Product and Business Development
Douglas Stewart
Vice-President, Policy and Planning
Gail Tolley
Vice-President, Human Resources
Charles Chenard
Executive Director, Corporate Marketing
Pierre David
Executive Director, CMHC International
Anne Dawson
Executive Director, Communications
Gilles Proulx
Executive Director, Risk Management and Investments
Serge Gaudet
Director, Audit and Evaluation Services
Douglas Tyler
General Counsel
Luc Fournier
Corporate Secretary
REGIONAL BUSINESS CENTRES
Carolyn Kavanagh
General Manager, Atlantic Business Centre
Sylvie Crispo
General Manager, Quebec Business Centre
Peter Friedmann
General Manager, Ontario Business Centre, and Managing Director, Securitization
Trevor Gloyn
General Manager, Prairie and Territories Business Centre
Nelson Merizzi
General Manager, British Columbia Business Centre

96      I      CANADA MORTGAGE AND HOUSING CORPORATION
CMHC OFFICES
NATIONAL OFFICE
700 Montreal Road
Ottawa, Ontario
Canada, K1A 0P7
(613) 748-2000
REGIONAL BUSINESS CENTRES
Atlantic
1894 Barrington Street, 9th Floor
Halifax, Nova Scotia, B3J 2A8
(902) 426-3530
Quebec
1100 René-Lévesque Blvd West, 1st Floor
Montreal, Quebec, H3B 5J7
(514) 283-2222
Ontario
100 Sheppard Avenue East, Suite 300
Toronto, Ontario, M2N 6Z1
(416) 221-2642
Prairie and Territories
1000 — 7th Avenue SW, Suite 200
Calgary, Alberta,T2P 5L5
(403) 515-3000
British Columbia
1111 West Georgia Street, Suite 200
Vancouver, British Columbia,V6E 4S4
(604) 731-5733
OTHER KEY CONTACT NUMBERS
CMHC International
(613) 748-2461
Northern Housing Centre
(403) 515-3000
NHA Mortgage-Backed Securities
securitization@cmhc.ca
(416) 250-2700
Market Analysis Housing Market Information
http://www.cmhc-schl.gc.ca/en/hoficlincl/homain/index.cfm
market_analysis_centre@cmhc.ca
1-800-668-2642
TO ORDER ADDITIONAL COPIES
OF THE ANNUAL REPORT
1-800-668-2642
CMHC ON THE INTERNET
www.cmhc.ca

© 2008 Canada Mortgage and Housing Corporation
Cat. no.: NHI-I/2007E-PDF
ISBN: 978-0-662-48415-8
Printed in Canada